Filed Pursuant to Rule 424(b)(5)
Registration No. 333-283507

PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 11, 2024)

Up to $14,000,000
Ordinary Shares Represented by American Depositary Shares

We have entered into an At The Market Offering Agreement dated as of December 16, 2024 (the “Sales Agreement”) with H.C. Wainwright & Co., LLC (the “Sales Agent” or “Wainwright”), relating to the sale of our american depositary shares, or ADSs, representing ordinary shares, par value £0.0001 per share, or Ordinary Shares, offered by this prospectus supplement and the accompanying prospectus. Each ADS represents two hundred (200) of our Ordinary Shares. In accordance with the terms of the Sales Agreement, we may offer and sell shares of our ADSs having an aggregate offering price of up to $14 million from time to time through Wainwright acting as our sales agent.

Sales of ADSs, if any, under this prospectus supplement and the accompanying prospectus may be made in transactions that are deemed to be “at-the-market” offerings as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on or through The Nasdaq Capital Market LLC ( “Nasdaq”), the existing trading market for our ADSs, or any other existing trading market in the Unites States for our ADSs, sales made to or through a market maker other than on an exchange or otherwise, directly to the Sales Agent as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or in any other method permitted by law. Wainwright is not required to sell any specific number or dollar amount of ADSs, but will act as sales agent on a commercially reasonable efforts basis consistent with its normal trading and sales practices. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

We will pay Wainwright a commission of 3.0% of the gross sales price per ADS issued by us and sold through it as our sales agent under the Sales Agreement. In connection with the sale of ADSs on our behalf, Wainwright will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Wainwright will be deemed to be underwriting commissions or discounts. We provide more information about how the ADSs will be sold in the section entitled “Plan of Distribution.”

Our ADSs are listed on The Nasdaq Capital Market under the symbol “TCBP” and our warrants are listed on The Nasdaq Capital Market under the symbol “TCBPW”. On December 12, 2024, the last reported sale price of our ADSs on The Nasdaq Capital Market was $0.5839 per ADS and the last reported sale price of our warrants on The Nasdaq Capital Market was $0.015 per warrant.

As of the date of this prospectus supplement, the aggregate market value of our ADSs held by non-affiliates, or our public float, was approximately $42,012,083 based on a total number of 8,207,866 ADSs outstanding, of which 8,205,485 ADSs were held by non-affiliates, at a price of $5.12 per ADS, the closing sales price of our ADSs on October 17, 2024, which is the highest closing price of our ADSs on the Nasdaq within the prior 60 days. We have not sold any securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12-calendar month period that ends on and includes the date of this prospectus supplement (excluding this offering). Accordingly, based on the foregoing, we are currently eligible under General Instruction I.B.F of Form F-3 to offer and sell ADSs having an aggregate offering price of up to approximately $14 million. Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell securities in a public primary offering with a value exceeding one-third of our public float in any 12-month period so long as our public float remains below $75.0 million.

Investing in our ADSs involves a high degree of risk. See “Risk Factors” beginning on page S-26 of this prospectus supplement, page 25 of the accompanying base prospectus and under similar headings in the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this prospectus supplement is December 16, 2024

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying base prospectus form a part of a registration statement on Form F-3 (File No. 333-283507), which was declared effective on December 11, 2024, that we filed with the Securities Exchange Commission (“SEC”) utilizing a “shelf” registration process. This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying base prospectus, provides more general information about the securities we may offer from time to time, some of which may not apply to the securities offered by this prospectus supplement. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. Before you invest, you should carefully read this prospectus supplement, the accompanying base prospectus, all information incorporated by reference herein and therein, and the additional information described under “Where You Can Find More Information” in this prospectus supplement. These documents contain information you should consider when making your investment decision. This prospectus supplement may add, update or change information contained in the accompanying base prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying base prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying base prospectus and such documents incorporated by reference therein.

You should rely only on the information contained or incorporated herein by reference in this prospectus supplement and contained or incorporated therein by reference in the accompanying base prospectus. We have not authorized any other person to provide you with any information that is different. If anyone provides you with different, additional or inconsistent information, you should not rely on it.

We are offering to sell our securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying base prospectus and the offering of the securities in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying base prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying base prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the prospectus supplement and the accompanying base prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made.

Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context requires otherwise, in this prospectus TC BioPharm (Holdings) plc (formerly TC BioPharm (Holdings) Limited, which was re-registered as a public limited company on January 10, 2022) and its subsidiaries (“Subsidiar(y/ies)”), and TC BioPharm Limited (our principal trading subsidiary) shall collectively be referred to as “TCB,” “the Company,” “the Group”, “we,” “us,” and “our” unless otherwise noted.

On December 17, 2021, prior to our initial public offering, the Company undertook a corporate reorganization pursuant to which TC BioPharm (Holdings) plc became the group holding company. The Company in turn effected a forward split of its ordinary shares on a 10 for 1 basis. On November 18, 2022 the Company undertook a reverse share split such that fifty issued ordinary share were exchanged for one new ordinary share. On December 15, 2023, we effected a change to the ratio of our ADSs to our ordinary shares from one ADS representing one (1) ordinary share to one ADS representing twenty (20) ordinary shares. On August 5, 2024, we effected a change to the ratio of our ADSs to our ordinary shares from one ADS representing twenty (20) ordinary shares to one ADS representing two hundred (200) ordinary shares. Except as otherwise indicated, all information in this prospectus gives retroactive effect to the above mentioned ADS ratio changes.

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As a result of the share splits and ratio changes, all references included in this document to units of ordinary shares or per ADS amounts are reflective of the forward and reverse share splits for all periods presented. In addition, the exercise prices and the numbers of ordinary shares issuable upon the exercise of any outstanding options to purchase ordinary shares were proportionally adjusted pursuant to the respective anti-dilution terms of the share-based payment plans.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the “Risk Factor Summary”. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

Some of our trademarks and trade names are used in this prospectus, which are intellectual property owned by the Company. This prospectus also includes trademarks, trade names, and service marks that are the property of other organizations. Solely for convenience, our trademarks and trade names referred to in this prospectus appear without the TM symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and trade names.

We have authorized only the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and Wainwright has not, authorized anyone to provide you with information that is different. We and Wainwright take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are offering to sell, and seeking offers to buy, our ADSs only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or the date of any sale of our ADSs.

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CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus and the documents that we incorporate by reference, contains forward-looking statements as that term is defined in the federal securities laws. The events described in forward-looking statements contained in this prospectus supplement and the accompanying base prospectus, including the documents that we incorporate by reference, may not occur. Generally, these statements relate to our business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies, financing plans, projected or anticipated benefits from acquisitions that we may make, or projections involving anticipated revenues, earnings or other aspects of our operating results or financial position, and the outcome of any contingencies. Any such forward-looking statements are based on current expectations, estimates and projections of management. We intend for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as “may,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control that may influence the accuracy of the statements and the projections upon which the statements are based. Factors that may affect our results include, but are not limited to, the risks and uncertainties discussed in the “Risk Factors” section on page S-26 of this prospectus supplement, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 or in other reports we file with the SEC. Our business and our forward-looking statements involve substantial known and unknown risks and uncertainties, including the risks and uncertainties inherent in our statements regarding:

●	our business strategies;

●	the timing of regulatory submissions;

●	our ability to obtain and maintain regulatory approval of our existing product candidates and any other product candidates we may develop, and the labeling under any approval we may obtain;

●	risks relating to the timing and costs of clinical trials and the timing and costs of other expenses;

●	risks related to market acceptance of our products;

●	the ultimate impact of any health epidemics on our business, our clinical trials, our research programs, healthcare systems or the global economy as a whole;

●	intellectual property risks;

●	risks associated with our reliance on third-party organizations;

●	our competitive position;

●	our industry environment;

●	our anticipated financial and operating results, including anticipated sources of revenues;

●	assumptions regarding the size of the available market, benefits of our products, product pricing and timing of product launches;

●	management’s expectation with respect to future acquisitions;

●	statements regarding our goals, intentions, plans and expectations, including the introduction of new products and markets;

●	general business and economic conditions, such as inflationary pressures and geopolitical conditions including, but not limited to, the conflict between Russia and the Ukraine and the conflict between Israel and Gaza; and

●	our cash needs and financing plans.

Any one or more of these uncertainties, risks and other influences could materially affect our results of operations and whether forward-looking statements made by us ultimately prove to be accurate. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

You should rely only on the information in this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference herein and therein. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it.

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PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC or included in any applicable prospectus supplement. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth in any prospectus supplements and in our most recent filings with the SEC including our Annual Reports on Form 10-K, reports on Form 10-Q and reports on Form 6-K, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Corporate Overview

TCB is based in Scotland and is a clinical-stage biopharmaceutical company focused on developing novel immunotherapy products based on our proprietary allogeneic gamma delta T (GD-T) cell platform. Harnessing the innate ability of GD-Ts has enabled us to develop a range of clinical-stage cell therapies designed to combat cancer and viral infection.

In-house clinical studies have demonstrated that our unmodified allogeneic GD-T products are (i) well tolerated and (ii) show preliminary evidence of disease modification in patients with the late-stage blood cancer, known as acute myeloid leukemia (AML). Based on clinical data generated by us believe that unmodified GD-Ts have the potential to treat all blood cancers.

TCB now is embarking on phase 2b-into-pivotal (phase 3) clinical studies with a view to launching its first oncology product for the treatment of AML. Clinical results generated thus far have enabled us to obtain FDA orphan drug status for treatment of AML.

In addition to unmodified allogenic GD-Ts for treatment of blood cancers, we are also developing an innovative range of genetically-modified CAR-T products for treatment of solid cancers. We believe that solid cancers are more difficult to treat than blood cancers and may require the addition of a CAR “chimeric antigen receptor” (i) to help therapeutic cells to “navigate” into diseased cancerous tissue and (ii) to retain therapeutic cells in-situ at the lesion for maximal efficacy (increased persistence).

In order to manufacture our portfolio of allogeneic products, TCB selects the highest quality GD-T cells from healthy donors, activate the cells and grow them in large numbers at our in-house GMP-compliant manufacturing facility before administration to a patient in order to target and then destroy malignant or virally-infected tissues. TCB believes that we have introduced a step-change to our manufacturing platform by implementing a freeze-thaw process that will allow product to be shipped from cleanroom to patient without any shelf-life issue. Resulting products, TCB believes, will be more cost-effective and straightforward to ship form cleanroom to clinic.

At this stage, TCB does not have any approved products. Accordingly, TCB has not generated any revenue from the sale of products, and TCB does not expect to generate any such revenue unless and until it obtains regulatory approvals for, and commercialize any of, our product candidates. In the future, TCB will seek to generate revenue primarily from product sales and, potentially, regional or global collaborations with strategic partners, which may produce license fee income.

See “Business - Overview” in 2023 Form 10-K incorporated by reference in this prospectus.

Intellectual Property

We have a strong portfolio of patents covering manufacture and commercialization of GD-T cell products and their modification via CAR-T (summarized below). Our technology platform and clinical programs have enabled us to raise over $100 million in grant, equity and collaboration funding since becoming operational in 2017. This financing has allowed us to enhance and expand our clinical and preclinical programs as well as build our team of world-class scientists.

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The following table provides an overview of our core technology platforms, technology assets and competencies across the business. Additional details of our intellectual property portfolio are provided below.

ASSET SUMMARY	ATTRIBUTES

GD-T Vehicle	●	Readily available and expanded to high numbers.
	●	Not MHC-restricted, therefore no graft vs host disease – an allogeneic platform.
	●	Pre-programmed tropism for infiltration of diseased tissue.
	●	Multiple modes of innate cytotoxicity and coordinating a wider immune response.
	●	Clinical tolerability of the allogeneic vehicle demonstrated at high dose level.
	●	Naturally arising in different subtypes offering a menu of vehicles with unique properties.

Allogeneic Cell Banks	●	Donor GD-Ts selection based on highest therapeutic quality.
	●	Reproducible product with low cost-of-goods compared with autologous (patient-bespoke) therapies, can be frozen-shipped, thawed at clinic.
	●	Well understood clinical and regulatory pathway to commercialization.

Co-stimulatory CAR-T	●	Elimination of off-tumor toxicity.
	●	Reduction of cytokine release from killing healthy cells.
	●	Reliance on natural T cell activation and no tonic signaling
	●	Antigen expression on healthy tissue tolerated – greatly expanded range.
	●	Ability to use multiple co-stimulatory receptors to add functionality.

Integrated Business Model	●	Full control of critical stages of development projects, which increases speed and reliability of development and production, optimizes operations to our specialized products and materially reduces our cost base
	●	No pass-through or transaction costs form external service providers, which increases efficiency and speed of development and manufacturing and materially reduces our cost base
	●	In-house clinical management ensures best chance of clinical success and avoids use of very expensive clinical management in early-stage trials, materially reducing our cost base.

The strength of our patents involves complex legal and scientific questions and can be uncertain.

We actively seek to protect the intellectual property and proprietary technology that we believe is important to our business, including seeking, maintaining, enforcing and defending patent rights for our therapeutics and processes, whether developed internally or licensed from third parties. Our success will depend on our ability to obtain and maintain patent and other protection including data/market exclusivity for our therapeutic products and platform technology, preserve the confidentiality of our know-how and operate without infringing the valid and enforceable patents and proprietary rights of third parties.

Our policy is to seek to protect our proprietary position generally by filing an initial priority filing at the U.K. Intellectual Property Office, or UKIPO. This is followed by the filing of a patent application under the Patent Co-operation Treaty claiming priority from the initial application(s) and then progressing to national applications in, for example, the United States, Europe, Japan, Australia, New Zealand, China and Canada. In each case, we determine the strategy and territories required after discussion with our patent professionals to ensure that we obtain relevant coverage in territories that are commercially important to us and our GD-T therapeutic candidates. We will additionally rely on data exclusivity, market exclusivity and patent term extensions when available, including as relevant exclusivity through orphan or pediatric drug designations. We also rely on trade secrets and know-how relating to our underlying platform technology and therapeutic products. Prior to making any decision on filing any patent application, we consider, with our patent professionals, whether patent protection is the most sensible strategy for protecting the invention concerned or whether the invention should be maintained as confidential.

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As of December 12, 2024, we own 23 granted patents and 9 patent applications in 3 families, and have an exclusive license to an additional 1 family of 2 granted patents and 2 patent applications. Consistent with the filing strategy outlined above, all of our applications are either UK applications, PCT applications or national phase applications derived from a corresponding PCT application. These patents and patent applications include claims directed to our therapeutic products and platform technology or other manufacturing and process technology to further enable our therapeutic products and manufacturing methods.

See “Business - Intellectual Property” in our 2023 Form 10-K incorporated by reference in this prospectus.

Our Business Strategy

We have taken a step-wise approach to clinical development and commercialization. To achieve this, we have made the clinical transition from autologous GD-Ts to allogeneic GD-Ts, improving our process for optimization of our product based on data and new technologies. The Company plans to maximize the value of TCB-008 and future iterations by expanding the use case for the product, effectively believing TCB-008 (and future such iterations) to be a “platform therapeutic” based upon its safety profile and the in-house knowledge of GD-Ts and TCB-008. Additionally, the Company plans to opportunistically add to the asset base of the Company around other cell therapy approaches and such technologies where we can leverage our expertise and facilities. Our commercialization strategy is to introduce products firstly in blood cancers (AML initially), and pending data, in other disease indications and in solid tumors as a combination therapeutic.

Our strategic objective is to build a global therapeutic business with an extensive portfolio of GD-T cell-based products with the potential to significantly improve the outcomes of patients with cancer and infectious disease. In order to achieve our objective, we are focused on delivering success in the following areas:

Progress unmodified GD-T2s into Phase 2/3 clinical trials for the treatment of blood cancers

Having generated meaningful clinical data showing our product is well-tolerated in late-stage AML patients with no remaining treatment options, we commenced phase 2b-into pivotal (phase 3) clinical studies under the trial name ‘ACHIEVE’, with OmnImmune® during 2022 in AML patients who have failed to respond adequately to induction therapy. The aim is to provide a form of salvage therapy which will either stabilize the patient, thereby preventing disease progression, or delay the requirement for human stem cell transplant. Our initial trial centers are in the UK and we are currently dosing patients in this trial. Working on the premise that other blood cancers should respond to GD-Ts in a similar manner to AML, TCB plans to conduct clinical studies for OmnImmune® in other hematological malignancies in future.

Unmodified GD-T2s for use in the treatment of fungal infections

Gamma-delta T cells are dysfunctional in patients with many severe viral diseases and TCB anticipates that its unmodified gamma delta T cell therapy platform will be used in due course to treat viral infections as well as cancers under the name ImmuniStim®. For example, during 2022 TCB developed a clinical trial protocol to treat patients with COVID 19. Because of the progress of the disease and absence of appropriate trial patients this trial is not currently being progressed, although we expect to continue our infectious disease program in future.

Grow our business operations to support the increasing number of clinical-phase products in development

We believe that our existing cell and gene manufacturing facility in the UK has the capacity to support our committed clinical development plans. We plan to continue to build upon this to support expansion of our product pipelines to new assets and to grow our clinical team. We also will work closely with vendors to embrace emerging technologies in our manufacturing operations that are appropriate and optimized for our products to continually improve the quality and efficiency of our manufacturing systems. We believe that maintaining in-house control of these activities is critical to effective and efficient progression and we will continue to seek to build integrated business functions where possible.

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Apply our discovery engine to target further diseases and add additional functionality to our products

As a platform technology, our co-stimulatory CAR-T GD-T cell system has a wealth of potential options to build added functionality into our cell-based platform. We plan to continue to innovate and partner in the field to augment our drug products and introduce next generation attributes. We also plan to continue to innovate our manufacturing and supply chains to efficiently scale our processes and simplify the interface with patients and healthcare professionals, whilst continually seeking to reduce manufacturing costs to improve patient access.

Expand our intellectual property portfolio and acquire additional technologies to augment our strong IP position

We intend to continue building on our technology platform, comprised of intellectual property, proprietary methods and know-how in the field of GD-T cells. These assets form the foundation for our ability, not only to strengthen our product pipeline, but also to successfully defend and expand our position as a leader in the field of GD-T based immune-oncology.

See “Business - Business Strategy” in our 2023 Form 10-K incorporated by reference in this prospectus.

TCB’s Strengths

Our clinical trials have provided very strong evidence of drug-toleration and some preliminary evidence of clinical benefit.

Our clinical trial of TCB001 involved treatment of patients with autologous unmodified GD-Ts. In a phase 1b/2a dose-ranging safety study (maximum total dose 30x109 cells) we saw no evidence of drug-related severe adverse events. A total of eight patients were treated with escalating doses of TCB001, and no treatment-related toxicities were reported during the full six-week therapeutic course. Data from OmnImmune® (TCB002) suggests an excellent tolerability, with no observed Host versus Graft Disease (HvGD) and some preliminary indication of clinical benefit. OmnImmune® (TCB002) has been granted Orphan Drug Designation by the FDA.

Our CAR-T platform is centered on development of safer and more widely applicable therapeutic candidates and associated process and manufacturing capabilities.

Our proprietary co-stimulatory CAR-T technology platform covers identification of target cancer antigens, successful design and engineering of target sequences, preclinical safety testing and optimized manufacturing processes suitable for producing therapeutic candidates for use in clinical trials and commercialization. We believe the platform will enable development of additional GD-T cell therapeutic candidates targeting cancers that have previously been difficult to treat. We believe the products will be demonstrably safer than the current generation of AB T cell CAR-T products because they will not attack healthy non-cancerous cells and augment the natural biological process rather than bypassing it.

We have identified a large and growing pool of cancer targets for which we can develop additional therapeutic candidates.

We have identified over 20 antigens that are preferentially expressed in cancer cells and have established ongoing research programs to develop several of these into our GD-T platform. Within the terms of our agreement, bluebird bio, we have first right of refusal on a further three oncology targets. Each antigen target presents an opportunity to target many cancer types and therefore presents multiple potential represents a development, collaboration and/or an out-licensing opportunity as each target could be used to target specific cancer types. Growing the pipeline of products built on our co-stimulatory CAR-T and reaching patients is our priority.

We have historically entered collaborative arrangements with partners (bluebird bio, Inc (now 2seventybio). (USA) and Nipro Corporation (Japan), which involve funded or partly funded preclinical collaboration. It is uncertain at this time whether TCB will receive any significant revenues from these collaborations.

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We retain control of key business elements, such as product manufacture and clinical research.

Whilst many companies contract out product manufacture, quality systems and clinical trial management, we have elected to build these skills in-house. TC BioPharm has a GMP (Good Manufacturing Practice) cleanroom facility where our products are manufactured. We also retain all the quality support systems such as product testing and release of final product to the clinic. Keeping these systems in-house allows the Company to control all aspects of the manufacturing process whilst significantly reducing costs of goods (CoGs). Further saving on costs are accrued by in-house manufacture, as contract manufacturing organizations (CMOs) will typically charge several times more than the actual costs to maintain their profit margins. Rather than fully outsource our clinical trial management, data management and pharmacovigilance, we maintain an inhouse clinical team that partners with a contract clinical research organization (CRO) for data management and pharmacovigilance services. The inhouse clinical team conducts and manages our own clinical trials in-house. In addition to significant cost savings, this allows us to build a strong working relationship with physicians who are treating the cancer patients; we believe this is key to successful product development as the physicians participating in our clinical studies will also be our future customers. We believe that retaining control of key elements of our business such as GMP manufacture and clinical operations, has allowed TC BioPharm to move quickly and efficiently since incorporation.

We continue to file new patent applications from new in-house product development, and have a strong growing intellectual property portfolio to protect our products and proprietary platform.

We have a strong intellectual property portfolio covering the key aspects of our manufacturing processes and product platforms. Our in-house product development team are dedicated to developing new therapeutic candidates and optimizing current manufacturing processes. All of our patent families are currently in various stages of the patent approval process, and as leaders in the path towards the commercialization of GD-Ts we hold significant first-mover advantage captured by trade secrets and know-how.

Our policy of developing strategic alliances has and will provide additional support for product development and commercialization.

We believe that strategic alliances, both historic and potential future alliances, have and will provide extensive experience in scale-up and automation, culture media manufacture and post-authorization sales and marketing with regional expertise. Additionally, we expect to use knowledge gained from our collaborations to improve development pathways for our unpartnered CAR-T therapeutic candidate programs.

We have a highly knowledgeable and experienced management team with extensive industry experience and expertise in the United States and in Europe.

Mr. Kobel joined us as our Chief Executive Officer at the time of our IPO. Bryan brings a US presence to our executive team and over 15 years’ experience in Healthcare and Life Sciences capital markets. Martin Thorp, our Chief Financial Officer has over 40 years’ experience in implementing capital strategies globally from seed investment to IPO. He was global CEO of Arthur Andersen Corporate Finance based in New York.

Ability to treat patients under the ‘Specials’ regulatory framework.

European regulations (Regulation 167 of the Human Medicines Regulations 2012) set out the exemption from the requirement for a medicinal product, placed on the market in the UK to hold a marketing authorization. This exemption flows from Article 5(1) of EU Directive 2001/83/EC, which states that a member of the EU may, in accordance with legislation in force and to fulfil special needs, excludes from the provisions of this Directive medicinal products supplied in response to a bona fide unsolicited order, formulated in accordance with the specifications of an authorized healthcare professional and for use by an individual patient under his or her direct personal responsibility. Such an unlicensed medicinal product may only be supplied in order to meet the special needs of an individual patient. An unlicensed medicinal product should not be supplied where an equivalent licensed medicinal product can meet the special needs of the patient. Responsibility for deciding whether an individual patient has “special needs” which a licensed product cannot meet should be a matter for the doctor, dentist, nurse independent prescriber, pharmacist independent prescriber or supplementary prescriber responsible for the patient’s care.

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In terms of time and cost, the ‘Specials’ scheme is an attractive strategy. We believe that accumulating evidence by this route could lead to rapid and wider product uptake through ‘off-label’ use.

TCB believes it has certain identified strengths. These include:

●	Clinical trials that have provided strong evidence of safety and some preliminary indications of clinical benefit;
●	A proprietary co-stimulatory CAR-T technology platform which we believe allows solid cancers to be treated without toxic side-effects;
●	Identification of a large pool of cancer targets for which we believe we can develop therapeutic candidates;
●	Retention of key business elements, especially in-house ability to manufacture cell-based product and conduct our own clinical research;
●	Robust, and growing intellectual property portfolio protecting our products and proprietary platform;
●	Our policy is to develop strategic collaborations with leading, international companies to work together with us to develop certain GD-T CAR-T products into clinic. We believe that existing and future collaborations will provide us with experience in scale-up and automation, and post-authorization sales and marketing;
●	A highly knowledgeable and experienced management team with extensive industry experience and expertise in the United States and in Europe; and
●	Ability to treat patients under the ‘Specials’ regulatory framework in Europe.

Our Pipeline

What are gamma delta T cells?

The immune system plays an important role in targeting and destroying cancer cells. One component has evolved to scan the body for diseased cells and eradicate them. In humans, GD-Ts arise as a number of different subtypes, defined by the sequence of the gamma and delta chains of the T-cell receptor (TCR) on the cell surface. The gammadelta2 (GD-T2) subtype typically is the most abundant of these cells in healthy humans, and its TCR- of anti-cancer immunity is GD-T cells – a type of white blood cell that express a variety of innate receptors, which mediated signaling has been fully characterized by researchers.

Virally-infected or cancerous cells become stressed and accumulate cell surface phosphoantigens (isopentenyl pyrophosphate – IPP’s) which are recognized by GD-T2 cells. Our proprietary technology platform includes the manufacturing of unmodified and genetically modified (CAR-T) GD-T cells as therapeutic candidates for use in clinical trials and commercialization. Almost all aspects of the value-chain from product manufacture, quality systems, clinical and regulatory are operated in-house by TC BioPharm. We believe this is one of our core competitive advantages, which we believe will contribute materially to our ability to overcome the challenging nature of developing new products.

Human lymphocytes comprise two groups of cells, B cells that generate antibodies for humoral immunity, and T cells that are responsible for cellular immune responses. In healthy individuals, GD-T cells generally represent between 1% and 10% of peripheral blood T lymphocytes and present one of the first lines of defense against a wide range of bacterial and viral pathogens, as well as surveillance for cancerous cells. GD-T cells have the ability to regulate the initial immune response in several ways, including recruitment of other immune cells such as neutrophils, dendritic cells and macrophages through production of various chemokines (Kirby et al., 2007). Depletion of GD-T cells leads to impaired host defense to lung infections, for example (Moore et al., 2000; Lockhart et al., 2006). The predominant subset of GD-T cells in the blood is the GD-T2, which mediates a variety of immune responses by direct cytolysis of cancer cells and infected cells, development of memory phenotypes and modulation of other immune cells. The gammadelta1 (GD-T1) is a functionally distinct subset of GD-T cells, which are a predominantly tissue resident population. GD-T1s are less well characterized, but their cytotoxic function also has been described in different liquid and solid tumors (Siegers & Lamb, 2014).

Both subsets of GD-T cells are thought to play a role in autoimmune disorders such as celiac disease, rheumatoid arthritis, autoimmune polyglandular syndrome and sarcoidosis where such lymphocytes are seen to accumulate in high numbers.

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GD-T cell killing a cancer cell.

(1) A human GD-T (labelled ‘T’) identifies and scans (2) the surface of a cancer cell (labelled ‘C’). On contact with the cancer cell (3) the GD-T releases perforin granules (stained red) into the cancer cell, rupturing its membrane (4) destroying the cancer cell (adapted from – Enc Life Sci, Jul-2007).

How can GD-Ts be used to treat disease?

Cellular immunotherapy is a form of treatment that harnesses the cells of the immune system to combat disease and is one of the most actively pursued areas of research by biotechnology and pharmaceutical companies today. Interest in immunotherapy is largely driven by recent compelling efficacy data in cancers and by the potential to achieve a cure or functional cure for some patients. While the field of immunotherapy in cancer, in general, has achieved proof of concept and yielded significant durable responses in multiple tumor types, there remain major tumor types such as colon, breast, and prostate cancers as well as patient groups within responsive tumors, that do not respond to current immunotherapy treatments. One theory to explain this non-responsiveness is that certain tumors require direct immune stimulation. T cell-based technologies seek to deliver activated T cells towards malignancies to initiate an immune response. The primary challenges in the field have been to couple an acceptable efficacy and safety profile to successfully target solid tumors.

Adoptive T cell transfer typically involves administration of autologous, allogeneic, or genetically-modified T cells (see footer below) into a recipient host with the specific goal of boosting or transferring enhanced immunologic functionality. One of the most advanced cell-based approaches – chimeric antigen receptor modified T cells (CAR-T) – has gained momentum. In a recent study, patients with refractory B cell acute lymphoblastic leukemia were treated with autologous genetically-modified T cells, with almost 90% of patients showing a marked improvement (Pan et al., 2017). Although the treatment is showing promise for specific tumor types, the safety profile remains a concern, as serious adverse events have previously been reported following CAR-T therapy (Grigor et al., 2017). As a consequence of safety issues related to this approach, regulatory approval may be more complex for this genetically modified T cell therapy which effectively has two ‘starting materials’ – (i) the cellular component, and (ii) a lentiviral vector. The therapeutic premise is well-established – T cells are transduced with a viral vector encoding a chimeric antigen receptor capable of recognizing cancer-specific antigens, for example, CD19 which is commonly expressed on several tumors such as myeloma and B cell lymphomas. Transduction is the process by which DNA is transferred from one cell to another by a virus; in this specific case DNA is introduced via a viral vector (a tool commonly used by molecular biologists to deliver genetic material).

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Following transduction, the T cells are genetically primed to recognize and kill specific tumor cells expressing the target antigen. The process involves extracting a patient’s T cells (or growing an allogeneic T cell bank), transfecting the cells with a gene for a chimeric-antigen-receptor (CAR), and re-infusing transfected T cells into the patients. The use of cancer-specific cell therapies has gained momentum as several companies demonstrated that genetically modified CAR-T cells are efficacious when directed against blood tumors. These breakthrough findings have moved cell-based immunotherapy into the forefront of clinical oncology with two drugs now in the market.

T lymphocytes have long been known to play an important role in cancer suppression and modulation of tumor growth and numerous experimental studies have demonstrated the anti-cancer potential of GD-T lymphocytes. Indeed, GD-T cells can recognize a number of specific tumor-associated molecules including non-peptidic antigens (IPP’s – isopentenyl pyrophosphate) and immune surveillance stress signals (such as HSP60/70, MICA, MICB, and ULBP) present on the surface of transformed cells. The GD-T cell overexpresses IL-2 receptors and this cytokine is necessary to activate them (Kjeldsen-Kragh, 1993). On recognizing a tumor cell, GD-T cells exert their anti-cancer properties via release of both perforin and of granzyme, a serine protease which enters the target cell to trigger cell death (apoptosis). Our research efforts are focused entirely on targeting tumors in ways that may result in an improved therapeutic index and that have potential applications in solid tumors as well as hematological malignancies. In contrast to conventional AB CAR-T cells, our GD-T cell technology provides greater specificity in targeting tumors through recognition of IPP-expressing cells, whilst avoiding on-target, off-tumor effects on healthy tissue lacking in IPPs.

Liquid cancers

For cell therapies to be effective several parameters need to be addressed. These include (i) viability, (ii) homing to the tumor, (iii) persistence at the tumor, and (iv) target-specificity.

Use of unmodified GD-Ts to treat blood cancers addresses all the above factors. We believe that (i) we have demonstrated therapeutic cells remain viable when injected into the bloodstream of cancer patients; (ii) our research shows GD-Ts injected into the bloodstream remain in-situ; and (iii) they persist for up to 100 days after administration. Moreover, we believe we have demonstrated that certain late-stage blood cancer patients treated with multiple GD-T doses have shown significantly positive responses. These findings lead TCB to believe that all patients with similar blood cancers may respond to GD-T cell therapy in a positive manner.

Solid cancers

We believe that it may be necessary to use CAR-T technology (i) to maximize therapeutic cell homing into the solid tumor site, and (ii) to increase GD-T cell persistence by ‘tethering’ the cell to antigens present on the cancer cell surface.

In order to overcome toxicities seen with conventional CAR-T approaches, we believe that we have developed a ‘co-stimulatory’ GD-T CAR which will only attack and kill cancerous cells whilst leaving healthy cells unharmed. This is important as many of the current conventional CAR-T therapies cannot distinguish target antigens expressed on healthy cells from those on cancerous cells, which results in various pathologies, including cytokine release syndrome, that in some cases had led to patient death. Such targeting of health cells with conventional CAR-T makes their use in solid cancers difficult, as too much healthy tissue is likely to be destroyed as ‘collateral’ damage in the treatment process.

The diagram below illustrates how TCB’s approach works, using the innate receptors on the GD-T cell surface to act as a ‘safety switch’ – such receptors are generally not triggered by healthy cells, only by disease markers (IPP’s) on the surface of cancerous or virally infected cells.

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Co-stimulatory CAR-T: A) No GD-T cell activation in healthy cell. B) GD-T activation and cell-killing in cancer cell.

Autologous cells are derived from ‘self’, using patients own cells to treat their specific disease

Allogeneic cells are derived from donor material, giving rise to cell banks able to treat numerous patients

Genetically-modified cells are typically engineered with a ‘chimeric’ receptor to target specific cancer antigens

Commercialization of conventional CAR-T cell therapy has taken decades of high-quality research in academia and industry, and it has provided transformational results for a number of patients with B cell malignancies. However, as noted, there are numerous barriers to widespread adoption, including:

●	Severe Toxicities. The significant risk of severe toxicities, especially cytokine release syndrome (CRS) and neurotoxicity occurring up to 3 weeks from treatment. These toxicities have resulted in the need for implementing specific clinical pathways to certify staff and facilities in the administration of the drugs and the management of the toxicities.

●	On-target, off tumor toxicities. Conventional CAR-T products have no mechanism for discriminating between diseased and healthy cells. Activation is governed solely by the expression of the target antigen, which can lead to toxicity when the target antigen is expressed on healthy cells. In marketed products targeting CD19 (present in the vast majority of B cells), this can be tolerated as B-cell aplasia, albeit with the need for regular long-term immunoglobulin replacement therapy. However, in experimental CAR-T products targeting other antigens this has been shown to cause serious side-effects, up to and including fatality.

●	Complex supply chains associated with autologous treatments. By definition, autologous treatments require the source cells to have been collected from the patient. It therefore requires a personalized supply chain with multiple touch points and the manufacturing process can only ever be performed on a single-patient batch size. This adds complexity to each treatment and has required the introduction of completely new processes and infrastructure in able to commercialize the products.

●	Inherent variability of the drug product. Each patient has a different cell population and so the starting material of each manufacturing batch is always variable, leading to variable final product. This can be minimized during pre-screening, which eliminates some patients from treatment, but there are still significant challenges in manufacturing to provide consistent batches of drug products and in understanding which variables are critical to product quality.

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●	High list price of the products. The need for personalized manufacturing, new supply chain processes and management of acute and chronic toxicities have all contributed to the high prices associated with the first CAR-T products reaching the market. In the USA, Kymriah® has a list price of $475,000 for pediatric ALL, and Yescarta® lists at $373,000 for DLBCL patients. The associated treatment costs and ongoing management can increase this price significantly

The combination of the co-stimulatory CAR, with GD-T cells, provides TCB with a proprietary platform which we believe addresses the problems with existing CAR-T products in the following ways:

●	Using the natural T cell signaling of the GD-T cell will, we believe, result in less risk of hyperactivation and tonic signaling with an overall reduction in the risk of CRS and less exhaustion of the cells.

●	The requirement on cell activation remains on the endogenous GD-T cell TCR signal, which detects stress signals associated with cancerous cells, so healthy cells are not targeted for destruction even if the target antigen is expressed and the CAR binds, thus off-tumor toxicity is avoided.

●	Manufacturing in batches of high dose numbers, without the complex patient collection of personalized supply chain steps, we believe will result in a dramatic reduction in cost of goods. This will be reflected in a list price which is in line with current biologicals. With the reduced likelihood of associated toxicities, the treatment and management costs should also be significantly lower, and the products can be made available to many more patients as a result.

●	The combination of a well-tolerated product and simplified supply chain (by virtue of our proprietary CryoTC freeze-thaw process), we believe, will make the therapy suitable for administration in local oncology centers without patients having to locate in centralized specialist centers of excellence, further reducing financial and logistic barriers to treatment.

●	The tolerance of “off tumor” antigen binding without associated toxicity allows for a complete change in the current target identification paradigm. Instead of identifying targets that are exclusively expressed on tumor cells, we believe our co-stimulatory CAR-T approach confers an advantage to select targets that can be highly expressed on tumors and at low levels on healthy tissue. We select targets based on their relative therapeutic index increase in expression, their homogeneity in tumors and the antigen density. This allows us to target significantly more tumor associated antigens and to significantly expand the therapeutic index into higher doses or repeat administration.

●	GD-T cells have multiple roles in humans, possessing both innate and adaptive functions. One role is a sentinel surveillance cell, and they are biologically primed to travel through tissue searching for sites of cellular stress. This ability to penetrate tissue makes them advantageous agents for treating solid tumors. We can add additional function to the GD-T cells by using one or more co-stimulatory CAR-T constructs to add targeting to appropriate antigen(s) and to provide armor or strategies to overcome environmental and immune suppression in the tumor microenvironment. Therefore, we believe that the platform offers a promising approach to target the full spectrum of cancer diseases.

Viral infections

GD-Ts are natural killers of virally infected cells, as well as cancerous cells. We believe that our unmodified GD-T therapy offers substantial potential as a first line of attack against future viral pandemics. During the COVID-19 pandemic, we took the opportunity to develop a trial protocol to treat patients with COVID-19, which was approved by the MHRA. We are currently not progressing this trial because of the absence of available patients given the progression of the disease; however we would consider conducting a phase 1b/2a trial if more severe/pathogenic variants emerge and we believe that there is considerable opportunity to deploy our GD-T therapy in the treatment of viral infections, including rapid response treatment of future epidemics and pandemics and selected acute viral infections. Whilst our current focus is to prioritize cancer treatment we will seek opportunities to develop viral treatments either on our own or in partnership in future Numerous peer-reviewed publications have demonstrated that GD-T cells innate killers of cells which have become virally infected. Using Epstein-Barr virus infected cells as an exemplar, TCB has conducted pre-clinical studies to demonstrate that our GMP-compliant manufacturing process results in GD-T with potent anti-viral cytotoxicity

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Autologous versus allogeneic

Commercially available cell therapies typically are either autologous or allogeneic. Autologous products are taken from one donor (the patient) and used to treat that same donor (self-to-self), whilst allogeneic products are usually taken from a single donor (not a patient) and used as the starting material to treat a large number of different individuals (patients). GD-T lymphocytes are known to exert their biological effect in a non-MHC restricted manner. This means the potential for graft-versus-host mediated rejection is significantly reduced if allogeneic (non-self) cells are used as a treatment compared with many other immune cell therapies. As many patients with late-stage cancer or severe viral infections are also immunosuppressed, potential for host-mediated rejection of allogeneic cells is also reduced. When compared with autologous variants, commercial benefits of allogenic treatment include the following:

●	significant reduction in cost of goods;

●	product can be campaign manufactured and stockpiled frozen;

●	increased capacity to treat more patients;

●	logistics of shipping product are simplified;

●	higher doses of (reproducible) product are possible; and

●	product is immediately available for acute disorders

Our strategy for developing an allogeneic solution for CAR-T is to select a pathway which will allow us to bring our products to patients as quickly as possible. These concepts build upon decades of previous development in allogeneic cell therapies and have clear understanding of development requirements in terms of manufacturing, clinical and regulatory execution.

Although manufacture of allogeneic cell therapies allows product to be “pharmaceuticalized” by virtue of campaign manufacture and storage, the approach is however not without technical and logistic challenges. To manufacture allogeneic banks, donor cells need to be screened for numerous adventitious agents, including for example, HIV, hepatitis, CMV and syphilis. Additional tumorgenicity testing is required, and assays conducted to ensure the cell bank is free from karyotypic aberrations. In order to overcome any potential for rejection, TCB has developed allogeneic GD-T cell banks that are unlikely to elicit a graft-versus-host (GvH) or host-versus-graft (HvG) immune response.

Donors are screened and selected based on clinically-relevant history and then based on the proliferative capacity and phenotypic character of their GD-Ts, based on a small volume blood draw and in-house assays. In this way, only good quality GD-T cells are selected for repeat apheresis and banking. The banks are HLA-typed and become the starting material for all of the allogeneic CAR-T products. These banks are cryopreserved in our facilities and can later be thawed, genetically engineered with the CAR, activated and expanded into final product, before being frozen again as multiple individual doses of drug product.

Generation of Gamma Delta T cells from IPSC cells

Identification of appropriate donors whilst possible is challenging as only a limited number of batches can be created from a single donation. GD-T cells can be routinely expanded from peripheral blood over 14 days. This provides a short window of opportunity for cell modification/engineering.

Induced pluripotent stem cells (iPSCs) have the potential to overcome these issues because they are capable of unlimited proliferation and multidirectional differentiation. In 2013, several research groups from Japan reported the successful reprogramming of αβT-cells, followed by re-differentiation back to αβT cells (Vizcardo et al., 2013; Nishimura et al., 2013; Themeli et al., 2013). While re-differentiated αβT cells-maintained antigen specificity, they were also characterized by higher proliferation ability than an original T-cell clone.

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We hypothesized that GD-T derived iPSCs cells that carry the rearrangements at the TCRG and TCRD gene locus will be able to generate GD-T but not αβT cells. Furthermore, iPSC cells will provide a vast opportunity for the gene-editing without any time constraints of terminally differentiated cells.

Reprogramming GD-T cells has proven to be a challenge, as these cells are not tolerant of cell sorting. Therefore, GD-T cells can be reprogrammed in a bulk culture with the rest of peripheral blood cells or at the end of 14 days expansion, when the purity of GD-T is highest. After several unsuccessful reprogramming attempts, we have optimized the conditions favoring GD-T cells reprogramming. In the last round of reprogramming >50 clones were created. After extensive analysis of DNA rearrangements in δ- and γ-locus of 5 pre-selected clones, it was confirmed that they are derived from GD-T cells with different TCR sequences.

IPSC technology is an attractive approach for the limitless source of GD-T cells are successful progress in reprogramming has been demonstrated. Further work is now required for the establishment of a GMP compatible T-cell differentiation protocol. Generation of GDT cells from iPSC cells presents TCB with a vast opportunity for scaling without any time constraints of terminally differentiated cells.

Fresh versus frozen product

Commercial and clinical development of cellular therapy products will invariably require cryopreservation and frozen storage of cellular starting materials, intermediates and/or final product.

Optimizing cryopreservation is important to obtaining maximum yield and a consistent end-product. Suboptimal cryopreservation can lead not only to batch-to-batch variation, lowered cellular functionality and reduced cell yield, but also to the potential selection of subpopulations with genetic or epigenetic characteristics divergent from the original cell line.

Regulatory requirements also impact on cryopreservation, requiring a robust and reproducible approach to freezing, storage and thawing of the product. This requires attention to all aspects of the application of low temperatures; from the choice of freezing container and cryoprotectant, the cooling rate employed and its mode of delivery, correct handling of the frozen material during storage and transportation, to eventual thawing of the product by the end-user. Each of these elements influences all of the others to a greater or lesser extent and have been taken into consideration as TCB moves from fresh to cryopreserved cell-based product.

In a submission to UK regulators, we provided batch manufacture and supporting data, and TCB was granted approval to commence treatment of cancer patients using frozen allogeneic product. This represents a significant milestone for TCB, as we pioneer use of cryopreserved-donated cells to treat cancer. Obvious benefits include increased product reproducibility, ability to ship product globally on request and significant economy of scale (through batch manufacture and storage).

Clinical studies – unmodified GD-Ts in blood cancer

Management of acute myeloid leukemia (AML) is based on intensive chemotherapy and/or stem cell transplant, but these therapies lead to high relapse rates amongst treated patients. Particularly for the relapsed/refractory AML population or those who are not eligible for alloHSCT or intensive chemotherapy, the therapy options are limited, and patients are often placed in experimental protocol therapies or palliative care. As a result, there is a need for additional therapies, particularly for these cohorts.

GD-T cells have emerged as a promising therapy due to their ability to specifically target cancer cells. Nonclinical studies performed in AML cell lines suggest that GD-T cells specifically target AML tumor cells and lead to cell lysis in vitro (Kirk et al., 1993). Additionally, in xenotransplantation animal models, GD-T cells obtained from healthy volunteers specifically target AML cells and result in increased survival and diminished tumor burden in NOD mice (Gertner-Dardenne et al., 2012). Similarly, in vitro experiments conducted by TCB further support such findings whilst providing evidence that OmnImmune® (TCB002) specifically targets stress induced cells and effectively kills AML cells lines.

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In the clinic, allogeneic treatment in AML patients in the phase 1b/2a trial OmnImmune® (TCB002) has shown our product is well-tolerated with some preliminary evidence of anticancer activity. Firstly, there were no signs of graft vs. host disease (GvHD) following therapy and secondly, CR (complete response) and MLFS (morphologic leukemia free state) were observed. Earlier results with autologous product demonstrated good tolerability. For the allogeneic product, OmnImmune® (TCB002), additional procedures were included to prevent GvHD (e.g. AB T cell depletion). Literature reports were also supportive of the use of OmnImmune® (TCB002) in cancer patients. The phase 1b/2a trial tested OmnImmune® (TCB002) in active relapsed or refractory AML who were not eligible for or did not consent to high dose salvage chemotherapy and/or allogeneic hematopoietic stem cell transplantation (alloHSCT). The trial was conducted to identify a tolerable dose and better understand the safety of this therapy in the chosen indication as well as generate preliminary information on potential clinical benefit. The primary, secondary and exploratory endpoints were as follows:

Primary endpoints:

●	Assessment of adverse events (Aes) graded by Common Terminology Criteria for Adverse Events (CTCAE) v5.0, vital signs and evaluation of laboratory parameters

●	Incidence of dose-limiting toxicities (DLTs) during the first 28 days after γδ T cell administration.

●	Establish Maximum Tolerated Dose (MTD) of OmnImmune®

Secondary endpoints:

●	Complete Remission (CR) rate

●	Overall survival (OS)

●	Quality of life determined by EORTC QLQ-C30 questionnaire

Exploratory endpoints:

●	Changes in γδ T cell count and phenotype before and after OmnImmune® infusion

No formal statistical analysis was planned. The incidence of DLTs were to be summarized descriptively by γδ T cells dose for evaluable patients. The recommended dose would be determined as the greatest with an incidence of DLTs no greater than 1/3. All other data including efficacy results were summarized descriptively by γδ T cells dose.

The trial enrolled 8 patients and healthy donors aged >18 years.

Clinical outcome

Seven patients were treated with OmnImmune® (TCB002). The eighth patient could not be dosed because the study was terminated as a result of the COVID-19 pandemic, which prevented the importation of investigational product from Scotland to the Czech Republic. No safety concerns were raised during Safety Review Committee (SRC) meetings. No treatment related Serious Adverse Reactions (SARs) were reported in any of the patients who were enrolled in the trial. No grade 3≥ OmnImmune® (TCB002) treatment related toxicities were noted in any of the treated patients. No dose-limiting toxicities were observed and no emergency safety measures have occurred for any subjects receiving OmnImmune® (TCB002). Two patients at 28 days post-treatment achieved a CR (one patient) or MLFS (one patient); another patient was classified as attaining stable disease with > 50% reduction in bone marrow blast count; one additional patient exhibited reduction in blast levels at 14 days; and one patient had disease progression (see table below). One patient (PRA1-5003) died 21 days after TCB002 due to bilateral pneumonia, determined unrelated to study medication. One patient (PRA1-5010) was withdrawn because of the COVD-19 pandemic before bone marrow aspiration on day 28 post-treatment. These preliminary indications of anticancer activity were not expected given the refractory profile of the enrolled patients.

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The EORTC QLQ-C30 questionnaire resulted in scoring from six of the seven patients dosed with OmnImmune® (TCB002) for varying periods of time depending on their study duration. At 7 days post dosing, the average QoL score from six patients had decreased from 55.7 to 47.2 out of a possible maximum of 100. This negative impact on QoL reflects the well characterized side effects of preconditioning therapy with cyclophosphamide and fludarabine given between 6 and 2 days prior to OmnImmune® (TCB002) administration. The score remained lower in the four patients assessed at 28 days at a level of 50.0. In the two patients (one CR and one MLFS) who were assessed at the end of the study (week 24), both had recovered to an improved QoL score, each of 67.0.

FDA Orphan Drug Designation

About 60 million people living in the European Union (EU) and USA suffer from a rare disease. The European Medicines Agency (EMA) and FDA play a central role in facilitating the development and authorization of medicines for rare diseases, which are termed ‘orphan medicines’ in the medical world. Developing medicines intended for small numbers of patients has little commercial incentive under normal market conditions. Therefore, the EU and USA offer a range of incentives to encourage the development of designated orphan medicines.

The general therapeutic strategy for the treatment of AML has not changed substantially over the past 30 years. Excluding APL (which should be treated with trans-retinoic acid), AML management is based primarily on induction, incorporating an anthracycline and cytarabine, and consolidation therapy, and/or allogeneic Hematopoietic Stem Cell Transplantation (alloHSCT). Induction/consolidation therapy leads to high CRs rates in those who are eligible for treatment and present a favorable risk profile.

Several novel agents are in various stages of development for the treatment of AML. Novel approaches include antibody-based immunotherapy and adoptive cell therapy that aim to improve anti-leukemia T cell function, such as the therapies developed by TCB (OmnImmune®).

OmnImmune® (TCB002) was initially studied in patients with active relapsed or refractory AML who are not eligible or do not consent to high dose salvage chemotherapy and/or alloHSCT. In July 2019, OmnImmune® (TCB002) was granted ‘orphan medicine’ status from the FDA for Acute Myeloid Leukemia (AML). TCB intends to conduct a further clinical phase 2/3 study (OmnImmune® (TCB008-001)) in 2021/2 aimed at treating earlier stage AML patients.

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Summary of TCB’s phase 1b/2a clinical trial in patients with fourth-line-of-treatment acute myeloid leukemia. Subsequent to the completion of this study TCB commenced phase 2b into 3 (pivotal) patient treatment during H1, 2022.

Pipeline and plan

Our future pipeline is focused on treating liquid cancers with our unmodified GD-T therapies and the treatment of solid cancers with next-generation allogeneic GD-T CAR-T therapies.

Our unmodified cell therapy, used in the treatment of Acute Myeloid Leukemia, is supplied under the name OmnImmune.

OmnImmune® is an allogeneic unmodified GD-T (GD-T2) cell product. Donor-derived GD-T cells for proliferative capacity, were activated and expanded in our manufacturing facility before being infused into the patient as part of our OmnImmune® (TCB002) phase 1 trial. This trial was completed in H1 2020 at the Institute of Hematology and Blood Transfusion in Prague, Czech Republic. Having generated meaningful clinical data showing our product is well-tolerated in late-stage AML patients with no remaining treatment options, TCB commenced a phase 2b-into pivotal (phase 3) clinical studies (with OmnImmune®) during 2022 in AML patients who have failed to respond adequately to induction therapy. The aim is to provide a form of salvage therapy which will either stabilize the patient, thereby preventing disease progression, or delay the requirement for human stem cell transplant. Our initial trial centers are in the UK. Working on the premise that other blood cancers should respond to GD-Ts in a similar manner to AML, TCB plans to conduct clinical studies for OmnImmune® in other hematological malignancies in future. The initial phase 1b/2a trials were undertaken using fresh cell-based product under the program number TCB002. For ease of reference, when discussing that specific trial, we refer the program as OmnImmune® (TCB002). The subsequent planned phase 2b-into pivotal (phase 3) clinical studies uses a frozen cell-based product under the program number TCB008-001. When discussing that specific trial, we refer the program as OmnImmune®.

We plan to develop a range of allogeneic co-stimulatory GD-T CAR pre-clinical drug candidates which will target antigens expressed on a number of solid tumor types.

TCB has generated in-vitro preclinical data as part of our CAR-T program which demonstrated that GD-Ts are very high purity and can be CAR-transduced with high efficiency (see diagram below). Gamma delta cell purity and transduction efficiency have been measured using flow cytometry. CAR positive cells were measured by a detection reagent labelled with the fluorophore Phycoerythrin (PE). Flow cytometry analysis used the parameters of side scatter height (SSC-H) and PE area (PE-A) to define the cell populations. This is demonstrated in the figure below comparing non-transduced (NTD) and transduction with a co-stimulatory CAR construct (co-stim CAR).

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We have also demonstrated that following transduction with different CAR constructs, GD-T’s can be effectively and reproducibly expanded in-vitro whilst exhibiting increased cytotoxicity in a zoledronate-dependent manner (see diagrams below – zoledronate-dependency reflects TCB’s proprietary process for commercial expansion of GD-T’s). The CAR constructs contained different endodomains including DNAX-activating protein 10 (DAP-10) and the high affinity IgE receptor (FcR) with no endodomain (no-endo) and non-transduced (NTD) as controls. These data outline the key preclinical parameters investigated in advance of progressing our CAR-T products into clinical trials. TCB has engaged with UK regulators to discuss the design of GD-T CAR phase1b/2a clinical studies (specifically relating to patient dosing and quality systems).

Peripheral blood mononuclear cells (PBMCs) were initiated into culture and GD-T cells expansion stimulated by zoledronic acid. On day 2 of expansion, cells were transduced with lentiviral vectors (LVV) to deliver the indicated CAR constructs. After routine feeding through the expansion process, cells were harvested on day 14 and the total cell number, fold expansion and viability of GD-T cells evaluated. Data present a compilation of experiments across multiple individual donors (N=9; n=1-5).

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Corporate Information

Our principal executive offices are located in Scotland, United Kingdom, with a mailing address of Maxim 1, 2 Parklands Way, Holytown, Motherwell, ML1 4WR, United Kingdom and our telephone number at that location is +44 (0) 141 433 7557. Our website address is https://www.tcbiopharm.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an “Emerging Growth Company”

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1.235 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of all our ordinary shares, including those represented by the ADSs, that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of being a “Foreign Private Issuer”

As a company incorporated in Scotland that is listed on Nasdaq Capital Market (“Nasdaq”), the Company is subject to Nasdaq corporate governance listing standards. The Company determined it qualified as a foreign private issuer under federal securities laws as of June 28, 2024, the last business day of its most recently completed second fiscal quarter.

We are subject to the information reporting requirements of the Securities and Exchange Act of 1934, as amended, the Exchange Act, that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements of the SEC applicable to U.S. domestic issuers. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the Nasdaq Stock Market rules for domestic U.S. issuers and are not required to be compliant with all Nasdaq Stock Market rules as of the date of our initial listing on Nasdaq as would domestic U.S. issuers These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an “emerging growth company.”

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Recent Developments

Issuances of ADSs and grants of options to purchase ADSs

On February 29, 2024, the Renumeration Committee of the Board of Directors approved a grant of options to purchase ADSs to the Company’s executive officers and non-employee directors under the Company’s 2021 Shares Option Scheme (the “Plan”) and agreed to cancel all shares options previously issued to such persons. Each non-employee director received an option to purchase 4,176 ADSs, or ADSs representing 835,200 Ordinary Shares at an exercise price of $10.90 per ADS, which is equal to the closing price of the Company’s ADSs on the Nasdaq Capital Market on January 31, 2024. Martin Thorp, the Company’s Chief Financial Officer, received an option to purchase 17,712 ADSs, or ADSs representing 3,542,440 Ordinary Shares at an exercise price of $10.90 per ADS, which is equal to the closing price of the Company’s ADSs on the Nasdaq Capital Market on January 31, 2024. Bryan Kobel, the Company’s Chief Executive Officer received an option to purchase 38,161 ADSs, or ADSs representing 7,632,120 Ordinary Shares at an exercise price of $10.90 per ADS, which is equal to the closing price of the Company’s ADSs on the Nasdaq Capital Market on January 31, 2024. All share options that were issued vest immediately upon issuance.

On March 8, 2024, Bryan Kobel, the Chief Executive Officer of the Company agreed to (a) defer the payment of accrued but unpaid contractual pension benefits owed to him in the amount of $66,000 for a period of 9 months and (b) convert an aggregate amount of $24,760 of accrued but unpaid contractual pension benefits owed to him into 476,153 ordinary shares, par value £0.0001 per share of Company, based on a price per ADS equal to the closing price of the Company’s ADSs on the Nasdaq Capital Market on March 7, 2024.

In addition, the board of directors approved a grant of options to Mr. Kobel to purchase 15,300 ADSs, or ADSs representing 3,060,000 Ordinary Shares at an exercise price of $20.00 per ADS. The options granted to Mr. Kobel were issued under the Company’s 2021 Plan. All share options that were issued vested immediately.

Exercise of Series D Warrants

On March 12, 2024, the Company issued 62,375 ADS representing 12,475,000 ordinary shares of the Company upon exercise of outstanding Series D warrants resulting in gross cash proceeds to the Company of £986,398 (approximately $1,263,000).

April 2024 LOI

On April 1, 2024, we entered into a non-binding letter of intent (the “Asset LOI”) with an unnamed cell therapy company. (the “Asset Seller”), regarding the potential acquisition (the “Proposed Asset Transaction”) by the Company of the following assets of Asset Seller: a Solid Tumor tool kit, a NK Cell Manufacturing tool kit, and two CAR-NK programs (the “Assets”). In exchange for the sale of the Assets to the Company, the Company will pay to the Asset Seller a combination of cash and equity at closing, as well as milestone payments based upon certain clinical achievements.

The Asset LOI only represents a mutual indication of interest regarding the Proposed Asset Transaction and the terms of the Proposed Asset Transaction are subject to a number of contingencies, including the completion of customary due diligence and the negotiation and execution of definitive agreements. Upon execution of the definitive agreements, the completion of the transaction will be subject to, among other matters, satisfaction of the conditions negotiated therein, the Company having secured adequate financing, and receipt of all third party (including governmental) approvals, licenses, consents, and clearances, as and when applicable. There can be no assurance that the Proposed Asset Transaction will be completed on the terms contemplated in the Asset LOI or otherwise. In particular, the timing of closing of any such transaction and the aggregate consideration that we may pay may materially differ from that currently contemplated by the Asset LOI.

May 2024 LOI

On May 1, 2024, we entered into a non-binding letter of intent (the “LOI”) with a private company (the “Seller”), regarding a potential business combination (the “Proposed Transaction”) whereby the Company or a subsidiary of the Company would acquire the Seller. In connection with the Proposed Transaction, the Company will pay to the Seller a cash purchase price equal to $20 million less any amounts payable on any Seller indebtedness and issue American Depository Shares (the “ADSs”) representing a number of the Company’s ordinary shares (the “Shares”) where the issue price of such Shares is equal to the average price paid in a fundraising from new and existing shareholders in the Company raising in excess of US$50 million (the “Issue Price”), such that the total value attributable to the Shares at closing is equal to US$20 million. In addition, the Seller will be entitled to certain payments upon satisfaction of various development milestones.

S-21

The LOI only represents a mutual indication of interest regarding the Proposed Transaction and the terms of the Proposed Transaction are subject to a number of contingencies, including the completion of customary due diligence and the negotiation and execution of definitive agreements. Upon execution of the definitive agreements, the completion of the transaction will be subject to, among other matters, satisfaction of the conditions negotiated therein, the Company having secured adequate financing, and receipt of all third party (including governmental) approvals, licenses, consents, and clearances, as and when applicable. There can be no assurance that the Proposed Transaction will be completed on the terms contemplated in the LOI or otherwise. In particular, the timing of closing of any such transaction and the aggregate consideration that we may pay may materially differ from that currently contemplated by the LOI.

May 2024 Warrant Inducement

On May 6, 2024, the Company, entered into a letter agreement (the “Inducement Letter”) with certain holders (the “Holders”) of existing Series E warrants (the “Existing Warrants”) to purchase ordinary shares represented by American depositary shares (the “ADSs”) of the Company. The Existing Warrants were issued on December 21, 2023 and were exercised at an exercise price of £17.85 per ADS. Each ADS represents twenty (200) ordinary shares of the Company.

Pursuant to the Inducement Letter, the Holders agreed to exercise for cash their Existing Warrants to purchase an aggregate of 175,000 ADSs of the Company for cash and the payment of £0.99625 (US$1.25) per new warrant in consideration for the Company’s agreement to issue new Series F warrants to purchase ordinary shares represented by ADSs (the “New Warrants”), as described below, to purchase up to 70,000,000 of the Company’s ordinary shares represented by 350,000 ADSs (the “New Warrant ADSs”). The Company received aggregate gross proceeds of approximately £3.1 million from the exercise of the Existing Warrants by the Holders, prior to deducting commissions and estimated offering expenses.

The Company engaged H.C. Wainwright & Co., LLC (the “Placement Agent”) to act as its exclusive placement agent in connection with the transactions summarized above and paid the Placement Agent a cash fee equal to 7.5% of the gross proceeds received from the Holders’ exercise of their Existing Warrants and a management fee of 1% of the gross proceeds received from the Holders’ exercise of their Existing Warrants. The Company also reimbursed the Placement Agent for its expenses in connection with the exercise of the Existing Warrants and the issuance of the New Warrants, $50,000 for fees and expenses of legal counsel and other out-of-pocket expenses, and paid the Placement Agent for non-accountable expenses in the amount of $35,000 and a clearing fee of $15,950. Upon any exercise for cash of any New Warrants, the Company has agreed to pay the Placement Agent a cash fee of 7.5% of the aggregate gross exercise price paid in cash with respect the exercise of the New Warrants. In addition, the Company granted warrants (“Placement Agent Warrants”) to the Placement Agent, or its designees, to purchase up to an aggregate of 2,625,020 ordinary shares represented by 13,125 ADSs, which Placement Agent Warrants shall be substantially in the same form as the New Warrants except that the Placement Agent Warrants will have an exercise price of £22.31.

The closing of the transactions contemplated pursuant to the Inducement Letter occurred on May 8, 2024. The Company intends to use the net proceeds from this offering to support its upcoming clinical trial focusing on relapse/refractory Acute Myeloid Leukemia, and for continuing operating expenses and working capital.

The Company also agreed to file a registration statement on Form S-3 (or other appropriate form if the Company is not then Form S-3 eligible) covering the resale of the New Warrant ADSs issued or issuable upon the exercise of the New Warrants (the “Resale Registration Statement”), within 30 days of the Closing Date, and to have such Resale Registration Statement declared effective by the SEC within 90 days following the Closing Date. The registration statement was filed and declared effective on June 24, 2024 to fulfill our obligations under the Letter Agreement.

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In the Inducement Letter, the Company agreed not to issue any ADSs, ordinary shares or ordinary share equivalents or to file any other registration statement with the SEC (in each case, subject to certain exceptions) until 30 days after the Closing Date. The Company also agreed not to effect or agree to effect any variable rate transaction (as defined in the Inducement Letter) until one (1) year after the Closing Date (subject to an exception).

ADS Ratio Change

On July 17, 2024, our Board of Directors approved the change in the ratio of ADSs evidencing ordinary shares from one (1) ADS representing twenty (20) ordinary share to one (1) ADS representing two hundred (200) ordinary shares, which will result in a one for 10 reverse split of the issued and outstanding ADSs (the “ADS Ratio Change”). The ADS Ratio Change became effective on August 5, 2024.

August 2024 Public Offering

On August 13, 2024, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an investor (the “Investor”) pursuant to which the Company agreed to issue and sell to the Investor in a best-efforts public offering 23,950 American Depositary Shares (the “ADSs”) representing 4,790,000 ordinary shares, par value £0.0001 per share (the “Ordinary Shares”), pre-funded warrants to purchase up to 1,976,050 ADS representing 395,210,000 Ordinary Shares (the “Pre-Funded Warrants”), and series G purchase warrants to purchase up to 2,000,000 ADSs representing 400,000,000 Ordinary Shares (the “Warrants” and together with the Pre-Funded Warrants and the ADSs, the “Securities”). The purchase price for each ADS and associated Warrant is $1.00 and the purchase price per each Pre-Funded Warrant and associated Warrant is $0.999. The Warrants are immediately exercisable, will expire one (1) year from the date of issuance and have an exercise price of £0.78 (or $1.00, as translated for illustration to U.S. dollars at the rate of £1.00 to $1.277 as of August 12, 2024) per ADS, subject to adjustment as set forth therein. The Pre-Funded Warrants may be exercised at any time until all of the Pre-Funded Warrants are exercised in full at an exercise price of $0.001 per ADS, subject to adjustment therein. The offering (the “Offering”) closed on August 15, 2024.

The Offering resulted in gross proceeds of $2.0 million before deducting related offering expenses. The Securities were offered by the Company pursuant to a registration statement on Form F-1 (File No. 333-280659), and each amendment thereto, which was declared effective by the Securities and Exchange Commission (the “Commission”) on August 12, 2024.

On August 28, 2024, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Investor”) pursuant to which the Company agreed to issue and sell to the Investor in a best-efforts public offering 53,558 ADSs representing 10,711,600 Ordinary Shares, par value £0.0001 per share, pre-funded warrants to purchase up to 5,946,442 ADS representing 1,189,288,400 Ordinary Shares (the “Pre-Funded Warrants”), and series H purchase warrants to purchase up to 6,000,000 ADSs representing 1,200,000,000 Ordinary Shares (the “Warrants” and together with the Pre-Funded Warrants and the ADSs, the “Securities”). The purchase price for each ADS and associated Warrant is $1.00 and the purchase price per each Pre-Funded Warrant and associated Warrant is $0.999. The Warrants are immediately exercisable, will expire one year from the date of issuance and have an exercise price of £0.76 (or $1.00, as translated for illustration to U.S. dollars at the rate of £1.00 to $1.3193 as of August 28, 2024) per ADS, subject to adjustment. The Pre-Funded Warrants may be exercised at any time until all of the Pre-Funded Warrants are exercised in full at an exercise price of $0.001 per ADS, subject to adjustment. The offering closed on August 29, 2024. The offering resulted in gross proceeds of $6.0 million before deducting related offering expenses.

Series G and H warrants representing a total of 1,142,000 ADSs have been exercised and the Company has received $1.1 million in cash receipts as of November 25, 2024, in connection with the exercise of warrants issued in August 2024.

In connection with the August 29, 2024 financing, we agreed until January 1, 2025 not to (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any ADSs, Ordinary Shares or their respective equivalents or (ii) file any registration statement or amendment or supplement thereto, subject to certain exceptions.  The filing of the the Registration Statement of which the Base Prospectus forms a part, this Prospectus Supplement and any sales under the Sales Agreement before the end of 2024 could be deemed to be in contravention of this provision. To date, no legal action has been commenced or threatened by the purchasers with respect to these matters. In the event that such purchasers commence any such legal action, we intend to defend ourself vigorously as we do not believe the purchasers have any right to material damages based upon any such claims.

Stock Dividend

A stock dividend has been approved by the Board but is subject to shareholder approval at a general meeting to be convened on December 30, 2024. Further details are available on a Form 6-K filed on December 16, 2024.

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Nasdaq Compliance

As previously reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 20, 2024 (the “May 20 8-K’), on May 15, 2024, the Company filed its Form 10-Q for the quarter ended March 31, 2024 (the “Form 10-Q”). As noted in the Form 10-Q, the Company was not in compliance with the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1) for continued listing on The Nasdaq Capital Market because its stockholders’ equity was below the required minimum of $2.5 million (the “Minimum Stockholders’ Equity Requirement”) at March 31, 2024. As previously reported in a Current Report on Form 8-K filed with the SEC on May 8, 2024, on May 6, 2024, the Company entered into a letter agreement (the “Inducement Letter”) with certain holders (the “Holders”) of existing Series E warrants (the “Existing Warrants”) to purchase ordinary shares represented by ADSs of the Company. Pursuant to the Inducement Letter, the Holders agreed to exercise for cash their Existing Warrants to purchase an aggregate of 175,000 ADSs of the Company for cash and the payment of £0.99625 (US$1.25) per new warrant in consideration for the Company’s agreement to issue new Series F warrants to purchase ordinary shares represented by ADSs (the “New Warrants”) to purchase up to 70,000,000 of the Company’s ordinary shares represented by 350,000 ADSs (the “New Warrant ADSs”). As noted above, on May 8, 2024, the Company received aggregate gross proceeds of approximately £3.1 million (circa $3.9 million) from the exercise of the Existing Warrants by the Holders, prior to deducting commissions and estimated offering expenses. As a result, the Company believes that due to additional funding and corresponding increase in equity as a result of the exercise of the Existing Warrants it is now in compliance with the Minimum Stockholders’ Equity Requirement as at June 30, 2024.

On May 24, 2024, the Company received written notification from the listing qualifications staff of the Nasdaq Stock Market, LLC (“Nasdaq”) indicating that the Company was not in compliance with the Minimum Stockholders’ Equity Requirement, as of March 31, 2024. This letter indicated that while Nasdaq estimates the Company is currently in compliance with the Minimum Stockholders’ Equity Requirement it notes that based on the historical burn rate, without a significant transaction, the Company will not be in compliance as of the next period ending June 30, 2024.

Since the Company was previously granted an exception to the Minimum Stockholders Equity Requirement by a Nasdaq Hearings Panel and subsequently regained compliance, it is subject to a Panel Monitor in accordance with Nasdaq Listing Rule 5815(d)(4)(A).

The Company requested and was granted a hearing before a hearing panel on July 16, 2024 at which it requested continued listing on The Nasdaq Capital Market since it has returned to compliance and expects to continue to do so. On August 1, 2024, the Company received written notification from Nasdaq that the hearing panel granted the Company’s request to continue its listing on Nasdaq subject to compliance with the Minimum Stockholders’ Equity Requirement on or before August 15, 2024.

The Company received a written notification from the listing qualifications staff (the “Staff”) of the Nasdaq. dated August 1, 2024 indicating that the minimum closing bid price per share for its American Depositary Shares (the “ADSs”) was below $1.00 for a period of 30 consecutive business days and that the Company did not meet the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). Normally, a company would be afforded a 180-calendar day period to demonstrate compliance with the Bid Price Rule. However, pursuant to Listing Rule 5810(c)(3)(A)(iv), the Company is not eligible for any compliance period specified in Rule 5810(c)(3)(A) due to the fact that the Company effected one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one (the “Excessive Reverse Stock Splits Rule”). Accordingly, this matter serves as an additional basis for delisting the Company’s securities from Nasdaq. Nasdaq informed the Company that the hearing panel will consider this matter in their decision regarding the Company’s continued listing on Nasdaq. As detailed above, the Company effected a change in the ratio of its ADSs to ordinary shares which had the effect to increase proportionally the ADS trading price, although the Company can give no assurance that the ADS trading price after the ADS ratio change will be proportionally equal to or greater than the previous’ ADS trading price prior to the change.

On August 21, 2024, the Company received a notice (the “Notice”) from the Staff of the Nasdaq informing the Company that it has regained compliance with the Minimum Stockholders’ Equity Requirement and the Bid Price Rule.

Normally, in application of Listing Rule 5815(d)(4)(B), companies that have regained equity and/or bid price compliance, where the company was ineligible for a second compliance period under the Excessive Reverse Stock Splits Rule, are imposed a Mandatory Panel Monitor. However, considering the Company regained compliance with the Bid Price Rule ahead of the panel granting it an exception to cure its bid price deficiency, the Notice stated that, pursuant to Listing Rule 5815(d)(4)(B), the Company will be subject to a Discretionary Panel Monitor for a period of one year from the date of the Notice, to ensure that the Company maintains long-term compliance with the Equity Rule, the Bid Price Rule, and all of the Exchange’s continued listing requirements.

If, within that one-year monitoring period, the Staff finds the Company again out of compliance with any continued listing requirement, notwithstanding Rule 5810(c)(2), the Company will not be permitted to provide the Staff with a plan of compliance with respect to any deficiency and the Staff will not be permitted to grant additional time for the Company to regain compliance with respect to any deficiency, nor will the Company be afforded an applicable cure or compliance period. Instead, the Staff will issue a Delist Determination Letter and the Company will have an opportunity to request a new hearing with the initial Panel or a newly convened Hearings Panel if the initial Panel is unavailable.

S-24

OFFERING SUMMARY

ADSs to be offered by us	ADSs having an aggregate offering price of up to $14,000,000.

ADSs	Each ADS represents twenty (200) ordinary shares. As a holder of ADSs, we will not treat you as one of our shareholders. The depositary, through its custodian, will be the holder of the ordinary shares underlying the ADSs, and you will have the rights of a holder of ADSs or beneficial owner (as applicable) as provided in the deposit agreement among us, the depositary and owners and holders of ADSs from time to time. To better understand the terms of the ADSs we encourage you to read the deposit agreement, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

ADSs outstanding after this offering (1)	Up to 33,613,221 ADSs representing 6,722,644,241 Ordinary Shares, assuming sales of 23,976,708 ADSs at a price of $0.5839 per ADS, which was the closing price of our ADSs on the Nasdaq Capital Market on December 12, 2024. The actual number of ADSs issued will vary depending on the sales price under this offering.

Market for ADSs	Our ADSs are listed on the Nasdaq Capital Market under the symbol “TCBP.”

Form of offering	The Sales Agent may, according to the terms of the Sales Agreement, sell the ADSs offered under this prospectus supplement in an “at-the-market” offering. See “Plan of Distribution” on page S-34 of this prospectus supplement.

Use of Proceeds	We intend to use the net proceeds of this offering to support our upcoming clinical trial focusing on relapse/refractory Acute Myeloid Leukemia (AML) and for continuing operating expenses and general corporate purposes, including, but not limited to, working capital, capital expenditures, investments, acquisitions, should we choose to pursue any, and collaborations. See “Use of Proceeds.”

Risk factors	See “Risk Factors” beginning on page S-26 of this prospectus supplement, as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying base prospectus, for a discussion of risks you should carefully consider before investing in our securities.

The number of our ordinary shares (including shares represented by ADSs) to be outstanding after this offering is based on 1,641,573,241 ordinary shares outstanding as of December 12, 2024 and excludes:

●	106,585 ordinary shares issuable upon the exercise of options outstanding under our 2014 Share Option Scheme as of June 30, 2024, with a weighted-average exercise price of £23.00 per share;

●	20,200 ordinary shares issuable upon the exercise of options outstanding under our 2021 Share Option Scheme, as of June 30, 2024, with a weighted-average exercise price of $212.00 per share;

●	17,575,360 ordinary shares issuable upon the exercise of options outstanding under our 2021 Share Option Scheme, as of June 30, 2024, with a weighted-average exercise price of $0.061 per share;

●	702,500 ordinary shares issuable upon the exercise of options outstanding under our 2021 Share Option Scheme, as of June 30, 2024, with a weighted-average exercise price of $0.409 per share;

●	5,650,000 ordinary shares issuable upon the exercise of options outstanding under our 2021 Share Option Scheme, as of June 30, 2024, with a weighted-average exercise price of $0.065 per share;

●	15,891 ordinary shares issuable upon the exercise of options outstanding, at a future date based on the achievement of certain clinical and commercial milestones with an exercise price of £215.00 per share; and

●	1,538,363,000 ordinary shares issuable upon the exercise of warrants outstanding, as of December 12, 2024, with a weighted-average exercise price of £0.013 per share;

For the description of the 2014 Share Option Scheme and 2021 Share Option Scheme please refer to the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “2023 Form 10-K”), which is incorporated by reference herein.

Unless otherwise stated, all information in this prospectus assumes no exercise of the outstanding options described above into ordinary shares or ADSs and treats all restricted shares issued with outstanding restrictions to be vested as issued and outstanding shares.

Except as otherwise indicated all references to our articles of association in this prospectus refer to our articles of association, as amended as currently in force for TC BioPharm (Holdings) plc at the date of this prospectus.

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RISK FACTORS

Before you make a decision to invest in our securities, you should consider carefully the risks described below, together with other information in this prospectus supplement, the accompanying base prospectus and the information incorporated by reference herein and therein, including any risk factors contained in our annual and other reports filed with the SEC. if any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our ADSs to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

The following is a summary of some of the principal risks we face. The list below is not exhaustive, and investors should read the risks described under the heading “Risk Factors” in our 2023 Form 10-K incorporated by reference herein, as well as the additional risks set forth in this section, in full.

●	We have generated operating losses since inception and expect to continue to generate losses. We may never achieve or maintain profitability. We will continue to require financing to continue to implement our business plan and sustain operations.

●	We, as well as our independent registered public accounting firm, in relation to our financial position, have expressed substantial doubt about our ability to continue as a going concern. The reasons for expressing that doubt in relation to our historical financial statements remains relevant and applicable to this offering.

●	Our lack of any approved products and our limited operating history may make it difficult for an investor to evaluate the success of our business to date and to assess our future viability.

●	GD-T cell therapies are a novel approach to treating cancers and infectious diseases, which have development risks and will require us to obtain regulatory approvals for development, testing, commercialization, manufacturing and distribution. We may not achieve all the required regulatory approvals or approvals may not be obtained as timely as needed.

●	Because GD-T cell therapies are a novel approach, potential side effects, and long-term efficacy, regulatory approval will require considerable time for trials, data collection, regulatory submissions and funding for the process.

●	Enrolling patients in clinical trials may be difficult for many reasons, including high screen failure, GD-T cell proliferation capacity, timing, proximity and availability of clinical sites, perceived risks, and publicity about the success or lack of success in the methods of treatment.

●	Because GD-T cell therapies are novel, our research and development and clinical trial results may not support our products intended purposes and regulatory approval. We are heavily dependent on the success of our lead product candidate (OmnImmune®), and intend to seek breakthrough therapy designation for some or all of our other therapeutic candidates in due course.

●	Market opportunities for certain of our product candidates may be limited to those patients who are ineligible for or have failed prior treatments. This class of patient may be limited in number, difficult to locate and service, require special governmental approval, and unable to pay or obtain reimbursement.

●	We rely on many third parties for aspects of our product development and commercialization, such as raw material supply, clinical trials, obtaining approvals, aspects of manufacturing, development of additional product candidates and distribution. We may not be able to control these parties and their business practices, such as compliance with good manufacturing requirements or their ability to supply or service us timely, which will likely disrupt our business.

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●	We face substantial competition: others may discover, develop and/or commercialize competing products before or more successfully than TCB.

●	Even if we are able to commercialize any product candidates, such drugs may become subject to unfavorable pricing regulations or third-party coverage and reimbursement policies. Commercialized products may not be adopted by the medical profession.

●	Because we operate internationally, we are subject to a wide array of regulation of the United Kingdom, European Union and United States. In addition to regulation surrounding new drug development and their manufacture, distribution and use, we will be subject, for example to data protection rules relating to medical records, medical and general privacy laws, environmental laws regarding medical waste, and bribery and corrupt practices law, in addition to all the drug related approval, manufacturing and distribution rules.

●	Product liability claims are frequent in drug development of novel therapies and insurance is mandatory and expensive. The inability to obtain insurance may prevent product development and claims may surpass our ability to pay and call into question the efficacy of a product with resulting reputational damage.

●	Protecting our intellectual property is paramount in our ability to be able to commercialize our products and generate revenues and investment return for our stockholders. We may not be able to obtain the intellectual property protection we seek due to its cost, requirement to pursue it in many jurisdictions, challenges by others and patent office rejection.

●	Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies acting in multiple jurisdictions, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

●	As part of product development, we may need to license aspects of our research and products from third parties or if our IP is challenged, we may have to seek license accommodation, any of which may be expensive, limited in scope, or unavailable.

●	We currently have a limited number of employees, and our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel at all levels.

●	We will need to grow the size and capabilities of our organization, and we may experience difficulties in managing this growth including, but not limited to, operating as a public company and taking a therapeutic through to market approval and acceptance.

●	We expect to expand our development and regulatory capabilities and potentially implement sales, marketing and distribution capabilities, and as a result, we may encounter difficulties in achieving and managing our growth, which could disrupt our operations. We expect to require further funding for these expansions of activity.

●	We incur substantial costs as a result of operating as a public company in the United States, and our management is required to devote substantial time to required SEC compliance and corporate governance practices.

●	If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired, which would adversely affect our business and our stock price.

●	Certain of our existing stockholders, members of our board of directors and senior management maintain the ability to exercise significant control over us. The interests of investors may conflict with the interests of these other stockholders.

●	Our ADSs provide rights that are different from directly holding our ordinary shares. The outstanding Warrants do not have the rights of shareholders until exercised. Our Warrants form a substantial part of our capitalization, and they have substantial protective provisions, which may limit our ability to raise capital.

S-27

●	Future sales, or the possibility of future sales, of a substantial number of our ordinary shares, through the additional deposit of ordinary shares for ADSs and exercises of our Warrants, could adversely affect the price of our ADSs or Warrants in the market. After any lock up period, a substantial number of our issued and outstanding ordinary shares will be eligible for trading on the public securities market by their being deposited with the depositary for ADSs.

●	As a foreign private issuer, we, and our stockholders, have certain exceptions to disclosure regulation under United States federal securities regulation, and we will take certain NASDAQ governance exceptions. Consequently, investors may not have the totality of disclosure about and governance controls in TCB as compared to United States domestic reporting companies.

●	Shareholder rights and recourse will be governed by and ultimately determined by Scottish and United Kingdom law and judicial process, which in many ways are more limited than United States law and practice. Most of our directors and officers are not resident in the United States. Most of our assets are located in the United Kingdom.

●	If we fail to meet the requirements for continued listing on the Nasdaq Capital Market or Nasdaq, our ADSs could be delisted from trading, which would decrease the liquidity of our ADSs and our ability to raise additional capital.

Risks Related to this Offering and Ownership of ADSs

If we fail to meet the requirements for continued listing on the Nasdaq Capital Market or Nasdaq, our ADSs could be delisted from trading, which would decrease the liquidity of our ADSs and our ability to raise additional capital.

Our ADSs are currently listed for quotation on The Nasdaq Capital Market. We are required to meet specified financial requirements in order to maintain our listing on the Nasdaq Capital Market. These requirements include maintaining a minimum bid price of at least $1.00 per share for our ADSs, which is referred to as the Bid Price Rule, and maintaining a minimum market value of listed securities, or the MVLS, of $35,000,000. On July 12 and 15, 2022, we received deficiency letters from the Listings Qualifications Department of the Nasdaq Stock Market notifying that we were not in compliance with the Bid Price Rule and the MVLS, respectively.

On December 6, 2022, we received written notification from the listing qualifications staff of the Nasdaq Stock Market, LLC (“Nasdaq”) indicating that the Company regained compliance with the Bid Price Rule. On January 12, 2023, we received written notification from the listing qualifications staff of the Nasdaq indicating that we have not regained compliance with the MVLS and that our securities would be subject to delisting unless we timely request a hearing before a Nasdaq Hearings Panel (the “Panel”). On March 9, 2023 the Company presented a formal plan to regain compliance to the Panel. On March 17, 2023, the Company announced that the TC BioPharm (Holdings) plc has been granted a formal extension until June 30, 2023, to regain compliance under Nasdaq Listing Rule 5550(b)(2) or its alternative criteria. The Company informed the Panel of its intention to regain compliance with Nasdaq’s continued listing requirements by demonstrating compliance with the $2.5 million minimum stockholders’ equity requirement in Listing Rule 5550(b)(1) as an alternative to demonstrating compliance with the MVLS Requirement, the Panel granted the Company an exception until June 30, 2023. On July 27, 2023, the Company received a letter, dated July 26, 2023 (the “Letter”) from Nasdaq notifying the Company that the Panel has concluded that the Company has regained compliance with Nasdaq’s continued listing requirements. The Letter stated that, pursuant to Listing Rule 5815(d)(4)(A), the Company will be subject to a Panel Monitor for a period of one year from the date of the Letter. If, within that one-year monitoring period, the Listing Qualifications staff (the “Staff”) finds the Company again out of compliance with any continued listing requirement, notwithstanding Rule 5810(c)(2), the Company will not be permitted to provide the Staff with a plan of compliance with respect to any deficiency and the Staff will not be permitted to grant additional time for the Company to regain compliance with respect to any deficiency, nor will the Company be afforded an applicable cure or compliance period. Instead, the Staff will issue a Delist Determination Letter and the Company will have an opportunity to request a new hearing with the initial Panel or a newly convened Hearings Panel if the initial Panel is unavailable.

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On June 22, 2023, we received a deficiency letter from the Staff notifying that we again were not in compliance with the Bid Price Rule. We have been provided an initial period of 180 calendar days, or until December 19, 2023, to regain compliance with the applicable listing requirement. On December 28, 2023, we received a letter from Nasdaq indicating that it has not regained compliance with the rule and we were not eligible for a second 180 day period. On January 2, 2024, we received written confirmation from Nasdaq that it has determined that for the last 10 consecutive business days, from December 15, 2023 to December 29, 2023, the closing bid price of the Company’s securities has been at $1.00 per share or greater. Accordingly, the Company has regained compliance with Listing Rule 5550(a)(2) and the matter is now closed.

As previously reported in a Current Report on Form 8-K filed with SEC on May 20, 2024 (the “May 20 8-K’), on May 15, 2024, the Company filed its Form 10-Q for the quarter ended March 31, 2024 (the “Form 10-Q”). As noted in the Form 10-Q, the Company was not in compliance with the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1) for continued listing on The Nasdaq Capital Market because its stockholders’ equity was below the required minimum of $2.5 million (the “Minimum Stockholders’ Equity Requirement”) at March 31, 2024. As previously reported in a Current Report on Form 8-K filed with the SEC on May 8, 2024, on May 6, 2024, the Company entered into a letter agreement (the “Inducement Letter”) with certain holders (the “Holders”) of existing Series E warrants (the “Existing Warrants”) to purchase ordinary shares represented by ADSs of the Company. Pursuant to the Inducement Letter, the Holders agreed to exercise for cash their Existing Warrants to purchase an aggregate of 175,000 ADSs of the Company for cash and the payment of £0.99625 (US$1.25) per new warrant in consideration for the Company’s agreement to issue new Series F warrants to purchase ordinary shares represented by ADSs (the “New Warrants”) to purchase up to 70,000,000 of the Company’s ordinary shares represented by 350,000 ADSs (the “New Warrant ADSs”). On May 8, 2024, the Company received aggregate gross proceeds of approximately £3.1 million (approx. $3.9m) from the exercise of the Existing Warrants by the Holders, prior to deducting commissions and estimated offering expenses. As a result, the Company believes that due to the exercise of the Existing Warrants it is now in compliance with the Minimum Stockholders’ Equity Requirement.

On May 24, 2024, the Company received written notification from the listing qualifications staff of the Nasdaq indicating that the Company was not in compliance with the Minimum Stockholders’ Equity Requirement, as of March 31, 2024. This letter indicated that while Nasdaq estimates the Company is currently in compliance with the Minimum Stockholders’ Equity Requirement it notes that based on the historical burn rate, without a significant transaction, the Company will not be in compliance as of the next period ending June 30, 2024.

Since the Company was previously granted an exception to the Minimum Stockholders Equity Requirement by a Nasdaq Hearings Panel and subsequently regained compliance, it is subject to a Panel Monitor in accordance with Nasdaq Listing Rule 5815(d)(4)(A).

The Company requested and was granted a hearing before a hearing panel on July 16, 2024 at which it requested continued listing on The Nasdaq Capital Market since it has returned to compliance and expects to continue to do so. On August 1, 2024, the Company received written notification from Nasdaq that the hearing panel granted the Company’s request to continue its listing on Nasdaq subject to compliance with the Minimum Stockholders’ Equity Requirement on or before August 15, 2024.

The Company received a written notification from the listing qualifications staff (the “Staff”) of the Nasdaq. dated August 1, 2024 indicating that the minimum closing bid price per share for its American Depositary Shares (the “ADSs”) was below $1.00 for a period of 30 consecutive business days and that the Company did not meet the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). Normally, a company would be afforded a 180-calendar day period to demonstrate compliance with the Bid Price Rule. However, pursuant to Listing Rule 5810(c)(3)(A)(iv), the Company is not eligible for any compliance period specified in Rule 5810(c)(3)(A) due to the fact that the Company effected one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one (the “Excessive Reverse Stock Splits Rule”). Accordingly, this matter serves as an additional basis for delisting the Company’s securities from Nasdaq. Nasdaq informed the Company that the hearing panel will consider this matter in their decision regarding the Company’s continued listing on Nasdaq. As detailed below, the Company effected a change in the ratio of its ADSs to ordinary shares which had the effect to increase proportionally the ADS trading price, although the Company can give no assurance that the ADS trading price after the ADS ratio change will be proportionally equal to or greater than the previous’ ADS trading price prior to the change.

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On August 21, 2024, the Company received a notice (the “Notice”) from the Staff of the Nasdaq informing the Company that it has regained compliance with the Minimum Stockholders’ Equity Requirement and the Bid Price Rule.

Normally, in application of Listing Rule 5815(d)(4)(B), companies that have regained equity and/or bid price compliance, where the company was ineligible for a second compliance period under the Excessive Reverse Stock Splits Rule, are imposed a Mandatory Panel Monitor. However, considering the Company regained compliance with the Bid Price Rule ahead of the panel granting it an exception to cure its bid price deficiency, the Notice stated that, pursuant to Listing Rule 5815(d)(4)(B), the Company will be subject to a Discretionary Panel Monitor for a period of one year from the date of the Notice, to ensure that the Company maintains long-term compliance with the Equity Rule, the Bid Price Rule, and all of the Exchange’s continued listing requirements.

If, within that one-year monitoring period, the Staff finds the Company again out of compliance with any continued listing requirement, notwithstanding Rule 5810(c)(2), the Company will not be permitted to provide the Staff with a plan of compliance with respect to any deficiency and the Staff will not be permitted to grant additional time for the Company to regain compliance with respect to any deficiency, nor will the Company be afforded an applicable cure or compliance period. Instead, the Staff will issue a Delist Determination Letter and the Company will have an opportunity to request a new hearing with the initial Panel or a newly convened Hearings Panel if the initial Panel is unavailable.

The Company continues to execute its business plan and is looking into various options available to maintain compliance with Nasdaq’s continued listing standards and maintain its continued listing on the Nasdaq Capital Market. However, there can be no assurance that the Company will be able to maintain compliance with the Nasdaq listing rules.

The price of the ADSs has been, and is likely to continue to be, highly volatile, which could result in substantial losses for purchases of ADSs in this offering.

The price of the ADSs has been, and is likely to continue to be, highly volatile. The stock market in general and the market for smaller pharmaceutical and biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, purchasers of securities sold pursuant to this registration statement may not be able to sell their ADSs at or above the price paid by such purchasers and, as such, they may lose some or all of their investment. Additionally, in the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us in light of the significant stock price volatility we and other pharmaceutical companies have experienced in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

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In addition to this offering, subject to market conditions and other factors, we may pursue additional equity financings in the future, including future public offerings or future private placements of equity securities or securities convertible into or exchangeable for equity securities. Further, the exercise of outstanding options and warrants could result in further dilution to investors and any additional ordinary shares or ADSs issued in connection with acquisitions, should we choose to pursue any, will result in dilution to investors. In addition, the market price of our ADS could fall as a result of resales of any of these ADSs due to an increased number of ADSs available for sale in the market.

The exercise of outstanding ADS purchase warrants and share options will have a dilutive effect on the percentage ownership of our capital stock by existing stockholders.

As of December 12, 2024, we had outstanding warrants to acquire 8,670,462 ADSs, and share options to purchase 24,070,536 of our ordinary shares. A significant number of such warrants have exercise prices above our ADSs’ recent trading prices, but the holders have the right, in certain circumstances, to effect a cashless exercise of such warrants. If a significant number of such warrants and share options are exercised by the holders, the percentage of our ADSs owned by our existing ADS holders will be diluted.

We face risks and uncertainties related to litigation, regulatory actions and government investigations and inquiries.

We are subject to, and may become a party to, litigation, claims, suits, regulatory actions and government investigations and inquiries.

The outcome of any litigation, regardless of its merits, is inherently uncertain. Any claims and lawsuits, and the disposition of such claims and lawsuits, could be time-consuming and expensive to resolve, divert management attention and resources, and lead to attempts on the part of other parties to pursue similar claims. Negative perceptions of our business may result in additional regulation, enforcement actions by the government and increased litigation, or harm to our ability to attract or retain customers or strategic partners, any of which may affect our business. Any damage to our reputation, including from publicity from legal proceedings against us or companies that work within our industry, governmental proceedings, unfavorable media coverage or class action could adversely affect our business, financial condition and results of operations.

An unfavorable outcome or settlement or any other legal, administrative and regulatory proceeding may result in a material adverse impact on our business, results of operations, financial position and overall trends. In addition, regardless of the outcome, litigation can be costly, time-consuming, and disruptive to our operations. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.

In accordance with the terms of a Convertible Loan Note (the “Note”) on August 9, 2022 (the “Conversion Date”) the Company issued 183,820 Ordinary Shares and 36,764 listed warrants to the Note holder in full satisfaction of the Note in the aggregate amount of $781,233. The holder filed a claim in the English courts on June 19, 2023 asserting that notice was provided such that the Company should have paid it the value of the Note in cash, rather than by settling it through the issuance of Ordinary Shares and listed warrants. The holder is demanding payment of the face value of the Note, together with interest, (approximately $860,000). The litigation process is ongoing and, unless settled before, is not expected to conclude until 2025 or later.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired, which would adversely affect our business and our stock price.

Ensuring that we have adequate internal financial and accounting controls and procedures in place to produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. We may discover material weaknesses in our internal financial and accounting controls and procedures that need improvement from time to time.

Management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes. Management does not expect that our internal control over financial reporting will prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within our company will have been detected.

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Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, we are required to furnish a report by our senior management on our internal control over financial reporting, commencing with our second annual report. However, while we remain an EGC we are not required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To prepare for eventual compliance with Section 404, once we no longer qualify as an EGC, we are engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, if we are unable to produce accurate financial statements on a timely basis, investors could lose confidence in the reliability of our financial statements, which could cause the market price of either of our ADSs or Warrants, or both, to decline and make it more difficult for us to finance our operations and growth.

The Company notes that the auditors identified that the Company experienced difficulty in the accounting for complex financial instruments and leases, and the Company lacked adequate internal control over the accounting and assessment of complex financial instruments following control deficiencies which they believed constituted a material weakness in the Company’s internal control over financial reporting as of December 31, 2023. The Company recognizes this error as a material weakness and has established controls to support assessment and review of accounting for complex financial instruments and leases.

Uncertain market and economic factors could adversely affect our business, financial condition or results of operations.

Uncertain or unfavorable global economic or market conditions, such as a recession, an economic slowdown, inflation or reduced growth rates, could significantly impact our operating results or lead to significant reductions in funding sources available to the Company, which could adversely affect our business, results of operations or financial condition. Our operations have required substantial amounts of cash since inception. We expect to continue to spend substantial amounts to continue the development of our GD-T cell-based therapeutic candidates, including for future clinical trials. In the event of unstable markets and unfavorable market conditions, we cannot be certain that additional funding will be available on acceptable terms, or at all. We have no committed source of additional capital. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of our GD-T cell-based therapeutic candidates or other research and development initiatives. Furthermore, uncertain or unfavorable global economic or market conditions may cause our manufacturers, suppliers, distributors, contractors, logistics providers and other external business partners to suffer financial or operational difficulties, which could impact their ability to provide us with or distribute finished product, raw and packaging materials or services in a timely manner or at all. We could also face difficulty collecting or recovering accounts receivables from third parties facing financial or operational difficulties.

The actual number of ADSs we will issue under the Sales Agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the Sales Agreement and compliance with applicable law, we have the discretion to deliver instruction to the Sales Agent to sell ADSs at any time throughout the term of the Sales Agreement. The number of ADSs that are sold through the Sales Agent after our instruction will fluctuate based on a number of factors, including the market price of our ADSs during the sales period, the limits we set with the Sales Agent in any instruction to sell ADSs, and the demand for our ADSs during the sales period. Because the price per ADS sold will fluctuate during this offering, it is not currently possible to predict the number of ADSs that will be sold or the gross proceeds to be raised in connection with those sales.

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The ADSs offered hereby will be sold in “at the market offerings,” and investors who buy shares at different times will likely pay different prices.

Investors who purchase ADSs in this offering at different times will likely pay different prices, and so may experience different levels of dilution, and different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold in this offering. Investors may experience a decline in the value of the shares they purchase in this offering as a result of sales made at prices lower than the prices they paid.

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion in the application of the net proceeds from this offering, and our stockholders will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business. See “Use of Proceeds” on page S-33 of this prospectus supplement for a description of our proposed use of proceeds from this offering.

The closing price of our ADSs is currently below $1.00 per share, which may result in a delisting notice from the Nasdaq Capital Market. If we are unable to cure such deficiency, and satisfy the Nasdaq continued listing requirements, we could be delisted from the Nasdaq Stock Market, which would negatively impact the market price and liquidity of our ADSs.

The Bid Price Rule requires that the Company maintain a closing bid price per share for 30 consecutive business days of $1.00 per share. On August 21, 2024, the Company received notice from Nasdaq that it will be subject to a Discretionary Panel Monitor for a period of one year, to ensure that the Company maintains long-term compliance with all of Nasdaq’s continued listing requirements. If, within that one-year monitoring period, the Staff finds the Company again out of compliance with any continued listing requirement, the Company will not be permitted to provide the Staff with a plan of compliance with respect to any deficiency and the Staff will not be permitted to grant additional time for the Company to regain compliance with respect to any deficiency, nor will the Company be afforded an applicable cure or compliance period. Instead, the Staff will issue a Delist Determination Letter and the Company will have an opportunity to request a new hearing with the initial Panel or a newly convened Hearings Panel if the initial Panel is unavailable. If our appeal is not successful and our ADSs are delisted by Nasdaq, our ADSs may be eligible for quotation on an over-the-counter quotation system or on the pink sheets, but will lack the market efficiencies associated with Nasdaq. Upon any such delisting, our ADSs would become subject to the regulations of the SEC relating to the market for penny stocks. A penny stock is any equity security not traded on a national securities exchange that has a market price of less than $5.00 per share. The regulations applicable to penny stocks may severely affect the market liquidity for our ADSs and could limit the ability of stockholders to sell securities in the secondary market. In such a case, an investor may find it more difficult to dispose of or obtain accurate quotations as to the market value of our ADSs, and there can be no assurance that our common stock will be eligible for trading or quotation on any alternative exchanges or markets.

DIVIDEND POLICY

Since inception, we have not declared or paid any dividends on our ordinary shares. A stock dividend has been approved by the Board but is subject to shareholder approval at a general meeting to be convened on December 30, 2024. Other than the stock dividend in the immediately preceding sentence, we do not have any current plans to pay any dividends on our ordinary shares, including those represented by ADSs, in the foreseeable future. We intend to retain all our available funds and any future earnings to operate and expand our business. Because we do not anticipate paying any cash dividends in the foreseeable future. Capital appreciation, if any, will be your sole source of gains, and you may never receive a return on your investment.

The determination to pay dividends, if any, will be made at the discretion of our board of directors and may be based on a number of factors, including our future operations and earnings, capital requirements and surplus, general financial condition, contractual and legal restrictions and other factors that the board of directors may deem relevant.

Under current Scottish law, among other things, a company’s accumulated realized profits must exceed its accumulated realized losses (on a non-consolidated basis) before dividends can be paid. Accordingly, we may only pay dividends if we have sufficient distributable reserves (on a non-consolidated basis), which are our accumulated realized profits that have not been previously distributed or capitalized less our accumulated realized losses, so far as such losses have not been previously written off in a reduction or reorganization of capital.

USE OF PROCEEDS

We may issue and sell our ADSs having aggregate sale proceeds of up to $14 million from time to time. Because there is no minimum offering amount required to be sold in connection with this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. We intend to use any net proceeds from the sale of securities under this prospectus supplement to support our upcoming clinical trial focusing on relapse/refractory Acute Myeloid Leukemia (AML) and for continuing operating expenses and general corporate purposes, including, but not limited to, working capital, capital expenditures, investments, acquisitions, should we choose to pursue any, and collaborations. The amounts and timing of our actual expenditures will depend on numerous factors, including the progress of our clinical trials and other development efforts and other factors described under “Risk Factors” in this prospectus supplement and the documents incorporated by reference herein, as well as the amount of cash used in our operations. As a result, our management will have broad discretion to allocate the net proceeds, if any, we receive in connection with securities offered pursuant to this prospectus supplement for any purpose.

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PLAN OF DISTRIBUTION

We have entered into the Sales Agreement, dated as of December 16, 2024, with Wainwright as Sales Agent, under which we may issue and sell ADSs having an aggregate offering price of up to $14 million from time to time through Wainwright acting as our Sales Agent or principal.

The Sales Agreement provides that sales of our ADSs, if any, under this prospectus supplement and the accompanying prospectus may be made in in transactions that are deemed to be “at-the-market” offerings as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on or through Nasdaq, the existing trading market for our ADSs, or any other existing trading market in the United States for our ADSs, sales made to or through a market maker other than on an exchange or otherwise, directly to the Sales Agent as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or in any other method permitted by law.

Wainwright will offer ADSs subject to the terms and conditions of the Sales Agreement as agreed upon by us and Wainwright. We will designate the number of ADSs which we desire to sell, the time period during which sales are requested to be made, any limitation on the number of ADSs that may be sold in one day and any minimum price below which sales may not be made. Subject to the terms and conditions of the Sales Agreement, Wainwright will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable laws and regulations to sell on our behalf all of the ADSs requested to be sold by us. We or Wainwright may suspend the offering of the ADSs being made through Wainwright under the Sales Agreement at any time upon proper notice to the other party.

Settlement for sales of ADSs will occur on the first trading day (or any such other shorter settlement cycle as may be in effect pursuant to Rule 15c6-1 under the Exchange Act from time to time) following the date on which any sales are made in return for payment of the net proceeds to us. Sales of ADSs as contemplated in this prospectus supplement and the accompanying base prospectus will be settled through the facilities of The Depository Trust Company or by such other means as we and Wainwright may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay Wainwright a cash commission of 3.0% of the gross sales price of the ADSs that Wainwright sells pursuant to the Sales Agreement. Because there is no minimum offering amount required as a condition to this offering, the actual total offering amount, commissions and proceeds to us, if any, are not determinable at this time. Pursuant to the terms of the Sales Agreement, we agreed to reimburse Wainwright for the documented fees and costs of its legal counsel reasonably incurred in connection with entering into the transactions contemplated by the Sales Agreement in an amount not to exceed $100,000 in the aggregate, in addition to (for Wainwright’s counsel’s fees) up to a maximum of $3,500 per due diligence update session conducted in connection with each such date the Company files its Quarterly Reports on Form 10-Q, or a Form 6-K and amendments or supplements to the Registration Statement, the accompanying prospectus, or any prospectus supplement and up to a maximum of $5,000 in connection with each such date the Company files its Annual Report on Form 10-K or 20-F. We will report at least quarterly the number of ADSs sold through Wainwright under the Sales Agreement, the net proceeds to us and the compensation paid by us to Wainwright in connection with the sales of ADSs.

In connection with the sales of ADSs on our behalf, Wainwright will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Wainwright will be deemed to be underwriting commissions or discounts. We have agreed in the Sales Agreement to provide indemnification and contribution to Wainwright against certain liabilities, including liabilities under the Securities Act.

The offering of ADSs pursuant to this prospectus supplement will terminate upon the earlier of the sale of all of the ADSs provided for in this prospectus supplement or termination of the Sales Agreement as permitted therein.

To the extent required by Regulation M, Wainwright will not engage in any market making activities involving our ADSs while the offering is ongoing under this prospectus supplement.

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Wainwright and its affiliates have and may in the future provide in investment banking, advisory and other commercial dealings in the ordinary course of business with us or our affiliates and have received and may receive customary fees and expenses for these transactions. In addition, in August 2024, Wainwright received $450,000 and warrants to purchase 450,000 ADSs in connection with a waiver under its engagement agreement in connection with our offering on Form F-1. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Wainwright or its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

This prospectus supplement and the accompanying base prospectus may be made available in electronic format on a website maintained by Wainwright, and Wainwright may distribute this prospectus supplement and the accompanying base prospectus electronically.

The foregoing does not purport to be a complete statement of the terms and conditions of the Sales Agreement. A copy of the Sales Agreement is included as an exhibit to the Report on Form 6-K to be filed with the SEC on December 17, 2024. See “Where You Can Find More Information” below.

Our ADSs are listed on The Nasdaq Capital Market under the symbol “TCBP.”

The depositary for our ADSs is The Bank of New York Mellon.

LEGAL MATTERS

We are being represented by Sheppard, Mullin, Richter & Hampton LLP, New York, New York with respect to certain legal matters of United States federal securities and New York state law. We are being represented by Addleshaw Goddard LLP, Glasgow, Scotland with respect to certain legal matters of the law of Scotland and other applicable law of the United Kingdom and as to certain patent law matters by Murgitroyd & Company Limited. Ellenoff Grossman & Schole LLP, New York, New York, is counsel for the Sales Agent in connection with this offering.

EXPERTS

The consolidated financial statements of TC BioPharm (Holdings) plc incorporated by reference in TC BioPharm (Holdings) plc’s Annual Report (Form 10-K) for the years ended December 31, 2023 and December 31, 2022, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The registered business address of Marcum LLP is 730 3rd Avenue, 11th Floor, New York, NY 10017, United States of America.

ENFORCEMENT OF JUDGMENTS

We are a corporation organized under the laws of Scotland. Substantially all of our assets and half of our directors and executive officers are located and reside, respectively, outside the United States. Because of the location of our assets and board members, it may not be possible for investors to serve process within the United States upon TCB or those persons with respect to matters arising under the United States federal securities laws or to enforce against us or persons located outside the United States judgments of United States courts asserted under the civil liability provisions of the United States federal securities laws. We understand that there is doubt as to the enforceability in Scotland and the United Kingdom, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the federal securities laws of the United States insofar as they are fines or penalties. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Scotland and the United Kingdom by reason of being a penalty. TC BioPharm (North America) Inc., a Delaware corporation, with a registered office at Business Filings, Inc. 108 West 13th Street, Wilmington, Delaware 19801, has been appointed agent to receive service of process in any action against TC BioPharm (Holdings) plc in any state or federal court in the State of New York.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting and other informational requirements of the Exchange Act. Under the Exchange Act, we file Annual Reports and other information with the SEC. As a foreign private issuer, we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The SEC maintains a web site that contains reports and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement of which this prospectus forms a part. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

We maintain a corporate website at https://tcbiopharm.com/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form F-3 under the Securities Act with the SEC with respect to the securities we may offer pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

●	our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2023, filed with the SEC on April 29, 2024;

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 1, 2024;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the SEC on May 15, 2024;

●	our Current Reports on Form 8-K (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) and our Reports of Foreign Private Issuer on Form 6-K filed with the SEC on January 4, 2024, February 14, 2024, March 6, 2024, March 12, 2024, March 18, 2024, March 19, 2024, April 4, 2024, May 6, 2024, May 8, 2024, May 20, 2024, May 29, 2024, June 28, 2024, July 1, 2024, July 1, 2024, July 29, 2024, August 6, 2024, August 8, 2024, August 15, 2024, August 23, 2024, 2024, August 30, 2024 and October 11, 2024, November 25, 2024 and December 16, 2024.

●	our definitive Proxy Statement on Schedule 14A for our 2024 Annual Meeting of Shareholders, filed with the SEC on June 7, 2024;

●	the description of our Ordinary Shares contained in our registration statement on Form 8-A (File No. 001-41231) filed with the SEC on January 14, 2022, including any amendments or reports filed with the SEC for the purposes of updating such description.

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We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) prior to the termination of this offering. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

TC BioPharm (Holdings) plc

Maxim 1, 2 Parklands Way

Holytown, Motherwell, ML1 4WR

Scotland, United Kingdom

+44 (0) 141 433 7557

We maintain an internet site at http://www.tcbiopharm.com. Our website and the information contained on or connected to it shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

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PROSPECTUS

$100,000,000

American Depositary Shares representing Ordinary Shares

Debt Securities

Warrants

Rights

Units

This prospectus will allow us to issue, from time to time at prices and on terms to be determined at or prior to the time of the offering, up to $100,000,000 of any combination of the securities described in this prospectus, either individually or in units. We may also offer: American Depositary Shares, or ADSs, representing ordinary shares upon conversion of or exchange for the debt securities or upon the exercise of the warrants or rights.

This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide you with the specific terms of any offering in one or more supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any prospectus supplement, as well as any documents incorporated by reference into this prospectus or any prospectus supplement, carefully before you invest.

Our securities may be sold directly by us to you, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section titled “Plan of Distribution” in this prospectus and in the applicable prospectus supplement. If any underwriters or agents are involved in the sale of our securities with respect to which this prospectus is being delivered, the names of such underwriters or agents and any applicable fees, commissions or discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Our ADSs are listed on The Nasdaq Capital Market under the symbol “TCBP” and our warrants are listed on The Nasdaq Capital Market under the symbol “TCBPW”. On November 25, 2024, the last reported sale price of our ADSs on The Nasdaq Capital Market was $0.656 per ADS and the last reported sale price of our warrants on The Nasdaq Capital Market was $0.016 per warrant. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on The Nasdaq Capital Market or any securities market or other securities exchange of the securities covered by the prospectus supplement. Prospective purchasers of our securities are urged to obtain current information as to the market prices of our securities, where applicable.

On November 25, 2024, the aggregate market value worldwide of our outstanding voting and non-voting common equity held by non-affiliates was approximately US$5.4 million, based on 1,641,097,085 ordinary shares outstanding (which would be represented by 8,205,485 ADSs assuming all holders held ADSs) held by non-affiliates as of November 25, 2024, and a per ADS price of US$0.656 based on the closing sale price of the ADSs on The Nasdaq Capital Market on November 25, 2024. Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell securities registered on this registration statement of which any prospectus supplement forms a part in a public primary offering with a value exceeding one-third of our outstanding voting and non-voting common equity held by non-affiliates (the “public float”) in any 12-month period so long as our public float remains below US$75.0 million. During the 12 calendar months prior to and including the date of this prospectus, we have not offered or sold any securities pursuant to General Instruction I.B.5. of Form F-3.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page 25 of this prospectus under the caption “Risk Factors” We may also include specific risk factors in supplements to this prospectus under the caption “Risk Related to This Offering.” This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 11, 2024.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer ADSs representing our ordinary shares, various series of debt securities or warrants, and rights to purchase any of such securities, either individually or in units, in one or more offerings, with a total value of up to $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. However, no prospectus supplement will offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to the offering of securities under this prospectus. You should carefully read this prospectus, the applicable prospectus supplement, the information and documents incorporated herein by reference and the additional information under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference” before making an investment decision.

You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated herein by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement. To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

Unless the context requires otherwise, in this prospectus TC BioPharm (Holdings) plc (formerly TC BioPharm (Holdings) Limited, which was re-registered as a public limited company on January 10, 2022) and its subsidiaries (“Subsidiar(y/ies)”), and TC BioPharm Limited (our principal trading subsidiary) shall collectively be referred to as “TCB,” “the Company,” “the Group”, “we,” “us,” and “our” unless otherwise noted.

On December 17, 2021, prior to our initial public offering, the Company undertook a corporate reorganization pursuant to which TC BioPharm (Holdings) plc became the group holding company. The Company in turn effected a forward split of its ordinary shares on a 10 for 1 basis. On November 18, 2022 the Company undertook a reverse share split such that fifty issued ordinary share were exchanged for one new ordinary share. On December 15, 2023, we effected a change to the ratio of our ADSs to our ordinary shares from one ADS representing one (1) ordinary share to one ADS representing twenty (20) ordinary shares. On August 5, 2024, we effected a change to the ratio of our ADSs to our ordinary shares from one ADS representing twenty (20) ordinary shares to one ADS representing two hundred (200) ordinary shares. Except as otherwise indicated, all information in this prospectus gives retroactive effect to the above mentioned ADS ratio changes.

As a result of the share splits and ratio changes, all references included in this document to units of ordinary shares or per share amounts are reflective of the forward and reverse share splits for all periods presented. In addition, the exercise prices and the numbers of ordinary shares issuable upon the exercise of any outstanding options to purchase ordinary shares were proportionally adjusted pursuant to the respective anti-dilution terms of the share-based payment plans.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the “Risk Factor Summary”. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

Some of our trademarks and trade names are used in this prospectus, which are intellectual property owned by the Company. This prospectus also includes trademarks, trade names, and service marks that are the property of other organizations. Solely for convenience, our trademarks and trade names referred to in this prospectus appear without the TM symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and trade names.

PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC or included in any applicable prospectus supplement. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth in any prospectus supplements and in our most recent filings with the SEC including our Annual Reports on Form 10-K, reports on Form 10-Q and reports on Form 6-K, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Corporate Overview

TCB is based in Scotland and is a clinical-stage biopharmaceutical company focused on developing novel immunotherapy products based on our proprietary allogeneic gamma delta T (GD-T) cell platform. Harnessing the innate ability of GD-Ts has enabled us to develop a range of clinical-stage cell therapies designed to combat cancer and viral infection.

In-house clinical studies have demonstrated that our unmodified allogeneic GD-T products are (i) well tolerated and (ii) show preliminary evidence of disease modification in patients with the late-stage blood cancer, known as acute myeloid leukemia (AML). Based on clinical data generated by us believe that unmodified GD-Ts have the potential to treat all blood cancers.

TCB now is embarking on phase 2b-into-pivotal (phase 3) clinical studies with a view to launching its first oncology product for the treatment of AML. Clinical results generated thus far have enabled us to obtain FDA orphan drug status for treatment of AML.

In addition to unmodified allogenic GD-Ts for treatment of blood cancers, we are also developing an innovative range of genetically-modified CAR-T products for treatment of solid cancers. We believe that solid cancers are more difficult to treat than blood cancers and may require the addition of a CAR “chimeric antigen receptor” (i) to help therapeutic cells to “navigate” into diseased cancerous tissue and (ii) to retain therapeutic cells in-situ at the lesion for maximal efficacy (increased persistence).

In order to manufacture our portfolio of allogeneic products, TCB selects the highest quality GD-T cells from healthy donors, activate the cells and grow them in large numbers at our in-house GMP-compliant manufacturing facility before administration to a patient in order to target and then destroy malignant or virally-infected tissues. TCB believes that we have introduced a step-change to our manufacturing platform by implementing a freeze-thaw process that will allow product to be shipped from cleanroom to patient without any shelf-life issue. Resulting products, TCB believes, will be more cost-effective and straightforward to ship form cleanroom to clinic.

At this stage, TCB does not have any approved products. Accordingly, TCB has not generated any revenue from the sale of products, and TCB does not expect to generate any such revenue unless and until it obtains regulatory approvals for, and commercialize any of, our product candidates. In the future, TCB will seek to generate revenue primarily from product sales and, potentially, regional or global collaborations with strategic partners, which may produce license fee income.

See “Business - Overview” in 2023 Form 10-K incorporated by reference in this prospectus.

Intellectual Property

We have a strong portfolio of patents covering manufacture and commercialization of GD-T cell products and their modification via CAR-T (summarized below). Our technology platform and clinical programs have enabled us to raise over $100 million in grant, equity and collaboration funding since becoming operational in 2017. This financing has allowed us to enhance and expand our clinical and preclinical programs as well as build our team of world-class scientists.

The following table provides an overview of our core technology platforms, technology assets and competencies across the business. Additional details of our intellectual property portfolio are provided below.

ASSET SUMMARY	ATTRIBUTES

GD-T Vehicle	●	Readily available and expanded to high numbers.
	●	Not MHC-restricted, therefore no graft vs host disease – an allogeneic platform.
	●	Pre-programmed tropism for infiltration of diseased tissue.
	●	Multiple modes of innate cytotoxicity and coordinating a wider immune response.
	●	Clinical tolerability of the allogeneic vehicle demonstrated at high dose level.
	●	Naturally arising in different subtypes offering a menu of vehicles with unique properties.

Allogeneic Cell Banks	●	Donor GD-Ts selection based on highest therapeutic quality.
	●	Reproducible product with low cost-of-goods compared with autologous (patient-bespoke) therapies, can be frozen-shipped, thawed at clinic.
	●	Well understood clinical and regulatory pathway to commercialization.

Co-stimulatory CAR-T	●	Elimination of off-tumor toxicity.
	●	Reduction of cytokine release from killing healthy cells.
	●	Reliance on natural T cell activation and no tonic signaling
	●	Antigen expression on healthy tissue tolerated – greatly expanded range.
	●	Ability to use multiple co-stimulatory receptors to add functionality.

Integrated Business Model	●	Full control of critical stages of development projects, which increases speed and reliability of development and production, optimizes operations to our specialized products and materially reduces our cost base
	●	No pass-through or transaction costs form external service providers, which increases efficiency and speed of development and manufacturing and materially reduces our cost base
	●	In-house clinical management ensures best chance of clinical success and avoids use of very expensive clinical management in early-stage trials, materially reducing our cost base.

The strength of our patents involves complex legal and scientific questions and can be uncertain.

We actively seek to protect the intellectual property and proprietary technology that we believe is important to our business, including seeking, maintaining, enforcing and defending patent rights for our therapeutics and processes, whether developed internally or licensed from third parties. Our success will depend on our ability to obtain and maintain patent and other protection including data/market exclusivity for our therapeutic products and platform technology, preserve the confidentiality of our know-how and operate without infringing the valid and enforceable patents and proprietary rights of third parties.

Our policy is to seek to protect our proprietary position generally by filing an initial priority filing at the U.K. Intellectual Property Office, or UKIPO. This is followed by the filing of a patent application under the Patent Co-operation Treaty claiming priority from the initial application(s) and then progressing to national applications in, for example, the United States, Europe, Japan, Australia, New Zealand, China and Canada. In each case, we determine the strategy and territories required after discussion with our patent professionals to ensure that we obtain relevant coverage in territories that are commercially important to us and our GD-T therapeutic candidates. We will additionally rely on data exclusivity, market exclusivity and patent term extensions when available, including as relevant exclusivity through orphan or pediatric drug designations. We also rely on trade secrets and know-how relating to our underlying platform technology and therapeutic products. Prior to making any decision on filing any patent application, we consider, with our patent professionals, whether patent protection is the most sensible strategy for protecting the invention concerned or whether the invention should be maintained as confidential.

As of December 12, 2024, we own 16 23 granted patents and 11 9patent applications in 3 families, and have an exclusive license to an additional 1 family of 14 2 granted patents and 8 2 patent applications. Consistent with the filing strategy outlined above, all of our applications are either UK applications, PCT applications or national phase applications derived from a corresponding PCT application. These patents and patent applications include claims directed to our therapeutic products and platform technology or other manufacturing and process technology to further enable our therapeutic products and manufacturing methods.

See “Business - Intellectual Property” in our 2023 Form 10-K incorporated by reference in this prospectus.

Our Business Strategy

We have taken a step-wise approach to clinical development and commercialization. To achieve this, we have made the clinical transition from autologous GD-Ts to allogeneic GD-Ts, improving our process for optimization of our product based on data and new technologies. The Company plans to maximize the value of TCB-008 and future iterations by expanding the use case for the product, effectively believing TCB-008 (and future such iterations) to be a “platform therapeutic” based upon its safety profile and the in-house knowledge of GD-Ts and TCB-008. Additionally, the Company plans to opportunistically add to the asset base of the Company around other cell therapy approaches and such technologies where we can leverage our expertise and facilities. Our commercialization strategy is to introduce products firstly in blood cancers (AML initially), and pending data, in other disease indications and in solid tumors as a combination therapeutic.

Our strategic objective is to build a global therapeutic business with an extensive portfolio of GD-T cell-based products with the potential to significantly improve the outcomes of patients with cancer and infectious disease. In order to achieve our objective, we are focused on delivering success in the following areas:

Progress unmodified GD-T2s into Phase 2/3 clinical trials for the treatment of blood cancers

Having generated meaningful clinical data showing our product is well-tolerated in late-stage AML patients with no remaining treatment options, we commenced phase 2b-into pivotal (phase 3) clinical studies under the trial name ‘ACHIEVE’, with OmnImmune® during 2022 in AML patients who have failed to respond adequately to induction therapy. The aim is to provide a form of salvage therapy which will either stabilize the patient, thereby preventing disease progression, or delay the requirement for human stem cell transplant. Our initial trial centers are in the UK and we are currently dosing patients in this trial. Working on the premise that other blood cancers should respond to GD-Ts in a similar manner to AML, TCB plans to conduct clinical studies for OmnImmune® in other hematological malignancies in future.

Unmodified GD-T2s for use in the treatment of fungal infections

Gamma-delta T cells are dysfunctional in patients with many severe viral diseases and TCB anticipates that its unmodified gamma delta T cell therapy platform will be used in due course to treat viral infections as well as cancers under the name ImmuniStim®. For example, during 2022 TCB developed a clinical trial protocol to treat patients with COVID 19. Because of the progress of the disease and absence of appropriate trial patients this trial is not currently being progressed, although we expect to continue our infectious disease program in future.

Grow our business operations to support the increasing number of clinical-phase products in development

We believe that our existing cell and gene manufacturing facility in the UK has the capacity to support our committed clinical development plans. We plan to continue to build upon this to support expansion of our product pipelines to new assets and to grow our clinical team. We also will work closely with vendors to embrace emerging technologies in our manufacturing operations that are appropriate and optimized for our products to continually improve the quality and efficiency of our manufacturing systems. We believe that maintaining in-house control of these activities is critical to effective and efficient progression and we will continue to seek to build integrated business functions where possible.

Apply our discovery engine to target further diseases and add additional functionality to our products

As a platform technology, our co-stimulatory CAR-T GD-T cell system has a wealth of potential options to build added functionality into our cell-based platform. We plan to continue to innovate and partner in the field to augment our drug products and introduce next generation attributes. We also plan to continue to innovate our manufacturing and supply chains to efficiently scale our processes and simplify the interface with patients and healthcare professionals, whilst continually seeking to reduce manufacturing costs to improve patient access.

Expand our intellectual property portfolio and acquire additional technologies to augment our strong IP position

We intend to continue building on our technology platform, comprised of intellectual property, proprietary methods and know-how in the field of GD-T cells. These assets form the foundation for our ability, not only to strengthen our product pipeline, but also to successfully defend and expand our position as a leader in the field of GD-T based immune-oncology.

See “Business - Business Strategy” in our 2023 Form 10-K incorporated by reference in this prospectus.

TCB’s Strengths

Our clinical trials have provided very strong evidence of drug-toleration and some preliminary evidence of clinical benefit.

Our clinical trial of TCB001 involved treatment of patients with autologous unmodified GD-Ts. In a phase 1b/2a dose-ranging safety study (maximum total dose 30x109 cells) we saw no evidence of drug-related severe adverse events. A total of eight patients were treated with escalating doses of TCB001, and no treatment-related toxicities were reported during the full six-week therapeutic course. Data from OmnImmune® (TCB002) suggests an excellent tolerability, with no observed Host versus Graft Disease (HvGD) and some preliminary indication of clinical benefit. OmnImmune® (TCB002) has been granted Orphan Drug Designation by the FDA.

Our CAR-T platform is centered on development of safer and more widely applicable therapeutic candidates and associated process and manufacturing capabilities.

Our proprietary co-stimulatory CAR-T technology platform covers identification of target cancer antigens, successful design and engineering of target sequences, preclinical safety testing and optimized manufacturing processes suitable for producing therapeutic candidates for use in clinical trials and commercialization. We believe the platform will enable development of additional GD-T cell therapeutic candidates targeting cancers that have previously been difficult to treat. We believe the products will be demonstrably safer than the current generation of AB T cell CAR-T products because they will not attack healthy non-cancerous cells and augment the natural biological process rather than bypassing it.

We have identified a large and growing pool of cancer targets for which we can develop additional therapeutic candidates.

We have identified over 20 antigens that are preferentially expressed in cancer cells and have established ongoing research programs to develop several of these into our GD-T platform. Within the terms of our agreement, bluebird bio, we have first right of refusal on a further three oncology targets. Each antigen target presents an opportunity to target many cancer types and therefore presents multiple potential represents a development, collaboration and/or an out-licensing opportunity as each target could be used to target specific cancer types. Growing the pipeline of products built on our co-stimulatory CAR-T and reaching patients is our priority.

We have historically entered collaborative arrangements with partners (bluebird bio, Inc (now 2seventybio). (USA) and Nipro Corporation (Japan), which involve funded or partly funded preclinical collaboration. It is uncertain at this time whether TCB will receive any significant revenues from these collaborations.

We retain control of key business elements, such as product manufacture and clinical research.

Whilst many companies contract out product manufacture, quality systems and clinical trial management, we have elected to build these skills in-house. TC BioPharm has a GMP (Good Manufacturing Practice) cleanroom facility where our products are manufactured. We also retain all the quality support systems such as product testing and release of final product to the clinic. Keeping these systems in-house allows the Company to control all aspects of the manufacturing process whilst significantly reducing costs of goods (CoGs). Further saving on costs are accrued by in-house manufacture, as contract manufacturing organizations (CMOs) will typically charge several times more than the actual costs to maintain their profit margins. Rather than fully outsource our clinical trial management, data management and pharmacovigilance, we maintain an inhouse clinical team that partners with a contract clinical research organization (CRO) for data management and pharmacovigilance services. The inhouse clinical team conducts and manages our own clinical trials in-house. In addition to significant cost savings, this allows us to build a strong working relationship with physicians who are treating the cancer patients; we believe this is key to successful product development as the physicians participating in our clinical studies will also be our future customers. We believe that retaining control of key elements of our business such as GMP manufacture and clinical operations, has allowed TC BioPharm to move quickly and efficiently since incorporation.

We continue to file new patent applications from new in-house product development, and have a strong growing intellectual property portfolio to protect our products and proprietary platform.

We have a strong intellectual property portfolio covering the key aspects of our manufacturing processes and product platforms. Our in-house product development team are dedicated to developing new therapeutic candidates and optimizing current manufacturing processes. All of our patent families are currently in various stages of the patent approval process, and as leaders in the path towards the commercialization of GD-Ts we hold significant first-mover advantage captured by trade secrets and know-how.

Our policy of developing strategic alliances has and will provide additional support for product development and commercialization.

We believe that strategic alliances, both historic and potential future alliances, have and will provide extensive experience in scale-up and automation, culture media manufacture and post-authorization sales and marketing with regional expertise. Additionally, we expect to use knowledge gained from our collaborations to improve development pathways for our unpartnered CAR-T therapeutic candidate programs.

We have a highly knowledgeable and experienced management team with extensive industry experience and expertise in the United States and in Europe.

Mr. Kobel joined us as our Chief Executive Officer at the time of our IPO. Bryan brings a US presence to our executive team and over 15 years’ experience in Healthcare and Life Sciences capital markets. Martin Thorp, our Chief Financial Officer has over 40 years’ experience in implementing capital strategies globally from seed investment to IPO. He was global CEO of Arthur Andersen Corporate Finance based in New York.

Ability to treat patients under the ‘Specials’ regulatory framework.

European regulations (Regulation 167 of the Human Medicines Regulations 2012) set out the exemption from the requirement for a medicinal product, placed on the market in the UK to hold a marketing authorization. This exemption flows from Article 5(1) of EU Directive 2001/83/EC, which states that a member of the EU may, in accordance with legislation in force and to fulfil special needs, excludes from the provisions of this Directive medicinal products supplied in response to a bona fide unsolicited order, formulated in accordance with the specifications of an authorized healthcare professional and for use by an individual patient under his or her direct personal responsibility. Such an unlicensed medicinal product may only be supplied in order to meet the special needs of an individual patient. An unlicensed medicinal product should not be supplied where an equivalent licensed medicinal product can meet the special needs of the patient. Responsibility for deciding whether an individual patient has “special needs” which a licensed product cannot meet should be a matter for the doctor, dentist, nurse independent prescriber, pharmacist independent prescriber or supplementary prescriber responsible for the patient’s care.

In terms of time and cost, the ‘Specials’ scheme is an attractive strategy. We believe that accumulating evidence by this route could lead to rapid and wider product uptake through ‘off-label’ use.

TCB believes it has certain identified strengths. These include:

●	Clinical trials that have provided strong evidence of safety and some preliminary indications of clinical benefit;
●	A proprietary co-stimulatory CAR-T technology platform which we believe allows solid cancers to be treated without toxic side-effects;
●	Identification of a large pool of cancer targets for which we believe we can develop therapeutic candidates;
●	Retention of key business elements, especially in-house ability to manufacture cell-based product and conduct our own clinical research;
●	Robust, and growing intellectual property portfolio protecting our products and proprietary platform;
●	Our policy is to develop strategic collaborations with leading, international companies to work together with us to develop certain GD-T CAR-T products into clinic. We believe that existing and future collaborations will provide us with experience in scale-up and automation, and post-authorization sales and marketing;
●	A highly knowledgeable and experienced management team with extensive industry experience and expertise in the United States and in Europe; and
●	Ability to treat patients under the ‘Specials’ regulatory framework in Europe.

Our Pipeline

What are gamma delta T cells?

The immune system plays an important role in targeting and destroying cancer cells. One component has evolved to scan the body for diseased cells and eradicate them. In humans, GD-Ts arise as a number of different subtypes, defined by the sequence of the gamma and delta chains of the T-cell receptor (TCR) on the cell surface. The gammadelta2 (GD-T2) subtype typically is the most abundant of these cells in healthy humans, and its TCR- of anti-cancer immunity is GD-T cells – a type of white blood cell that express a variety of innate receptors, which mediated signaling has been fully characterized by researchers.

Virally-infected or cancerous cells become stressed and accumulate cell surface phosphoantigens (isopentenyl pyrophosphate – IPP’s) which are recognized by GD-T2 cells. Our proprietary technology platform includes the manufacturing of unmodified and genetically modified (CAR-T) GD-T cells as therapeutic candidates for use in clinical trials and commercialization. Almost all aspects of the value-chain from product manufacture, quality systems, clinical and regulatory are operated in-house by TC BioPharm. We believe this is one of our core competitive advantages, which we believe will contribute materially to our ability to overcome the challenging nature of developing new products.

Human lymphocytes comprise two groups of cells, B cells that generate antibodies for humoral immunity, and T cells that are responsible for cellular immune responses. In healthy individuals, GD-T cells generally represent between 1% and 10% of peripheral blood T lymphocytes and present one of the first lines of defense against a wide range of bacterial and viral pathogens, as well as surveillance for cancerous cells. GD-T cells have the ability to regulate the initial immune response in several ways, including recruitment of other immune cells such as neutrophils, dendritic cells and macrophages through production of various chemokines (Kirby et al., 2007). Depletion of GD-T cells leads to impaired host defense to lung infections, for example (Moore et al., 2000; Lockhart et al., 2006). The predominant subset of GD-T cells in the blood is the GD-T2, which mediates a variety of immune responses by direct cytolysis of cancer cells and infected cells, development of memory phenotypes and modulation of other immune cells. The gammadelta1 (GD-T1) is a functionally distinct subset of GD-T cells, which are a predominantly tissue resident population. GD-T1s are less well characterized, but their cytotoxic function also has been described in different liquid and solid tumors (Siegers & Lamb, 2014).

Both subsets of GD-T cells are thought to play a role in autoimmune disorders such as celiac disease, rheumatoid arthritis, autoimmune polyglandular syndrome and sarcoidosis where such lymphocytes are seen to accumulate in high numbers.

GD-T cell killing a cancer cell.

(1) A human GD-T (labelled ‘T’) identifies and scans (2) the surface of a cancer cell (labelled ‘C’). On contact with the cancer cell (3) the GD-T releases perforin granules (stained red) into the cancer cell, rupturing its membrane (4) destroying the cancer cell (adapted from – Enc Life Sci, Jul-2007).

How can GD-Ts be used to treat disease?

Cellular immunotherapy is a form of treatment that harnesses the cells of the immune system to combat disease and is one of the most actively pursued areas of research by biotechnology and pharmaceutical companies today. Interest in immunotherapy is largely driven by recent compelling efficacy data in cancers and by the potential to achieve a cure or functional cure for some patients. While the field of immunotherapy in cancer, in general, has achieved proof of concept and yielded significant durable responses in multiple tumor types, there remain major tumor types such as colon, breast, and prostate cancers as well as patient groups within responsive tumors, that do not respond to current immunotherapy treatments. One theory to explain this non-responsiveness is that certain tumors require direct immune stimulation. T cell-based technologies seek to deliver activated T cells towards malignancies to initiate an immune response. The primary challenges in the field have been to couple an acceptable efficacy and safety profile to successfully target solid tumors.

Adoptive T cell transfer typically involves administration of autologous, allogeneic, or genetically-modified T cells (see footer below) into a recipient host with the specific goal of boosting or transferring enhanced immunologic functionality. One of the most advanced cell-based approaches – chimeric antigen receptor modified T cells (CAR-T) – has gained momentum. In a recent study, patients with refractory B cell acute lymphoblastic leukemia were treated with autologous genetically-modified T cells, with almost 90% of patients showing a marked improvement (Pan et al., 2017). Although the treatment is showing promise for specific tumor types, the safety profile remains a concern, as serious adverse events have previously been reported following CAR-T therapy (Grigor et al., 2017). As a consequence of safety issues related to this approach, regulatory approval may be more complex for this genetically modified T cell therapy which effectively has two ‘starting materials’ – (i) the cellular component, and (ii) a lentiviral vector. The therapeutic premise is well-established – T cells are transduced with a viral vector encoding a chimeric antigen receptor capable of recognizing cancer-specific antigens, for example, CD19 which is commonly expressed on several tumors such as myeloma and B cell lymphomas. Transduction is the process by which DNA is transferred from one cell to another by a virus; in this specific case DNA is introduced via a viral vector (a tool commonly used by molecular biologists to deliver genetic material).

Following transduction, the T cells are genetically primed to recognize and kill specific tumor cells expressing the target antigen. The process involves extracting a patient’s T cells (or growing an allogeneic T cell bank), transfecting the cells with a gene for a chimeric-antigen-receptor (CAR), and re-infusing transfected T cells into the patients. The use of cancer-specific cell therapies has gained momentum as several companies demonstrated that genetically modified CAR-T cells are efficacious when directed against blood tumors. These breakthrough findings have moved cell-based immunotherapy into the forefront of clinical oncology with two drugs now in the market.

T lymphocytes have long been known to play an important role in cancer suppression and modulation of tumor growth and numerous experimental studies have demonstrated the anti-cancer potential of GD-T lymphocytes. Indeed, GD-T cells can recognize a number of specific tumor-associated molecules including non-peptidic antigens (IPP’s – isopentenyl pyrophosphate) and immune surveillance stress signals (such as HSP60/70, MICA, MICB, and ULBP) present on the surface of transformed cells. The GD-T cell overexpresses IL-2 receptors and this cytokine is necessary to activate them (Kjeldsen-Kragh, 1993). On recognizing a tumor cell, GD-T cells exert their anti-cancer properties via release of both perforin and of granzyme, a serine protease which enters the target cell to trigger cell death (apoptosis). Our research efforts are focused entirely on targeting tumors in ways that may result in an improved therapeutic index and that have potential applications in solid tumors as well as hematological malignancies. In contrast to conventional AB CAR-T cells, our GD-T cell technology provides greater specificity in targeting tumors through recognition of IPP-expressing cells, whilst avoiding on-target, off-tumor effects on healthy tissue lacking in IPPs.

Liquid cancers

For cell therapies to be effective several parameters need to be addressed. These include (i) viability, (ii) homing to the tumor, (iii) persistence at the tumor, and (iv) target-specificity.

Use of unmodified GD-Ts to treat blood cancers addresses all the above factors. We believe that (i) we have demonstrated therapeutic cells remain viable when injected into the bloodstream of cancer patients; (ii) our research shows GD-Ts injected into the bloodstream remain in-situ; and (iii) they persist for up to 100 days after administration. Moreover, we believe we have demonstrated that certain late-stage blood cancer patients treated with multiple GD-T doses have shown significantly positive responses. These findings lead TCB to believe that all patients with similar blood cancers may respond to GD-T cell therapy in a positive manner.

Solid cancers

We believe that it may be necessary to use CAR-T technology (i) to maximize therapeutic cell homing into the solid tumor site, and (ii) to increase GD-T cell persistence by ‘tethering’ the cell to antigens present on the cancer cell surface.

In order to overcome toxicities seen with conventional CAR-T approaches, we believe that we have developed a ‘co-stimulatory’ GD-T CAR which will only attack and kill cancerous cells whilst leaving healthy cells unharmed. This is important as many of the current conventional CAR-T therapies cannot distinguish target antigens expressed on healthy cells from those on cancerous cells, which results in various pathologies, including cytokine release syndrome, that in some cases had led to patient death. Such targeting of health cells with conventional CAR-T makes their use in solid cancers difficult, as too much healthy tissue is likely to be destroyed as ‘collateral’ damage in the treatment process.

The diagram below illustrates how TCB’s approach works, using the innate receptors on the GD-T cell surface to act as a ‘safety switch’ – such receptors are generally not triggered by healthy cells, only by disease markers (IPP’s) on the surface of cancerous or virally infected cells.

Co-stimulatory CAR-T: A) No GD-T cell activation in healthy cell. B) GD-T activation and cell-killing in cancer cell.

Autologous cells are derived from ‘self’, using patients own cells to treat their specific disease

Allogeneic cells are derived from donor material, giving rise to cell banks able to treat numerous patients

Genetically-modified cells are typically engineered with a ‘chimeric’ receptor to target specific cancer antigens

Commercialization of conventional CAR-T cell therapy has taken decades of high-quality research in academia and industry, and it has provided transformational results for a number of patients with B cell malignancies. However, as noted, there are numerous barriers to widespread adoption, including:

●	Severe Toxicities. The significant risk of severe toxicities, especially cytokine release syndrome (CRS) and neurotoxicity occurring up to 3 weeks from treatment. These toxicities have resulted in the need for implementing specific clinical pathways to certify staff and facilities in the administration of the drugs and the management of the toxicities.

●	On-target, off tumor toxicities. Conventional CAR-T products have no mechanism for discriminating between diseased and healthy cells. Activation is governed solely by the expression of the target antigen, which can lead to toxicity when the target antigen is expressed on healthy cells. In marketed products targeting CD19 (present in the vast majority of B cells), this can be tolerated as B-cell aplasia, albeit with the need for regular long-term immunoglobulin replacement therapy. However, in experimental CAR-T products targeting other antigens this has been shown to cause serious side-effects, up to and including fatality.

●	Complex supply chains associated with autologous treatments. By definition, autologous treatments require the source cells to have been collected from the patient. It therefore requires a personalized supply chain with multiple touch points and the manufacturing process can only ever be performed on a single-patient batch size. This adds complexity to each treatment and has required the introduction of completely new processes and infrastructure in able to commercialize the products.

●	Inherent variability of the drug product. Each patient has a different cell population and so the starting material of each manufacturing batch is always variable, leading to variable final product. This can be minimized during pre-screening, which eliminates some patients from treatment, but there are still significant challenges in manufacturing to provide consistent batches of drug products and in understanding which variables are critical to product quality.

●	High list price of the products. The need for personalized manufacturing, new supply chain processes and management of acute and chronic toxicities have all contributed to the high prices associated with the first CAR-T products reaching the market. In the USA, Kymriah® has a list price of $475,000 for pediatric ALL, and Yescarta® lists at $373,000 for DLBCL patients. The associated treatment costs and ongoing management can increase this price significantly

The combination of the co-stimulatory CAR, with GD-T cells, provides TCB with a proprietary platform which we believe addresses the problems with existing CAR-T products in the following ways:

●	Using the natural T cell signaling of the GD-T cell will, we believe, result in less risk of hyperactivation and tonic signaling with an overall reduction in the risk of CRS and less exhaustion of the cells.

●	The requirement on cell activation remains on the endogenous GD-T cell TCR signal, which detects stress signals associated with cancerous cells, so healthy cells are not targeted for destruction even if the target antigen is expressed and the CAR binds, thus off-tumor toxicity is avoided.

●	Manufacturing in batches of high dose numbers, without the complex patient collection of personalized supply chain steps, we believe will result in a dramatic reduction in cost of goods. This will be reflected in a list price which is in line with current biologicals. With the reduced likelihood of associated toxicities, the treatment and management costs should also be significantly lower, and the products can be made available to many more patients as a result.

●	The combination of a well-tolerated product and simplified supply chain (by virtue of our proprietary CryoTC freeze-thaw process), we believe, will make the therapy suitable for administration in local oncology centers without patients having to locate in centralized specialist centers of excellence, further reducing financial and logistic barriers to treatment.

●	The tolerance of “off tumor” antigen binding without associated toxicity allows for a complete change in the current target identification paradigm. Instead of identifying targets that are exclusively expressed on tumor cells, we believe our co-stimulatory CAR-T approach confers an advantage to select targets that can be highly expressed on tumors and at low levels on healthy tissue. We select targets based on their relative therapeutic index increase in expression, their homogeneity in tumors and the antigen density. This allows us to target significantly more tumor associated antigens and to significantly expand the therapeutic index into higher doses or repeat administration.

●	GD-T cells have multiple roles in humans, possessing both innate and adaptive functions. One role is a sentinel surveillance cell, and they are biologically primed to travel through tissue searching for sites of cellular stress. This ability to penetrate tissue makes them advantageous agents for treating solid tumors. We can add additional function to the GD-T cells by using one or more co-stimulatory CAR-T constructs to add targeting to appropriate antigen(s) and to provide armor or strategies to overcome environmental and immune suppression in the tumor microenvironment. Therefore, we believe that the platform offers a promising approach to target the full spectrum of cancer diseases.

Viral infections

GD-Ts are natural killers of virally infected cells, as well as cancerous cells. We believe that our unmodified GD-T therapy offers substantial potential as a first line of attack against future viral pandemics. During the COVID-19 pandemic, we took the opportunity to develop a trial protocol to treat patients with COVID-19, which was approved by the MHRA. We are currently not progressing this trial because of the absence of available patients given the progression of the disease; however we would consider conducting a phase 1b/2a trial if more severe/pathogenic variants emerge and we believe that there is considerable opportunity to deploy our GD-T therapy in the treatment of viral infections, including rapid response treatment of future epidemics and pandemics and selected acute viral infections. Whilst our current focus is to prioritize cancer treatment we will seek opportunities to develop viral treatments either on our own or in partnership in future Numerous peer-reviewed publications have demonstrated that GD-T cells innate killers of cells which have become virally infected. Using Epstein-Barr virus infected cells as an exemplar, TCB has conducted pre-clinical studies to demonstrate that our GMP-compliant manufacturing process results in GD-T with potent anti-viral cytotoxicity

Autologous versus allogeneic

Commercially available cell therapies typically are either autologous or allogeneic. Autologous products are taken from one donor (the patient) and used to treat that same donor (self-to-self), whilst allogeneic products are usually taken from a single donor (not a patient) and used as the starting material to treat a large number of different individuals (patients). GD-T lymphocytes are known to exert their biological effect in a non-MHC restricted manner. This means the potential for graft-versus-host mediated rejection is significantly reduced if allogeneic (non-self) cells are used as a treatment compared with many other immune cell therapies. As many patients with late-stage cancer or severe viral infections are also immunosuppressed, potential for host-mediated rejection of allogeneic cells is also reduced. When compared with autologous variants, commercial benefits of allogenic treatment include the following:

●	significant reduction in cost of goods;

●	product can be campaign manufactured and stockpiled frozen;

●	increased capacity to treat more patients;

●	logistics of shipping product are simplified;

●	higher doses of (reproducible) product are possible; and

●	product is immediately available for acute disorders

Our strategy for developing an allogeneic solution for CAR-T is to select a pathway which will allow us to bring our products to patients as quickly as possible. These concepts build upon decades of previous development in allogeneic cell therapies and have clear understanding of development requirements in terms of manufacturing, clinical and regulatory execution.

Although manufacture of allogeneic cell therapies allows product to be “pharmaceuticalized” by virtue of campaign manufacture and storage, the approach is however not without technical and logistic challenges. To manufacture allogeneic banks, donor cells need to be screened for numerous adventitious agents, including for example, HIV, hepatitis, CMV and syphilis. Additional tumorgenicity testing is required, and assays conducted to ensure the cell bank is free from karyotypic aberrations. In order to overcome any potential for rejection, TCB has developed allogeneic GD-T cell banks that are unlikely to elicit a graft-versus-host (GvH) or host-versus-graft (HvG) immune response.

Donors are screened and selected based on clinically-relevant history and then based on the proliferative capacity and phenotypic character of their GD-Ts, based on a small volume blood draw and in-house assays. In this way, only good quality GD-T cells are selected for repeat apheresis and banking. The banks are HLA-typed and become the starting material for all of the allogeneic CAR-T products. These banks are cryopreserved in our facilities and can later be thawed, genetically engineered with the CAR, activated and expanded into final product, before being frozen again as multiple individual doses of drug product.

Generation of Gamma Delta T cells from IPSC cells

Identification of appropriate donors whilst possible is challenging as only a limited number of batches can be created from a single donation. GD-T cells can be routinely expanded from peripheral blood over 14 days. This provides a short window of opportunity for cell modification/engineering.

Induced pluripotent stem cells (iPSCs) have the potential to overcome these issues because they are capable of unlimited proliferation and multidirectional differentiation. In 2013, several research groups from Japan reported the successful reprogramming of αβT-cells, followed by re-differentiation back to αβT cells (Vizcardo et al., 2013; Nishimura et al., 2013; Themeli et al., 2013). While re-differentiated αβT cells-maintained antigen specificity, they were also characterized by higher proliferation ability than an original T-cell clone.

We hypothesized that GD-T derived iPSCs cells that carry the rearrangements at the TCRG and TCRD gene locus will be able to generate GD-T but not αβT cells. Furthermore, iPSC cells will provide a vast opportunity for the gene-editing without any time constraints of terminally differentiated cells.

Reprogramming GD-T cells has proven to be a challenge, as these cells are not tolerant of cell sorting. Therefore, GD-T cells can be reprogrammed in a bulk culture with the rest of peripheral blood cells or at the end of 14 days expansion, when the purity of GD-T is highest. After several unsuccessful reprogramming attempts, we have optimized the conditions favoring GD-T cells reprogramming. In the last round of reprogramming >50 clones were created. After extensive analysis of DNA rearrangements in δ- and γ-locus of 5 pre-selected clones, it was confirmed that they are derived from GD-T cells with different TCR sequences.

IPSC technology is an attractive approach for the limitless source of GD-T cells are successful progress in reprogramming has been demonstrated. Further work is now required for the establishment of a GMP compatible T-cell differentiation protocol. Generation of GDT cells from iPSC cells presents TCB with a vast opportunity for scaling without any time constraints of terminally differentiated cells.

Fresh versus frozen product

Commercial and clinical development of cellular therapy products will invariably require cryopreservation and frozen storage of cellular starting materials, intermediates and/or final product.

Optimizing cryopreservation is important to obtaining maximum yield and a consistent end-product. Suboptimal cryopreservation can lead not only to batch-to-batch variation, lowered cellular functionality and reduced cell yield, but also to the potential selection of subpopulations with genetic or epigenetic characteristics divergent from the original cell line.

Regulatory requirements also impact on cryopreservation, requiring a robust and reproducible approach to freezing, storage and thawing of the product. This requires attention to all aspects of the application of low temperatures; from the choice of freezing container and cryoprotectant, the cooling rate employed and its mode of delivery, correct handling of the frozen material during storage and transportation, to eventual thawing of the product by the end-user. Each of these elements influences all of the others to a greater or lesser extent and have been taken into consideration as TCB moves from fresh to cryopreserved cell-based product.

In a submission to UK regulators, we provided batch manufacture and supporting data, and TCB was granted approval to commence treatment of cancer patients using frozen allogeneic product. This represents a significant milestone for TCB, as we pioneer use of cryopreserved-donated cells to treat cancer. Obvious benefits include increased product reproducibility, ability to ship product globally on request and significant economy of scale (through batch manufacture and storage).

Clinical studies – unmodified GD-Ts in blood cancer

Management of acute myeloid leukemia (AML) is based on intensive chemotherapy and/or stem cell transplant, but these therapies lead to high relapse rates amongst treated patients. Particularly for the relapsed/refractory AML population or those who are not eligible for alloHSCT or intensive chemotherapy, the therapy options are limited, and patients are often placed in experimental protocol therapies or palliative care. As a result, there is a need for additional therapies, particularly for these cohorts.

GD-T cells have emerged as a promising therapy due to their ability to specifically target cancer cells. Nonclinical studies performed in AML cell lines suggest that GD-T cells specifically target AML tumor cells and lead to cell lysis in vitro (Kirk et al., 1993). Additionally, in xenotransplantation animal models, GD-T cells obtained from healthy volunteers specifically target AML cells and result in increased survival and diminished tumor burden in NOD mice (Gertner-Dardenne et al., 2012). Similarly, in vitro experiments conducted by TCB further support such findings whilst providing evidence that OmnImmune® (TCB002) specifically targets stress induced cells and effectively kills AML cells lines.

In the clinic, allogeneic treatment in AML patients in the phase 1b/2a trial OmnImmune® (TCB002) has shown our product is well-tolerated with some preliminary evidence of anticancer activity. Firstly, there were no signs of graft vs. host disease (GvHD) following therapy and secondly, CR (complete response) and MLFS (morphologic leukemia free state) were observed. Earlier results with autologous product demonstrated good tolerability. For the allogeneic product, OmnImmune® (TCB002), additional procedures were included to prevent GvHD (e.g. AB T cell depletion). Literature reports were also supportive of the use of OmnImmune® (TCB002) in cancer patients. The phase 1b/2a trial tested OmnImmune® (TCB002) in active relapsed or refractory AML who were not eligible for or did not consent to high dose salvage chemotherapy and/or allogeneic hematopoietic stem cell transplantation (alloHSCT). The trial was conducted to identify a tolerable dose and better understand the safety of this therapy in the chosen indication as well as generate preliminary information on potential clinical benefit. The primary, secondary and exploratory endpoints were as follows:

Primary endpoints:

●	Assessment of adverse events (Aes) graded by Common Terminology Criteria for Adverse Events (CTCAE) v5.0, vital signs and evaluation of laboratory parameters

●	Incidence of dose-limiting toxicities (DLTs) during the first 28 days after γδ T cell administration.

●	Establish Maximum Tolerated Dose (MTD) of OmnImmune®

Secondary endpoints:

●	Complete Remission (CR) rate

●	Overall survival (OS)

●	Quality of life determined by EORTC QLQ-C30 questionnaire

Exploratory endpoints:

●	Changes in γδ T cell count and phenotype before and after OmnImmune® infusion

No formal statistical analysis was planned. The incidence of DLTs were to be summarized descriptively by γδ T cells dose for evaluable patients. The recommended dose would be determined as the greatest with an incidence of DLTs no greater than 1/3. All other data including efficacy results were summarized descriptively by γδ T cells dose.

The trial enrolled 8 patients and healthy donors aged >18 years.

Clinical outcome

Seven patients were treated with OmnImmune® (TCB002). The eighth patient could not be dosed because the study was terminated as a result of the COVID-19 pandemic, which prevented the importation of investigational product from Scotland to the Czech Republic. No safety concerns were raised during Safety Review Committee (SRC) meetings. No treatment related Serious Adverse Reactions (SARs) were reported in any of the patients who were enrolled in the trial. No grade 3≥ OmnImmune® (TCB002) treatment related toxicities were noted in any of the treated patients. No dose-limiting toxicities were observed and no emergency safety measures have occurred for any subjects receiving OmnImmune® (TCB002). Two patients at 28 days post-treatment achieved a CR (one patient) or MLFS (one patient); another patient was classified as attaining stable disease with > 50% reduction in bone marrow blast count; one additional patient exhibited reduction in blast levels at 14 days; and one patient had disease progression (see table below). One patient (PRA1-5003) died 21 days after TCB002 due to bilateral pneumonia, determined unrelated to study medication. One patient (PRA1-5010) was withdrawn because of the COVD-19 pandemic before bone marrow aspiration on day 28 post-treatment. These preliminary indications of anticancer activity were not expected given the refractory profile of the enrolled patients.

The EORTC QLQ-C30 questionnaire resulted in scoring from six of the seven patients dosed with OmnImmune® (TCB002) for varying periods of time depending on their study duration. At 7 days post dosing, the average QoL score from six patients had decreased from 55.7 to 47.2 out of a possible maximum of 100. This negative impact on QoL reflects the well characterized side effects of preconditioning therapy with cyclophosphamide and fludarabine given between 6 and 2 days prior to OmnImmune® (TCB002) administration. The score remained lower in the four patients assessed at 28 days at a level of 50.0. In the two patients (one CR and one MLFS) who were assessed at the end of the study (week 24), both had recovered to an improved QoL score, each of 67.0.

FDA Orphan Drug Designation

About 60 million people living in the European Union (EU) and USA suffer from a rare disease. The European Medicines Agency (EMA) and FDA play a central role in facilitating the development and authorization of medicines for rare diseases, which are termed ‘orphan medicines’ in the medical world. Developing medicines intended for small numbers of patients has little commercial incentive under normal market conditions. Therefore, the EU and USA offer a range of incentives to encourage the development of designated orphan medicines.

The general therapeutic strategy for the treatment of AML has not changed substantially over the past 30 years. Excluding APL (which should be treated with trans-retinoic acid), AML management is based primarily on induction, incorporating an anthracycline and cytarabine, and consolidation therapy, and/or allogeneic Hematopoietic Stem Cell Transplantation (alloHSCT). Induction/consolidation therapy leads to high CRs rates in those who are eligible for treatment and present a favorable risk profile.

Several novel agents are in various stages of development for the treatment of AML. Novel approaches include antibody-based immunotherapy and adoptive cell therapy that aim to improve anti-leukemia T cell function, such as the therapies developed by TCB (OmnImmune®).

OmnImmune® (TCB002) was initially studied in patients with active relapsed or refractory AML who are not eligible or do not consent to high dose salvage chemotherapy and/or alloHSCT. In July 2019, OmnImmune® (TCB002) was granted ‘orphan medicine’ status from the FDA for Acute Myeloid Leukemia (AML). TCB intends to conduct a further clinical phase 2/3 study (OmnImmune® (TCB008-001)) in 2021/2 aimed at treating earlier stage AML patients.

Summary of TCB’s phase 1b/2a clinical trial in patients with fourth-line-of-treatment acute myeloid leukemia. Subsequent to the completion of this study TCB commenced phase 2b into 3 (pivotal) patient treatment during H1, 2022.

Pipeline and plan

Our future pipeline is focused on treating liquid cancers with our unmodified GD-T therapies and the treatment of solid cancers with next-generation allogeneic GD-T CAR-T therapies.

Our unmodified cell therapy, used in the treatment of Acute Myeloid Leukemia, is supplied under the name OmnImmune.

OmnImmune® is an allogeneic unmodified GD-T (GD-T2) cell product. Donor-derived GD-T cells for proliferative capacity, were activated and expanded in our manufacturing facility before being infused into the patient as part of our OmnImmune® (TCB002) phase 1 trial. This trial was completed in H1 2020 at the Institute of Hematology and Blood Transfusion in Prague, Czech Republic. Having generated meaningful clinical data showing our product is well-tolerated in late-stage AML patients with no remaining treatment options, TCB commenced a phase 2b-into pivotal (phase 3) clinical studies (with OmnImmune®) during 2022 in AML patients who have failed to respond adequately to induction therapy. The aim is to provide a form of salvage therapy which will either stabilize the patient, thereby preventing disease progression, or delay the requirement for human stem cell transplant. Our initial trial centers are in the UK. Working on the premise that other blood cancers should respond to GD-Ts in a similar manner to AML, TCB plans to conduct clinical studies for OmnImmune® in other hematological malignancies in future. The initial phase 1b/2a trials were undertaken using fresh cell-based product under the program number TCB002. For ease of reference, when discussing that specific trial, we refer the program as OmnImmune® (TCB002). The subsequent planned phase 2b-into pivotal (phase 3) clinical studies uses a frozen cell-based product under the program number TCB008-001. When discussing that specific trial, we refer the program as OmnImmune®.

We plan to develop a range of allogeneic co-stimulatory GD-T CAR pre-clinical drug candidates which will target antigens expressed on a number of solid tumor types.

TCB has generated in-vitro preclinical data as part of our CAR-T program which demonstrated that GD-Ts are very high purity and can be CAR-transduced with high efficiency (see diagram below). Gamma delta cell purity and transduction efficiency have been measured using flow cytometry. CAR positive cells were measured by a detection reagent labelled with the fluorophore Phycoerythrin (PE). Flow cytometry analysis used the parameters of side scatter height (SSC-H) and PE area (PE-A) to define the cell populations. This is demonstrated in the figure below comparing non-transduced (NTD) and transduction with a co-stimulatory CAR construct (co-stim CAR).

We have also demonstrated that following transduction with different CAR constructs, GD-T’s can be effectively and reproducibly expanded in-vitro whilst exhibiting increased cytotoxicity in a zoledronate-dependent manner (see diagrams below – zoledronate-dependency reflects TCB’s proprietary process for commercial expansion of GD-T’s). The CAR constructs contained different endodomains including DNAX-activating protein 10 (DAP-10) and the high affinity IgE receptor (FcR) with no endodomain (no-endo) and non-transduced (NTD) as controls. These data outline the key preclinical parameters investigated in advance of progressing our CAR-T products into clinical trials. TCB has engaged with UK regulators to discuss the design of GD-T CAR phase1b/2a clinical studies (specifically relating to patient dosing and quality systems).

Peripheral blood mononuclear cells (PBMCs) were initiated into culture and GD-T cells expansion stimulated by zoledronic acid. On day 2 of expansion, cells were transduced with lentiviral vectors (LVV) to deliver the indicated CAR constructs. After routine feeding through the expansion process, cells were harvested on day 14 and the total cell number, fold expansion and viability of GD-T cells evaluated. Data present a compilation of experiments across multiple individual donors (N=9; n=1-5).

Corporate Information

Our principal executive offices are located in Scotland, United Kingdom, with a mailing address of Maxim 1, 2 Parklands Way, Holytown, Motherwell, ML1 4WR, United Kingdom and our telephone number at that location is +44 (0) 141 433 7557. Our website address is https://www.tcbiopharm.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an “Emerging Growth Company”

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1.235 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of all our ordinary shares, including those represented by the ADSs, that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of being a “Foreign Private Issuer”

As a company incorporated in Scotland that is listed on Nasdaq Capital Market (“Nasdaq”), the Company is subject to Nasdaq corporate governance listing standards. The Company determined it qualified as a foreign private issuer under federal securities laws as of June 28, 2024, the last business day of its most recently completed second fiscal quarter.

We are subject to the information reporting requirements of the Securities and Exchange Act of 1934, as amended, the Exchange Act, that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements of the SEC applicable to U.S. domestic issuers. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the Nasdaq Stock Market rules for domestic U.S. issuers and are not required to be compliant with all Nasdaq Stock Market rules as of the date of our initial listing on Nasdaq as would domestic U.S. issuers These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an “emerging growth company.”

Recent Developments

Exercise of Pre-funded Warrants

During January 2024, pre-funded warrants representing 139,800 ADSs were exercised in three separate tranches.

Issuances of ADSs and grants of options to purchase ADSs

On February 29, 2024, the Renumeration Committee of the Board of Directors approved a grant of options to purchase ADSs to the Company’s executive officers and non-employee directors under the Company’s 2021 Shares Option Scheme (the “Plan”) and agreed to cancel all shares options previously issued to such persons. Each non-employee director received an option to purchase 4,176 ADSs, or ADSs representing 835,200 Ordinary Shares at an exercise price of $10.90 per ADS, which is equal to the closing price of the Company’s ADSs on the Nasdaq Capital Market on January 31, 2024. Martin Thorp, the Company’s Chief Financial Officer, received an option to purchase 17,712 ADSs, or ADSs representing 3,542,440 Ordinary Shares at an exercise price of $10.90 per ADS, which is equal to the closing price of the Company’s ADSs on the Nasdaq Capital Market on January 31, 2024. Bryan Kobel, the Company’s Chief Executive Officer received an option to purchase 38,161 ADSs, or ADSs representing 7,632,120 Ordinary Shares at an exercise price of $10.90 per ADS, which is equal to the closing price of the Company’s ADSs on the Nasdaq Capital Market on January 31, 2024. All share options that were issued vest immediately upon issuance.

On March 8, 2024, Bryan Kobel, the Chief Executive Officer of the Company agreed to (a) defer the payment of accrued but unpaid contractual pension benefits owed to him in the amount of $66,000 for a period of 9 months and (b) convert an aggregate amount of $24,760 of accrued but unpaid contractual pension benefits owed to him into 476,153 ordinary shares, par value £0.0001 per share of Company, based on a price per share equal to the closing price of the Company’s ADSs on the Nasdaq Capital Market on March 7, 2024.

In addition, the board of directors approved a grant of options to Mr. Kobel to purchase 15,300 ADSs, or ADSs representing 3,060,000 Ordinary Shares at an exercise price of $20.00 per ADS. The options granted to Mr. Kobel were issued under the Company’s 2021 Plan. All share options that were issued vested immediately.

Exercise of Series D Warrants

On March 12, 2024, the Company issued 62,375 ADS representing 12,475,000 ordinary shares of the Company upon exercise of outstanding Series D warrants resulting in gross cash proceeds to the Company of £986,398 (approximately $1,263,000).

April 2024 LOI

On April 1, 2024, we entered into a non-binding letter of intent (the “Asset LOI”) with an unnamed cell therapy company. (the “Asset Seller”), regarding the potential acquisition (the “Proposed Asset Transaction”) by the Company of the following assets of Asset Seller: a Solid Tumor tool kit, a NK Cell Manufacturing tool kit, and two CAR-NK programs (the “Assets”). In exchange for the sale of the Assets to the Company, the Company will pay to the Asset Seller a combination of cash and equity at closing, as well as milestone payments based upon certain clinical achievements.

The Asset LOI only represents a mutual indication of interest regarding the Proposed Asset Transaction and the terms of the Proposed Asset Transaction are subject to a number of contingencies, including the completion of customary due diligence and the negotiation and execution of definitive agreements. Upon execution of the definitive agreements, the completion of the transaction will be subject to, among other matters, satisfaction of the conditions negotiated therein, the Company having secured adequate financing, and receipt of all third party (including governmental) approvals, licenses, consents, and clearances, as and when applicable. There can be no assurance that the Proposed Asset Transaction will be completed on the terms contemplated in the Asset LOI or otherwise. In particular, the timing of closing of any such transaction and the aggregate consideration that we may pay may materially differ from that currently contemplated by the Asset LOI.

May 2024 LOI

On May 1, 2024, we entered into a non-binding letter of intent (the “LOI”) with a private company (the “Seller”), regarding a potential business combination (the “Proposed Transaction”) whereby the Company or a subsidiary of the Company would acquire the Seller. In connection with the Proposed Transaction, the Company will pay to the Seller a cash purchase price equal to $20 million less any amounts payable on any Seller indebtedness and issue American Depository Shares (the “ADSs”) representing a number of the Company’s ordinary shares (the “Shares”) where the issue price of such Shares is equal to the average price paid in a fundraising from new and existing shareholders in the Company raising in excess of US$50 million (the “Issue Price”), such that the total value attributable to the Shares at closing is equal to US$20 million. In addition, the Seller will be entitled to certain payments upon satisfaction of various development milestones.

The LOI only represents a mutual indication of interest regarding the Proposed Transaction and the terms of the Proposed Transaction are subject to a number of contingencies, including the completion of customary due diligence and the negotiation and execution of definitive agreements. Upon execution of the definitive agreements, the completion of the transaction will be subject to, among other matters, satisfaction of the conditions negotiated therein, the Company having secured adequate financing, and receipt of all third party (including governmental) approvals, licenses, consents, and clearances, as and when applicable. There can be no assurance that the Proposed Transaction will be completed on the terms contemplated in the LOI or otherwise. In particular, the timing of closing of any such transaction and the aggregate consideration that we may pay may materially differ from that currently contemplated by the LOI.

May 2024 Warrant Inducement

On May 6, 2024, the Company, entered into a letter agreement (the “Inducement Letter”) with certain holders (the “Holders”) of existing Series E warrants (the “Existing Warrants”) to purchase ordinary shares represented by American depositary shares (the “ADSs”) of the Company. The Existing Warrants were issued on December 21, 2023 and were exercised at an exercise price of £17.85 per ADS. Each ADS represents twenty (200) ordinary shares of the Company.

Pursuant to the Inducement Letter, the Holders agreed to exercise for cash their Existing Warrants to purchase an aggregate of 175,000 ADSs of the Company for cash and the payment of £0.99625 (US$1.25) per new warrant in consideration for the Company’s agreement to issue new Series F warrants to purchase ordinary shares represented by ADSs (the “New Warrants”), as described below, to purchase up to 70,000,000 of the Company’s ordinary shares represented by 350,000 ADSs (the “New Warrant ADSs”). The Company received aggregate gross proceeds of approximately £3.1 million from the exercise of the Existing Warrants by the Holders, prior to deducting placement agent fees and estimated offering expenses.

The Company engaged H.C. Wainwright & Co., LLC (the “Placement Agent”) to act as its exclusive placement agent in connection with the transactions summarized above and paid the Placement Agent a cash fee equal to 7.5% of the gross proceeds received from the Holders’ exercise of their Existing Warrants and a management fee of 1% of the gross proceeds received from the Holders’ exercise of their Existing Warrants. The Company also reimbursed the Placement Agent for its expenses in connection with the exercise of the Existing Warrants and the issuance of the New Warrants, $50,000 for fees and expenses of legal counsel and other out-of-pocket expenses, and paid the Placement Agent for non-accountable expenses in the amount of $35,000 and a clearing fee of $15,950. Upon any exercise for cash of any New Warrants, the Company has agreed to pay the Placement Agent a cash fee of 7.5% of the aggregate gross exercise price paid in cash with respect the exercise of the New Warrants. In addition, the Company granted warrants (“Placement Agent Warrants”) to the Placement Agent, or its designees, to purchase up to an aggregate of 2,625,020 ordinary shares represented by 13,125 ADSs, which Placement Agent Warrants shall be substantially in the same form as the New Warrants except that the Placement Agent Warrants will have an exercise price of £22.31.

The closing of the transactions contemplated pursuant to the Inducement Letter occurred on May 8, 2024. The Company intends to use the net proceeds from this offering to support its upcoming clinical trial focusing on relapse/refractory Acute Myeloid Leukemia, and for continuing operating expenses and working capital.

The Company also agreed to file a registration statement on Form S-3 (or other appropriate form if the Company is not then Form S-3 eligible) covering the resale of the New Warrant ADSs issued or issuable upon the exercise of the New Warrants (the “Resale Registration Statement”), within 30 days of the Closing Date, and to have such Resale Registration Statement declared effective by the SEC within 90 days following the Closing Date. The registration statement was filed and declared effective on June 24, 2024 to fulfill our obligations under the Letter Agreement.

In the Inducement Letter, the Company agreed not to issue any ADSs, ordinary shares or ordinary share equivalents or to file any other registration statement with the SEC (in each case, subject to certain exceptions) until 30 days after the Closing Date. The Company also agreed not to effect or agree to effect any variable rate transaction (as defined in the Inducement Letter) until one (1) year after the Closing Date (subject to an exception).

ADS Ratio Change

On July 17, 2024, our Board of Directors approved the change in the ratio of ADSs evidencing ordinary shares from one (1) ADS representing twenty (20) ordinary share to one (1) ADS representing two hundred (200) ordinary shares, which will result in a one for 10 reverse split of the issued and outstanding ADSs (the “ADS Ratio Change”). The ADS Ratio Change became effective on August 5, 2024. All ADS and related warrant information presented in this prospectus, including our financial statements and accompanying footnotes, has been retroactively adjusted to reflect the reduced number of ADSs resulting from the ADS ratio change.

August 2024 Public Offering

On August 13, 2024, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an investor (the “Investor”) pursuant to which the Company agreed to issue and sell to the Investor in a best-efforts public offering 23,950 American Depositary Shares (the “ADSs”) representing 4,790,000 ordinary shares, par value £0.0001 per share (the “Ordinary Shares”), pre-funded warrants to purchase up to 1,976,050 ADS representing 395,210,000 Ordinary Shares (the “Pre-Funded Warrants”), and series G purchase warrants to purchase up to 2,000,000 ADSs representing 400,000,000 Ordinary Shares (the “Warrants” and together with the Pre-Funded Warrants and the ADSs, the “Securities”). The purchase price for each ADS and associated Warrant is $1.00 and the purchase price per each Pre-Funded Warrant and associated Warrant is $0.999. The Warrants are immediately exercisable, will expire one (1) year from the date of issuance and have an exercise price of £0.78 (or $1.00, as translated for illustration to U.S. dollars at the rate of £1.00 to $1.277 as of August 12, 2024) per ADS, subject to adjustment as set forth therein. The Pre-Funded Warrants may be exercised at any time until all of the Pre-Funded Warrants are exercised in full at an exercise price of $0.001 per ADS, subject to adjustment therein. The offering (the “Offering”) closed on August 15, 2024.

The Offering resulted in gross proceeds of $2.0 million before deducting related offering expenses. The Securities were offered by the Company pursuant to a registration statement on Form F-1 (File No. 333-280659), and each amendment thereto, which was declared effective by the Securities and Exchange Commission (the “Commission”) on August 12, 2024.

On August 28, 2024, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Investor”) pursuant to which the Company agreed to issue and sell to the Investor in a best-efforts public offering 53,558 ADSs representing 10,711,600 Ordinary Shares, par value £0.0001 per share, pre-funded warrants to purchase up to 5,946,442 ADS representing 1,189,288,400 Ordinary Shares (the “Pre-Funded Warrants”), and series H purchase warrants to purchase up to 6,000,000 ADSs representing 1,200,000,000 Ordinary Shares (the “Warrants” and together with the Pre-Funded Warrants and the ADSs, the “Securities”). The purchase price for each ADS and associated Warrant is $1.00 and the purchase price per each Pre-Funded Warrant and associated Warrant is $0.999. The Warrants are immediately exercisable, will expire one year from the date of issuance and have an exercise price of £0.76 (or $1.00, as translated for illustration to U.S. dollars at the rate of £1.00 to $1.3193 as of August 28, 2024) per ADS, subject to adjustment. The Pre-Funded Warrants may be exercised at any time until all of the Pre-Funded Warrants are exercised in full at an exercise price of $0.001 per ADS, subject to adjustment. The offering closed on August 29, 2024. The offering resulted in gross proceeds of $6.0 million before deducting related offering expenses.

Series G and H warrants representing a total of 1,142,000 ADSs have been exercised and the Company has received $1.1 million in cash receipts as of November 25, 2024, in connection with the exercise of warrants issued in August 2024.

Nasdaq Compliance

As previously reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 20, 2024 (the “May 20 8-K’), on May 15, 2024, the Company filed its Form 10-Q for the quarter ended March 31, 2024 (the “Form 10-Q”). As noted in the Form 10-Q, the Company was not in compliance with the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1) for continued listing on The Nasdaq Capital Market because its stockholders’ equity was below the required minimum of $2.5 million (the “Minimum Stockholders’ Equity Requirement”) at March 31, 2024. As previously reported in a Current Report on Form 8-K filed with the SEC on May 8, 2024, on May 6, 2024, the Company entered into a letter agreement (the “Inducement Letter”) with certain holders (the “Holders”) of existing Series E warrants (the “Existing Warrants”) to purchase ordinary shares represented by ADSs of the Company. Pursuant to the Inducement Letter, the Holders agreed to exercise for cash their Existing Warrants to purchase an aggregate of 175,000 ADSs of the Company for cash and the payment of £0.99625 (US$1.25) per new warrant in consideration for the Company’s agreement to issue new Series F warrants to purchase ordinary shares represented by ADSs (the “New Warrants”) to purchase up to 70,000,000 of the Company’s ordinary shares represented by 350,000 ADSs (the “New Warrant ADSs”). As noted above, on May 8, 2024, the Company received aggregate gross proceeds of approximately £3.1 million (circa $3.9 million) from the exercise of the Existing Warrants by the Holders, prior to deducting placement agent fees and estimated offering expenses. As a result, the Company believes that due to additional funding and corresponding increase in equity as a result of the exercise of the Existing Warrants it is now in compliance with the Minimum Stockholders’ Equity Requirement as at June 30, 2024.

On May 24, 2024, the Company received written notification from the listing qualifications staff of the Nasdaq Stock Market, LLC (“Nasdaq”) indicating that the Company was not in compliance with the Minimum Stockholders’ Equity Requirement, as of March 31, 2024. This letter indicated that while Nasdaq estimates the Company is currently in compliance with the Minimum Stockholders’ Equity Requirement it notes that based on the historical burn rate, without a significant transaction, the Company will not be in compliance as of the next period ending June 30, 2024.

Since the Company was previously granted an exception to the Minimum Stockholders Equity Requirement by a Nasdaq Hearings Panel and subsequently regained compliance, it is subject to a Panel Monitor in accordance with Nasdaq Listing Rule 5815(d)(4)(A).

The Company requested and was granted a hearing before a hearing panel on July 16, 2024 at which it requested continued listing on The Nasdaq Capital Market since it has returned to compliance and expects to continue to do so. On August 1, 2024, the Company received written notification from Nasdaq that the hearing panel granted the Company’s request to continue its listing on Nasdaq subject to compliance with the Minimum Stockholders’ Equity Requirement on or before August 15, 2024.

The Company received a written notification from the listing qualifications staff (the “Staff”) of the Nasdaq. dated August 1, 2024 indicating that the minimum closing bid price per share for its American Depositary Shares (the “ADSs”) was below $1.00 for a period of 30 consecutive business days and that the Company did not meet the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). Normally, a company would be afforded a 180-calendar day period to demonstrate compliance with the Bid Price Rule. However, pursuant to Listing Rule 5810(c)(3)(A)(iv), the Company is not eligible for any compliance period specified in Rule 5810(c)(3)(A) due to the fact that the Company effected one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one (the “Excessive Reverse Stock Splits Rule”). Accordingly, this matter serves as an additional basis for delisting the Company’s securities from Nasdaq. Nasdaq informed the Company that the hearing panel will consider this matter in their decision regarding the Company’s continued listing on Nasdaq. As detailed above, the Company effected a change in the ratio of its ADSs to ordinary shares which had the effect to increase proportionally the ADS trading price, although the Company can give no assurance that the ADS trading price after the ADS ratio change will be proportionally equal to or greater than the previous’ ADS trading price prior to the change.

On August 21, 2024, the Company received a notice (the “Notice”) from the Staff of the Nasdaq informing the Company that it has regained compliance with the Minimum Stockholders’ Equity Requirement and the Bid Price Rule.

Normally, in application of Listing Rule 5815(d)(4)(B), companies that have regained equity and/or bid price compliance, where the company was ineligible for a second compliance period under the Excessive Reverse Stock Splits Rule, are imposed a Mandatory Panel Monitor. However, considering the Company regained compliance with the Bid Price Rule ahead of the panel granting it an exception to cure its bid price deficiency, the Notice stated that, pursuant to Listing Rule 5815(d)(4)(B), the Company will be subject to a Discretionary Panel Monitor for a period of one year from the date of the Notice, to ensure that the Company maintains long-term compliance with the Equity Rule, the Bid Price Rule, and all of the Exchange’s continued listing requirements.

If, within that one-year monitoring period, the Staff finds the Company again out of compliance with any continued listing requirement, notwithstanding Rule 5810(c)(2), the Company will not be permitted to provide the Staff with a plan of compliance with respect to any deficiency and the Staff will not be permitted to grant additional time for the Company to regain compliance with respect to any deficiency, nor will the Company be afforded an applicable cure or compliance period. Instead, the Staff will issue a Delist Determination Letter and the Company will have an opportunity to request a new hearing with the initial Panel or a newly convened Hearings Panel if the initial Panel is unavailable.

Offerings Under This Prospectus

Under this prospectus, we may offer ADSs representing our ordinary shares, various series of debt securities or warrants or rights to purchase any of such securities, either individually or in units, with a total value of up to $100,000,000, from time to time at prices and on terms to be determined by market conditions at the time of the offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

●	designation or classification;

●	aggregate principal amount or aggregate offering price;

●	maturity, if applicable;

●	rates and times of payment of interest or dividends, if any;

●	redemption, conversion or sinking fund terms, if any;

●	voting or other rights, if any; and

●	conversion or exercise prices, if any.

●	aggregate principal amount or aggregate offering price;

●	maturity, if applicable;

●	rates and times of payment of interest or dividends, if any;

●	redemption, conversion or sinking fund terms, if any;

●	voting or other rights, if any; and

●	conversion or exercise prices, if any.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we offer securities through agents or underwriters, we will include in the applicable prospectus supplement:

●	the names of those agents or underwriters;

●	applicable fees, discounts and commissions to be paid to them;

●	details regarding over-allotment options, if any; and

●	the net proceeds to us.

This prospectus may not be used to consummate a sale of any securities unless it is accompanied by a prospectus supplement.

RISK FACTORS

Investing in our securities involves significant risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in the company. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K and any subsequent Annual Reports on Form 20-F we file after the date of this prospectus, and all other information contained in or incorporated by reference into this prospectus or the registration statement of which this prospectus forms a part, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement before acquiring any of our securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “targets,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus and incorporated by reference in this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. The sections in our periodic reports, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, titled “Business,” “Risk Factors,” and “Operating and Financial Review and Prospects,” as well as other sections in this prospectus and the documents or reports incorporated by reference in this prospectus, discuss some of the factors that could contribute to these differences.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important cautionary statements in this prospectus or in the documents incorporated by reference in this prospectus, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. For a summary of such factors, please refer to the section titled “Risk Factors” in this prospectus, as updated and supplemented by the discussion of risks and uncertainties under “Risk Factors” contained in any supplements to this prospectus and in our most recent Annual Report on Form 10-K, as revised or supplemented by our subsequent periodic reports filed under the Exchange Act, as well as any amendments thereto, as filed with the SEC and which are incorporated herein by reference. The information contained in this document is believed to be current as of the date of this document. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

CAPITALIZATION

A prospectus supplement or report on Form 6-K incorporated by reference into the registration statement of which this prospectus forms a part will include information on our consolidated capitalization.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use any net proceeds from the sale of securities under this prospectus to fund activities relating to the advancement of our drug discovery and development programs, and for other general corporate purposes, including, but not limited to, working capital, market awareness, capital expenditures, investments, acquisitions, should we choose to pursue any, and collaborations. We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds, if any, we receive in connection with securities offered pursuant to this prospectus for any purpose. Pending application of the net proceeds as described above, we may initially invest the net proceeds in short-term, investment-grade and interest-bearing securities.

PLAN OF DISTRIBUTION

We may offer securities under this prospectus from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities (1) through underwriters or dealers, (2) through agents or (3) directly to one or more purchasers, or through a combination of such methods. We may distribute the securities from time to time in one or more transactions at:

●	a fixed price or prices, which may be changed from time to time;

●	market prices prevailing at the time of sale;

●	prices related to the prevailing market prices; or

●	negotiated prices.

We may directly solicit offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time, and may enter into arrangements for “at-the-market,” equity line or similar transactions. We will name in a prospectus supplement any underwriter or agent involved in the offer or sale of the securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale, and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of the securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement information regarding any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in each applicable prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in each applicable prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

●	the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

●	if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if a prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. Each prospectus supplement will identify and describe any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Certain underwriters may use this prospectus and any accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale. Any underwriters involved in the sale of the securities may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the underwriters’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act and the rules of the Financial Industry Regulatory Authority, Inc., or FINRA.

ADSs representing our ordinary shares sold pursuant to the registration statement of which this prospectus is a part will be authorized for listing and trading on The Nasdaq Capital Market. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on The Nasdaq Capital Market or any securities market or other securities exchange of the securities covered by the prospectus supplement. Underwriters may make a market in our ADSs, but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the liquidity of or the existence, development or maintenance of trading markets for any of the securities.

In order to facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing the applicable security in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

DESCRIPTION OF SHARE CAPITAL

The following describes our issued share capital, summarizes the material provisions of our articles of association and highlights certain differences in corporate law in the United Kingdom and the United States. Please note that this summary is not intended to be exhaustive. For further information please refer to the full version of our articles of association, which is included as an exhibit to the registration statement of which this prospectus is part.

Issued Share Capital

Our issued share capital as of November 25, 2024 was £164,157 comprised of 1,641,573,241 ordinary shares of £0.0001 each. A summary of increases in, and changes to, our issued share capital for the prior three years is set forth below.

On February 10, 2022, the Company issued 316 ADSs representing 63,280 ordinary shares with nominal value of £31,640 and warrants to buy 628 ADSs on conversion of loan notes totaling $13.4 million (£9.9 million). On February 10, 2022, the Company completed the IPO, listing on Nasdaq, issuing 411 ADSs representing 82,352 ordinary shares with nominal value of £41,176 and warrants to buy 1,616 ADSs for proceeds before expenses of $17.5 million (£12.8 million). Funding costs of $3.0 million (£2.2 million) including underwriter fees were incurred.

Immediately prior to completion of the IPO, the Company re-organized its share capital whereby all of the outstanding series A ordinary shares were re-designated as ordinary shares of TC BioPharm (Holdings) plc on a one for one basis. Immediately prior to the completion of the offering, a further 24,692 ordinary shares (on a post-ratio change basis) were issued, under the terms of the Articles of Association to certain shareholders who, prior to the IPO, owned A ordinary shares which carried the right, to subscribe at nominal value for a certain number of additional shares, calculated by reference to the pre-money valuation of the IPO. The fair value of the shares issued was £3.8 million.

Between June 7, 2022 and June 8, 2022, the Company issued and sold 1,150 ADSs representing 230,000 ordinary shares generating proceeds of $4.6 million (£3.7 million) before deductions for offering expenses of approximately $0.8 million (£0.6 million).

On August 9, 2022, the Company issued 18 ADSs representing 3,676 ordinary shares and warrants to buy 36 ADSs on conversion of loan notes totaling $0.8 million (£0.7 million).

On November 27, 2022, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”) as purchasers. Pursuant to the Purchase Agreement, the Company sold, and the Investors purchased in a private placement an aggregate of 775 ADSs, prefunded warrants over 6,575 ADSs Series A warrants over 7,350 ADSs and Series B warrants over 7,350 ADSs for gross proceeds of $7.4 million (£6.1 million). In addition, the Company also issued placement agent warrants to purchase 551 ADSs.

During January of 2023, the Company issued 6,575 ADSs (on a post-ratio change basis) or 1,315,000 ordinary shares, par value £0.0001 per share of Company, based on a price per share of £0.0001 on exercise of pre-funded warrants that had been issued in prior financing rounds. As the pre-funded warrants contained a nominal exercise price, the exercise of the pre-funded warrants resulted in nominal proceeds to the Company.

On March 27, 2023, the Company, entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Investors, pursuant to which the Company agreed to issue and sell an aggregate of 1,075 ADSs (on a post-ratio change basis), or 215,000 ordinary shares, pre-funded warrants to purchase up to 16,112 ADS (the “Pre-Funded Warrants”), and Series C purchase warrants to purchase up to 17,187 ADSs (the “Ordinary Warrants” and together with the Pre-Funded Warrants and the ADSs, the “Securities”). In addition, the Company also issued placement agent warrants to purchase 1,289 ADSs. The purchase price for each ADS and associated Ordinary Warrants was $320 (on a post-ratio change basis) and the purchase price per each Pre-Funded Warrant and associated Ordinary Warrants was $319.80 (on a post-ratio change basis). The Ordinary Warrants were immediately exercisable, expire five (5) years from the date of issuance and the Pre-Funded Warrants may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The total net proceeds from this offering were approximately £4.0 million (or approximately $4.9 million), after deducting estimated offering expenses of approximately £0.5 million.

In the period from January 1, 2023 to August 8, 2023, the holders of Convertible Loan Notes exercised their rights to convert the notes to purchase 7,946 ADSs.

On August 30, 2023, the Company entered into an agreement with its Series A and B warrant holders whereby it induced outstanding warrants over 7,000 ADSs and 7,000 ADSs, respectively. In addition, the Company also entered into an agreement with its Series C warrant holders to induce all of the outstanding warrants (17,187). The inducement resulted in gross proceeds to the Company of approximately $2.8 million with an adjusted exercise price of £70.00 per ADS. In order to incentivize the inducement, the Company issued Series D warrants over 62,375 ADSs to the Series, A, B and C warrant holders. In addition, the Company also issued placement agent warrants to purchase 2,339 ADSs. The Ordinary Warrants were immediately exercisable and expire five 5.5 years from the date of issuance with an exercise price of £70.00 per ADS. The Company received aggregate gross proceeds of approximately £2.2 million (approximately $2.8 million) from the exercise of the Existing Warrants by the Holders, before deducting placement agent fees payable by the Company. The Company accounted for the inducement in accordance with modification and exchange guidance in ASC 815-40 (Derivatives and Hedging – Contracts in Entity’s Own Equity) and recognized the fair value of the issued Series D warrants as an equity issuance cost.

On December 18, 2023, the Company entered into a Securities Purchase Agreement with a certain institutional Investors pursuant to which the Company agreed to issue and sell to the Investor in a best-efforts public offering 7,500 ADSs representing 1,500,000 ordinary shares, pre-funded warrants to purchase up to 167,500 ADS representing 33,500,000 Ordinary Shares (the “Pre-Funded Warrants”), and Series E purchase warrants to purchase up to 175,000 ADSs representing 35,000,000 Ordinary Shares (the “Warrants” and together with the Pre-Funded Warrants and the ADSs, the “Securities”). In addition, the Company issued placement agent warrants to purchase 13,125 ADSs representing 2,625,000 ordinary shares. The purchase price for each ADS and associated Warrant was $20.00 and the purchase price per each Pre-Funded Warrant and associated Warrant was $19.99. The Warrants are immediately exercisable, will expire five years from the date of issuance and had an exercise price of £15.814. The relative fair value of the warrants upon issuance were approximately $1.5 million. The Pre-Funded Warrants may be exercised at any time until all of the Pre-Funded Warrants are exercised in full at an exercise price of $0.01 per ADS. Additionally, the Company agreed that the Series E warrants to purchase up to an aggregate of 62,375 ADSs of the Company that were previously issued on September 5, 2023, at an exercise price of £70.00 per ADS and an expiration date of March 5, 2029, were amended effective upon the closing of the offering so that the amended warrant will have a reduced exercise price of £15.814 (or $20.00, as translated for illustration to U.S. dollars at the rate of £1.00 to $1.264 as of December 18, 2023) per ADS.

During January of 2024, the Company issued 139,800 ADSs (on a post-ratio change basis) or 27,960,000 ordinary shares, par value £0.0001 per share of Company, based on a price per share of £0.0001 on exercise of pre-funded warrants that had been issued in prior financing rounds. As the pre-funded warrants contained a nominal exercise price, the exercise of the pre-funded warrants resulted in nominal proceeds to the Company.

On March 11, 2024, the company issued 2,421,400 (12,107 ADSs) ordinary shares (on a post-ratio change basis), par value £0.0001 per share of Company, based on a price per share of £0.0001 on exercise of share options that had been issued to a consultant as part of the consideration for undertaking consulting services.

On March 11, 2024, the Company issued 476,153 (2,381 ADSs) ordinary shares (on a post-ratio change basis), par value £0.0001 per share of Company to Bryan Kobel, the Chief Executive Officer of the Company following an agreement to convert an aggregate amount of approximately £19,765 (or approximately $24,760) of accrued but unpaid contractual pension benefits owed to him. The issued ADSs were based on a price per ADS equal to the closing price of the Company’s ADSs on the Nasdaq Capital Market on March 7, 2024.

On March 12, 2024, the Company issued 62,375 ADSs representing 12,475,000 ordinary shares (on a post-ratio change basis) of the Company upon exercise of outstanding warrants resulting in gross cash proceeds to the Company of £986,772 (approximately $1,263,000).

On May 6, 2024, the Company entered into a letter agreement (the “Inducement Letter”) with certain holders (the “Holders”) of existing Series E warrants (the “Existing Warrants”) to purchase ordinary shares represented by ADSs of the Company. The Existing Warrants were issued on December 21, 2023 and have an exercise price of £17.85 per ADS. Pursuant to the Inducement Letter, the Holders agreed to exercise for cash their Existing Warrants to purchase an aggregate of 175,000 ADSs of the Company for cash and the payment of £0.99625 (US$1.25) per new warrant in consideration for the Company’s agreement to issue new Series F warrants to purchase ordinary shares represented by ADSs (the “New Warrants”) to purchase up to 70,000,000 (on a post-ratio change basis) of the Company’s ordinary shares represented by 350,000 ADSs (the “New Warrant ADSs”). The Company received aggregate gross proceeds of approximately £3.1 million from the exercise of the Existing Warrants by the Holders, prior to deducting placement agent fees and estimated offering expenses.

On August 13, 2024, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an investor (the “Investor”) pursuant to which the Company agreed to issue and sell to the Investor in a best-efforts public offering 23,950 ADSs representing 4,790,000 Ordinary Shares, pre-funded warrants to purchase up to 1,976,050 ADS representing 395,210,000 Ordinary Shares (the “Pre-Funded Warrants”), and series G purchase warrants to purchase up to 2,000,000 ADSs representing 400,000,000 Ordinary Shares (the “Warrants” and together with the Pre-Funded Warrants and the ADSs, the “Securities”). The purchase price for each ADS and associated Warrant was $1.00 and the purchase price per each Pre-Funded Warrant and associated Warrant was $0.999. The Warrants are immediately exercisable, will expire one (1) year from the date of issuance and have an exercise price of £0.78 (or $1.00, as translated for illustration to U.S. dollars at the rate of £1.00 to $1.277 as of August 12, 2024) per ADS, subject to adjustment as set forth therein. The Pre-Funded Warrants may be exercised at any time until all of the Pre-Funded Warrants are exercised in full at an exercise price of $0.001 per ADS, subject to adjustment therein. The offering (the “Offering”) closed on August 15, 2024. The Offering resulted in gross proceeds of $2.0 million before deducting related offering expenses. The Securities were offered by the Company pursuant to a registration statement on Form F-1 (File No. 333-280659), and each amendment thereto, which was declared effective by the Securities and Exchange Commission (the “Commission”) on August 12, 2024.

On August 28, 2024, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Investor”) pursuant to which the Company agreed to issue and sell to the Investor in a best-efforts public offering 53,558 ADSs representing 10,711,600 Ordinary Shares, par value £0.0001 per share, pre-funded warrants to purchase up to 5,946,442 ADS representing 1,189,288,400 Ordinary Shares (the “Pre-Funded Warrants”), and series H purchase warrants to purchase up to 6,000,000 ADSs representing 1,200,000,000 Ordinary Shares (the “Warrants” and together with the Pre-Funded Warrants and the ADSs, the “Securities”). The purchase price for each ADS and associated Warrant is $1.00 and the purchase price per each Pre-Funded Warrant and associated Warrant is $0.999. The Warrants are immediately exercisable, will expire one year from the date of issuance and have an exercise price of £0.76 (or $1.00, as translated for illustration to U.S. dollars at the rate of £1.00 to $1.3193 as of August 28, 2024) per ADS, subject to adjustment. The Pre-Funded Warrants may be exercised at any time until all of the Pre-Funded Warrants are exercised in full at an exercise price of $0.001 per ADS, subject to adjustment. The offering closed on August 29, 2024. The offering resulted in gross proceeds of $6.0 million before deducting related offering expenses.

Series G and H warrants representing a total of 1,142,000 ADSs have been exercised and the Company has received $1.1 million in cash receipts as of November 25, 2024, in connection with the exercise of warrants issued in August 2024.

Ordinary Shares

As of November 25, 2024, we had issued and outstanding 1,641,573,241 ordinary shares of £0.0001 each, held by 6 shareholders of record. Each issued ordinary share is fully paid.

Holders of ordinary shares are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders and do not have cumulative voting rights.

Any distribution made as result of winding-up, dissolution or liquidation of our company and any dividend declared will be distributed in proportion to the number of fully paid ordinary shares held.

Options

We have established equity incentive plans pursuant to which we have issued options to purchase ordinary shares to employees, consultants and directors. As of November 25, 2024, there were 24,070,551 ordinary shares issuable upon exercise of outstanding options under our equity incentive plans. The options lapse after ten years from the date of the grant.

Memorandum and Articles of Association

The following is a summary of certain provisions of our memorandum and articles of association. Please note that this is only a summary and is not intended to be exhaustive. For further information please refer to the full version of our articles of association, which is included as an exhibit to our most recent Annual Report on Form 10-K.

Purpose

The Articles of Association contain no specific restrictions on our purpose and therefore, by virtue of section 31(1) of the Companies Act, our purpose is unrestricted.

Share Capital

Our share capital currently consists of ordinary and deferred shares. We may issue new classes of shares with such rights or restrictions as may be determined by ordinary resolution of the shareholders, including shares which are to be redeemed, or are liable to be redeemed at our option or the option of the holder of such shares.

Voting

The shareholders have the right to receive notice, in accordance with the Companies Act (generally 21 days), of, and to vote at, our general meetings. Each shareholder who is present in person (or, being a corporation, by representative) at a general meeting on a show of hands has one vote and, on a poll, every such holder who is present in person (or, being a corporation, by representative) or by proxy has one vote in respect of every share held by him. Generally, any resolution put to the vote of a general meeting shall be decided on a show of hands, although a poll may be demanded at the meeting on any resolution by the chairman, or by not less than five shareholders (present in person or by proxy) who are entitled to vote on the resolution, or by a shareholder or shareholders (present in person or by proxy) representing in aggregate not less than one-tenth of the total voting rights or sums paid up of all the shareholders having the right to vote on the resolution. The holders of the deferred shares are not entitled to receive notice of, nor to attend, speak or vote at, any general meeting of the company.

Variation of Rights

Whenever our share capital is divided into different classes of shares, the special rights attached to any class may be varied or abrogated either with the consent in writing of the holders of three-fourths in nominal value of the issued shares of that class or with the sanction of a special resolution (which requires a 75% vote) passed at a general meeting of the holders of the shares of that class, and may be so varied and abrogated while the company is a going concern.

Dividends

We may, subject to the provisions of the Companies Act and the Articles of Association, by ordinary resolution declare dividends to be paid to shareholders not exceeding the amount recommended by our board of directors. Subject to the provisions of the Companies Act, if, at the discretion of board of directors, our profits available for distribution justify such payments, the board of directors may pay interim dividends on any class of our share.

Any dividend unclaimed after a period of 12 years from the date such dividend was declared or became payable shall, if the board of directors’ resolve, be forfeited and shall revert to us. No dividend or other moneys payable on or in respect of a share shall bear interest as against us.

Transfer of Ordinary Shares

Each member may transfer all or any of his shares which are in certificated form by means of an instrument of transfer in any usual form or in any other form which the board of directors may approve.

The board of directors may, in its absolute discretion, refuse to register a transfer of certificated shares unless:

(i)	it is for a share which is fully paid up;

(ii)	it is for a share upon which the company has no lien;

(iii)	it is only for one class of share;

(iv)	it is in favor of a single transferee or no more than four joint transferees;

(v)	it is duly stamped or is duly certificated or otherwise shown to the satisfaction of the board of directors to be exempt from stamp duty; and

(vi)	it is delivered for registration to the registered office of the company (or such other place as the board of directors may determine), accompanied (except in the case of a transfer by a person to whom the company is not required by law to issue a certificate and to whom a certificate has not been issued or in the case of a renunciation) by the certificate for the shares to which it relates and such other evidence as the board of directors may reasonably require to prove the title of the transferor (or person renouncing) and the due execution of the transfer or renunciation by him or, if the transfer or renunciation is executed by some other person on his behalf, the authority of that person to do so.

Our board of directors shall not refuse to register any transfer of partly paid shares in respect of which ADSs are admitted to Nasdaq on the grounds that they are partly paid shares in circumstances where such refusal would prevent dealings in such shares from taking place on an open and proper basis.

Each shareholder may transfer all or any of his shares which are in uncertificated form by means of a relevant system in such manner provided for, and subject as provided in, the uncertificated securities rules and the Nasdaq rules. No provision of the Articles applies in respect of an uncertificated share to the extent that it requires or contemplates the effecting of a transfer by an instrument in writing or the production of a certificate for the share to be transferred.

Allotment of Shares and Pre-emption Rights

Subject to the Companies Act and to any rights attached to existing shares, any share may be issued with or have attached to it such rights and restrictions as the company may by ordinary resolution determine, or if no ordinary resolution has been passed or so far as the resolution does not make specific provision, as the board of directors may determine (including shares which are to be redeemed, or are liable to be redeemed at the option of the company or the holder of such shares).

In accordance with section 551 of the Companies Act, the board of directors may be generally and unconditionally authorized to exercise all the powers of the company to allot shares up to an aggregate nominal amount equal to the amount stated in the relevant ordinary resolution authorizing such allotment. The authorities referred to above were included in the ordinary resolutions passed on January 14, 2022.

The provisions of Section 561 of the Companies Act (which confer on shareholders rights of pre-emption in respect of the allotment of equity securities which are paid up in cash) apply to the company except to the extent disapplied by special resolution of the shareholders of the company. Such pre-emption rights have been generally disapplied to all share issuances by a special resolution passed on January 14, 2022.

Deferred shares

Deferred shares have the following properties:

a.	do not entitle their holders to receive any dividend or other distribution;
b.	do not entitle their holders to receive a share certificate in respect of the relevant shareholding;
c.	do not entitle their holders to receive notice of, nor to attend, speak or vote at, any general meeting of the Company;
d.	entitles their holders on a return of capital on a winding up of the Company (but not otherwise) only to the repayment of the amount paid up on that share after payment of the capital paid up on each Ordinary Share in the share capital of the Company and the further payment of £100,000,000 on each ordinary share;
e.	do not entitle their holders to any further participation in the capital, profits or assets of the Company. The Deferred Shares shall not be capable of transfer at any time other than with the prior written consent of the directors of the Company.

Alteration of Share Capital

The company may by ordinary resolution consolidate its share capital into shares of larger nominal value than its existing shares, or cancel any shares which, at the date of the ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the nominal amount of shares so canceled or sub-divide its shares, or any of them, into shares of smaller nominal value.

The company may, in accordance with the Companies Act, reduce or cancel its share capital or any capital redemption reserve or share premium account in any manner and with and subject to any conditions, authorities and consents required by law.

Board of Directors

Unless otherwise determined by the company by ordinary resolution, the number of directors (other than any alternate directors) shall not be less than two and no more than 11.

Subject to the Articles of Association and the Companies Act, the company may by ordinary resolution appoint a person who is willing to act as a director and the board of directors shall have power at any time to appoint any person who is willing to act as a director, in both cases either to fill a vacancy or as an addition to the existing board of directors. In addition to any power of removal conferred by the Companies Acts, the Company may by special resolution, or by ordinary resolution of which special notice has been given in accordance with section 312 of the Act, remove a Director at any time (without prejudice to a claim for damages for breach of contract or otherwise) and a director shall be removed from office if all other directors so direct.

Subject to the provisions of the Articles of Association, the board of directors may regulate their proceedings as they deem appropriate. A director may, and the secretary at the request of a director shall, call a meeting of the directors. The minimum notice required to call a meeting of the board of directors shall be 7 days, unless such notice is waived by all directors.

The quorum for a meeting of the board of directors is three (including at least one non-executive director and one executive director),

The Board may appoint one or more of its body as chairman or joint chairman and one or more of its body as deputy chairman of its meetings and may determine the period for which he is or they are to hold office and may at any time remove him or them from office.

Questions and matters requiring resolution arising at a meeting shall be decided by a majority of votes of the participating directors, with each director having one vote. In the case of an equality of votes, the chairman will have a casting vote or second vote.

The directors may establish committees of the board and appoint chairpersons and members to such committees, all as it considers appropriate and at its discretion.

Directors shall be entitled to receive such compensation as the board shall determine for their services to the company as directors, and for any other service which they undertake for the company. The directors shall also be entitled to be paid all reasonable expenses properly incurred by them in connection with their attendance at meetings of shareholders or class meetings, board of director or committee meetings or otherwise in connection with the exercise of their powers and the discharge of their responsibilities in relation to the company.

The board of directors may, in accordance with the requirements in the Articles of Association, authorize any matter proposed to them by any director which would, if not authorized, involve a director breaching his duty under the Companies Act, to avoid conflicts of interests.

A director seeking authorization in respect of such conflict shall declare to the board of directors the nature and extent of his interest in a conflict as soon as is reasonably practicable. The director shall provide the board with such details of the matter as are necessary for the board to decide how to address the conflict together with such additional information as may be requested by the board.

Any authorization by the board of directors will be effective only if:

(i)	to the extent permitted by the Companies Act, the matter in question shall have been proposed by any director for consideration in the same way that any other matter may be proposed to the directors under the provisions of the Articles;

(ii)	any requirement as to the quorum for consideration of the relevant matter is met without counting the conflicted director and any other conflicted director; and

(iii)	the matter is agreed to without the conflicted director, or any other interested director, voting; or would be agreed to if the conflicted director’s and any other interested director’s vote is not counted.

Subject to the provisions of the Companies Act, every director, secretary, or other officer of the company (other than an auditor) is entitled to be indemnified against all costs, charges, losses, damages, and liabilities incurred by him in the actual purported exercise or discharge of his duties or exercise of his powers or otherwise in relation to them.

There is no shareholding requirement for directors.

General Meetings

The company must convene and hold an annual general meeting every year and within 6 months of the Companies accounting reference date (which is currently set at December 31), in accordance with the Companies Act. Under the Companies Act, an annual general meeting must be called by notice of at least 21 clear days.

No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the choice or appointment of a chairman of the meeting which shall not be treated as part of the business of the meeting. Two shareholders present in person or by proxy and entitled to vote shall be a quorum for all purposes.

Borrowing Powers

Subject to the Articles of Association and the Companies Act, the board of directors may exercise all of the powers of the company to:

(a)	borrow money;

(b)	indemnify and guarantee;

(c)	mortgage or charge;

(d)	create and issue debentures and other securities; and

(e)	give security either outright or as collateral security for any debt, liability or obligation of the company or of any third party.

Capitalization of profits

The directors may, if they are so authorized by an ordinary resolution of the shareholders, decide to capitalize any undivided profits of the company (whether or not they are available for distribution), or any sum standing to the credit of the company’s share premium account or capital redemption reserve. The directors may also, subject to the aforementioned ordinary resolution, appropriate any sum which they so decide to capitalize to the persons who would have been entitled to it if it were distributed by way of dividend and in the same proportions.

Uncertificated Shares

Subject to the uncertificated securities rules, the board of directors may permit title to shares of any class to be issued or held otherwise than by a certificate and to be transferred by means of a “relevant system” (e.g. the depositary or custodian of the ADSs) without a certificate.

The board of directors may take such steps as it sees fit in relation to the evidencing of and transfer of title to uncertificated shares, any records relating to the holding of uncertificated shares and the conversion of uncertificated shares to certificated shares, or vice versa.

The company may by notice to the holder of an uncertificated share, require that share to be converted into certificated form.

The board of directors may take such other action that the board considers appropriate to achieve the sale, transfer, disposal, forfeiture, re-allotment or surrender of an uncertified share or otherwise to enforce a lien in respect of it.

Deferred Shares

The deferred shares of £0.4999 each in the capital of the company:

(i)	do not entitle its holders to receive any dividend or other distribution;

(ii)	do not entitle its holders to receive a share certificate in respect of the relevant shareholding;

(iii)	do not entitle its holders to receive notice of, nor to attend, speak or vote at, any general meeting of the Company;

(iv)	entitle its holders on a return of capital on a winding up of the Company (but not otherwise) only to the repayment of the amount paid up on that share after payment of the capital paid up on each ordinary share in the share capital of the Company and the further payment of £100,000,000 on each ordinary share;

(v)	do not entitle its holder to any further participation in the capital, profits or assets of the Company. The Deferred Shares shall not be capable of transfer at any time other than with the prior written consent of the directors of the Company.

Other Relevant United Kingdom Laws and Regulations

Shareholder protections found in provisions under the UK City Code on Takeovers and Mergers, or the Takeover Code, will not apply if the Company’s place of central management and control for the purposes of the Takeover Code is considered to be outside of the UK (or the Channel Islands or the Isle of Man).

The Takeover Code applies to all offers for companies which have their registered offices in the United Kingdom, the Channel Islands, or the Isle of Man if any of their equity share capital or other transferable securities carrying voting rights are admitted to trading on a UK regulated market or a UK multilateral trading facility or on any stock exchange in the Channel Islands or the Isle of Man.

The Takeover Code also applies to all offers for public companies and (in certain circumstances) private companies which have their registered offices in the United Kingdom, the Channel Islands or the Isle of Man which are considered by the Takeover Panel to have their place of central management and control in the United Kingdom, the Channel Islands or the Isle of Man (the “residency test”). The Company became subject to the Takeover Code as a UK resident, UK incorporated, public limited company on 10 January 2022 when the Company re-registered as a public limited company.

The residency test for the purposes of the Takeover Code is not satisfied as a majority of the Company’s directors will be resident overseas. Therefore, shareholders of the Company are not entitled to the benefit of the Takeover Code, including the rules regarding mandatory takeover bids (summarised below).

In the event that the residency test is satisfied at a point in the future the Takeover Code may apply to the Company in the future.

Mandatory Bid

Under the Takeover Code, where:

a.	any person, together with persons acting in concert with such person, acquires, whether by a series of transactions over a period of time or not, an interest in shares which (taken together with shares in which such person is already interested, and in which persons acting in concert with such person are interested) carry 30% or more of the voting rights of a company; or

b.	any person who, together with persons acting in concert with such person, is interested in shares which in the aggregate carry not less than 30% of the voting rights of a company but does not hold shares carrying more than 50% of such voting rights and such person, or any person acting in concert with such person, acquires an interest in any other shares which increases the percentage of shares carrying voting rights in which such person is interested;

such person shall, except in limited circumstances, be obliged to extend offers, on the basis set out in Rules 9.3, 9.4 and 9.5 of the Takeover Code, to the holders of any class of equity share capital, whether voting or non-voting, and also to the holders of any other class of transferable securities carrying voting rights. Offers for different classes of equity share capital must be comparable. The Takeover Panel should be consulted in advance in such cases.

(ii) an offer made under Rule 9 must, in respect of each class of share capital involved, be in cash or be accompanied by a cash alternative at not less than the highest price paid by the offeror or any person acting in concert with it for any interest in shares of that class during the 12 months prior to the announcement of that offer. The Panel should be consulted where there is more than one class of share capital involved.

(iii) under the Takeover Code, a “concert party” arises where persons acting together pursuant to an agreement or understanding (whether formal or informal and whether or not in writing) actively cooperate, through the acquisition by them of an interest in shares in a company, to obtain or consolidate control of the company. “Control” means holding, or aggregate holdings, of an interest in shares carrying 30% or more of the voting rights of the company, irrespective of whether the holding or holdings give de facto control.

Shareholders should note that the rules regarding mandatory takeover bids (summarised above) only apply to the Company when the Takeover Code applies.

Squeeze-out

(i)	Under sections 979 to 982 of the Companies Act, if an offeror were to acquire, or unconditionally contract to acquire, not less than 90% in value of the ordinary shares of the company and 90% of the voting rights carried by the ordinary shares of the company, it could then compulsorily acquire the remaining 10%. It would do so by sending a notice to outstanding shareholders telling them that it will compulsorily acquire their shares, provided that no such notice may be served after the end of: (a) the period of three months beginning with the day after the last day on which the offer can be accepted; or (b) if earlier, and the offer is not one to which section 943(1) of the Companies Act applies, the period of six months beginning with the date of the offer.

(ii)	Six weeks following service of the notice, the offeror must send a copy of it to the company together with the consideration for the ordinary shares to which the notice relates, and an instrument of transfer executed on behalf of the outstanding shareholder(s) by a person appointed by the offeror.

(iii)	The company will hold the consideration on trust for the outstanding shareholders.

Sell-out

(i)	Sections 983 to 985 of the Companies Act also give minority shareholders in the company a right to be bought out in certain circumstances by an offeror who has made a takeover offer. If a takeover offer relating to all the ordinary shares of the company is made at any time before the end of the period within which the offer could be accepted and the offeror held or had agreed to acquire not less than 90% of the ordinary shares, any holder of shares to which the offer related who had not accepted the offer could by a written communication to the offeror require it to acquire those shares. The offer is required to give any shareholder notice of his right to be bought out within one month of that right arising. The offeror may impose a time limit on the rights of minority shareholders to be bought out, but that period cannot end less than three months after the end of the acceptance period, or, if longer a period of three months from the date of the notice.

(ii)	If a shareholder exercises his rights, the offeror is bound to acquire those shares on the terms of the offer or on such other terms as may be agreed.

Availability of Shareholder rights

The rights attaching to the ordinary shares described above are only available to the holders of the ordinary shares, not to the holders of ADSs (save to the extent that such rights are replicated for the holders of ADSs). For legal purposes, our shareholders are the persons who are registered as the owners of the legal title to the ordinary shares and whose names are recorded in our share register. If a person who holds ADSs wishes to exercise any rights attaching to ordinary shares , they may be required to first take steps to withdraw their ADSs from the settlement system operated by the Depository Transfer Corporation, or DTC, and exchange their ADS for our ordinary shares thereby becoming the registered holder of the ordinary shares in our share register.

Differences in Corporate Law

The applicable provisions of the Companies Act 2006 differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act 2006 applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and Scottish law.

	SCOTLAND	DELAWARE
Number of Directors	A public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association.	A corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.

Removal of Directors	Shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided 28 clear days’ notice of the resolution has been given to the company and its shareholders. On receipt of notice of an intended resolution to remove a director, the company must forthwith send a copy of the notice to the director concerned. Certain other procedural requirements under the Companies Act must also be followed, such as allowing the director to make representations against his or her removal either at the meeting or in writing. In addition, the company’s articles of association contain various circumstances where the office of director is to be vacated including where a director is requested to resign by all of the other directors by notice in writing.	Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, stockholders may effect such removal only for cause, or (ii) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Vacancies on the Board of Directors	The procedure by which directors, other than a company’s initial directors, are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually.	Vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (i) otherwise provided in the certificate of incorporation or bylaws of the corporation or (ii) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Annual General Meeting	A public limited company must hold an annual general meeting, once a year, in the six-month period following the company’s annual accounting reference date.	The annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

General Meeting

A general meeting of the shareholders of a public limited company may be called by the directors.

Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings (excluding any paid up capital held as treasury shares) can require the directors to call a general meeting and, if the directors fail to do so within a certain period, may themselves convene a general meeting.

Special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of General Meetings	At least 21 clear days’ notice must be given for an annual general meeting and state the general purpose of the meeting and present any resolutions to be proposed at the meeting. Subject to a company’s articles of association providing for a longer period, at least 14 clear days’ notice is required for any other general meeting of a public limited company. In addition, certain matters, such as the removal of directors or auditors, require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.	Unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting.

Proxy	At any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.	At any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of may not issue a proxy representing the director’s voting rights as a director.

Pre-emptive Rights	“Equity securities,” being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution, referred to as “ordinary shares,” or (ii) rights to subscribe for, or to convert securities into, ordinary shares, proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act.	Stockholders have no pre-emptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

Authority to Allot	The directors of a company must not allot shares or grant rights to subscribe for or convert any security into shares unless an exception applies or an ordinary resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise, in each case in accordance with the provisions of the Companies Act.	If the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of shares of capital stock. The board of directors may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Liability of Directors and Officers	Any provision, whether contained in a company’s articles of association or any contract or otherwise, that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company, is void. Any provision by which a company directly or indirectly provides an indemnity, to any extent, for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is also void except as permitted by the Companies Act, which provides exceptions for the company to (i) purchase and maintain insurance against such liability; (ii) provide a “qualifying third party indemnity,” or an indemnity against liability incurred by the director to a person other than the company or an associated company or criminal proceedings in which he is convicted; and (iii) provide a “qualifying pension scheme indemnity,” or an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan.

A corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

● any breach of the director’s duty of loyalty to the corporation or its stockholders;

● acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

● intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

● any transaction from which the director derives an improper personal benefit.

Voting Rights

Unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the company’s articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act, a poll may be demanded by (i) not fewer than five shareholders having the right to vote on the resolution; (ii) any shareholder(s) representing not less than 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding any voting rights attaching to treasury shares); or (iii) any shareholder(s) holding shares in the company conferring a right to vote on the resolution (excluding any voting rights attaching to treasury shares) being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll.

Under the Companies Act, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and

Unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

Entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present, in person or by proxy, who, being entitled to vote, vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present, in person or by proxy, at the meeting.

Stockholder Vote on Certain Transactions

The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

● the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

● the approval of the court.

Generally, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

● the approval of the board of directors; and

● the approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of the corporation entitled to vote on the matter.

Standard of Conduct for Directors

A director owes various statutory and fiduciary duties to the company, including:

● to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;

● to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

● to act in accordance with the company’s constitution and only exercise his powers for the purposes for which they are conferred;

● to exercise independent judgment;

● to exercise reasonable care, skill and diligence;

● not to accept benefits from a third party conferred by reason of his being a director or doing, or not doing, anything as a director; and

● to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors owe fiduciary duties of care and loyalty to the corporation and to its stockholders. The duty of care generally requires that a director acts in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner that the director reasonably believes to be in the best interests of the corporation. Directors must not use their corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors who take any action designed to defeat a threatened change in control of the corporation.

In addition, when the board of directors approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the stockholders.

Stockholder Litigation	Under Scottish law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (ii) a shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some of its shareholders.

A stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

● state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and

● allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

● state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Listing

The ADSs are listed on The Nasdaq Capital Market under the symbol “TCBP”.

Transfer Agent and Registrar

Our share register is maintained by our registrar, Computershare Investor Services plc. The transfer agent and registrar for our ADSs is The Bank of New York Mellon.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer pursuant to this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any debt securities offered under such prospectus supplement may differ from the terms we describe below, and to the extent the terms set forth in a prospectus supplement differ from the terms described below, the terms set forth in the prospectus supplement shall control.

We may sell from time to time, in one or more offerings under this prospectus, debt securities, which may be senior or subordinated. We will issue any such senior debt securities under a senior indenture that we will enter into with a trustee to be named in the senior indenture. We will issue any such subordinated debt securities under a subordinated indenture, which we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus is a part. We use the term “indentures” to refer to either the senior indenture or the subordinated indenture, as applicable. The indentures will be qualified under the Trust Indenture Act of 1939, as in effect on the date of the indenture. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.

General

Each indenture provides that debt securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies. Neither indenture limits the amount of debt securities that may be issued thereunder, and each indenture provides that the specific terms of any series of debt securities shall be set forth in, or determined pursuant to, an authorizing resolution and/or a supplemental indenture, if any, relating to such series.

We will describe in each prospectus supplement the following terms relating to a series of debt securities:

●	title or designation;

●	the aggregate principal amount and any limit on the amount that may be issued;

●	the currency or units based on or relating to currencies in which debt securities of such series are denominated and the currency or units in which principal or interest or both will or may be payable;

●	whether we will issue the series of debt securities in global form, the terms of any global securities and who the depositary will be;

●	the maturity date and the date or dates on which principal will be payable;

●	the interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the date or dates interest will be payable and the record dates for interest payment dates or the method for determining such dates;
●	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

●	the terms of the subordination of any series of subordinated debt;

●	the place or places where payments will be payable;

●	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

●	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

●	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

●	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

●	whether we will be restricted from incurring any additional indebtedness;

●	a discussion of any material or special U.S. federal income tax considerations applicable to a series of debt securities;

●	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

●	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities. We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our ordinary shares or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of ordinary shares or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale; No Protection in Event of a Change of Control or Highly Leveraged Transaction

The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate.

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change of control), which could adversely affect holders of debt securities.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

●	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

●	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

●	if we fail to observe or perform any other covenant set forth in the debt securities of such series or the applicable indentures, other than a covenant specifically relating to and for the benefit of holders of another series of debt securities, and our failure continues for 90 days after we receive written notice from the debenture trustee or holders of not less than a majority in aggregate principal amount of the outstanding debt securities of the applicable series; and

●	if specified events of bankruptcy, insolvency or reorganization occur as to us.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under any bank credit agreements we may have in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the debenture trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and premium and accrued and unpaid interest, if any, on all debt securities of that series. Before a judgment or decree for payment of the money due has been obtained with respect to debt securities of any series, the holders of a majority in principal amount of the outstanding debt securities of that series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal, premium, if any, and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the applicable indenture (including payments or deposits in respect of principal, premium or interest that had become due other than as a result of such acceleration). We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

●	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

●	subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

●	these limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities;

●	the holder previously has given written notice to the debenture trustee of a continuing event of default with respect to that series;

●	the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

●	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series (or at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) other conflicting directions within 60 days after the notice, request and offer.

We will periodically file statements with the applicable debenture trustee regarding our compliance with specified covenants in the applicable indenture.

Modification of Indenture; Waiver

The debenture trustee and we may change the applicable indenture without the consent of any holders with respect to specific matters, including:

●	to fix any ambiguity, defect or inconsistency in the indenture; and

●	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series issued pursuant to such indenture.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) that is affected. However, the debenture trustee and we may make the following changes only with the consent of each holder of any outstanding debt securities affected:

●	extending the fixed maturity of the series of debt securities;

●	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any debt securities;

●	reducing the principal amount of discount securities payable upon acceleration of maturity;

●	making the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security; or

●	reducing the percentage of debt securities, the holders of which are required to consent to any amendment or waiver.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

●	the transfer or exchange of debt securities of the series;

●	replace stolen, lost or mutilated debt securities of the series;

●	maintain paying agencies;

●	hold monies for payment in trust;

●	compensate and indemnify the trustee; and

●	appoint any successor trustee.

In order to exercise our rights to be discharged with respect to a series, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, the premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange, and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange or in the applicable indenture, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

●	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

●	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under the applicable indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee under such indenture must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay the principal of and any premium and interest due on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities

Our obligations pursuant to any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of senior indebtedness we may incur. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase our ordinary shares represented by ADSs and/or debt securities in one or more series together with other securities or separately, as described in the applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement relating to the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

●	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

●	the currency or currency units in which the offering price, if any, and the exercise price payable;

●	the designation, amount and terms of the securities purchasable upon exercise of the warrants;

●	if applicable, the exercise price for our ADSs and the number of ADSs to be received upon exercise;

●	if applicable, the exercise price for our debt securities, the amount of debt securities to be received upon exercise, and a description of that series of debt securities;

●	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

●	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

●	any applicable material U.S. federal income tax consequences and any applicable material U.K. tax consequences;

●	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

●	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

●	if applicable, the date from and after which the warrants and the ADSs and/or debt securities will be separately transferable;

●	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

●	information with respect to book-entry procedures, if any;

●	the anti-dilution provisions of the warrants, if any;

●	any redemption or call provisions, if any;

●	whether the warrants may be sold separately or with other securities as parts of units; and

●	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Transfer Agent and Registrar

The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.

DESCRIPTION OF RIGHTS

General

We may issue rights to our shareholders to purchase our ordinary shares represented by ADSs or the other securities described in this prospectus. We may offer rights separately or together with one or more additional rights, debt securities, ordinary shares represented by ADSs, or warrants, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The following description sets forth certain general terms and provisions of the rights to which any prospectus supplement may relate. The particular terms of the rights to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the rights so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the rights, rights agreement or rights certificates described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable rights agreement and rights certificate for additional information before you decide whether to purchase any of our rights. We will provide in a prospectus supplement the following terms of the rights being issued:

●	the date of determining the shareholders entitled to the rights distribution;

●	the aggregate number of ordinary shares represented by ADSs or other securities purchasable upon exercise of the rights;

●	the exercise price;

●	the aggregate number of rights issued;

●	whether the rights are transferrable and the date, if any, on and after which the rights may be separately transferred;

●	the date on which the right to exercise the rights will commence, and the date on which the right to exercise the rights will expire;

●	the method by which holders of rights will be entitled to exercise;

●	the conditions to the completion of the offering, if any;

●	the withdrawal, termination and cancellation rights, if any;

●	whether there are any backstop or standby purchaser or purchasers and the terms of their commitment, if any;

●	whether shareholders are entitled to oversubscription rights, if any;

●	any applicable material U.S. federal income tax considerations and any applicable material U.K. tax considerations; and

●	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights, as applicable.

Each right will entitle the holder of rights to purchase for cash the principal amount of ordinary shares represented by ADSs or other securities at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the ordinary shares represented by ADS or other securities, as applicable, purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

Rights Agent

The rights agent for any rights we offer will be set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

The following description, together with the additional information that we include in any applicable prospectus supplements summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any provisions of the governing unit agreement that differ from those described below; and

●	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those set forth in any prospectus supplement or as described under “Description of Share Capital,” “Description of American Depositary Shares,” “Description of Debt Securities,” “Description of Warrants,” and “Description of Rights” will apply to each unit, as applicable, and to any ordinary shares represented by ADSs, debt security, warrant or right included in each unit, as applicable.

Unit Agent

The name and address of the unit agent, if any, for any units we offer will be set forth in the applicable prospectus supplement.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as a unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon acts as the depositary for the ADSs. As depositary, The Bank of New York Mellon will register and deliver the ADSs. Each ADS represents one ordinary share (or a right to receive and to exercise the beneficial ownership interests in one ordinary share) deposited with The Bank of New York Mellon, or any successor, as custodian, acting through an office located in the United Kingdom. Each ADS will also represent any other securities, cash or other property that may be held by the depositary in respect of the ordinary shares deposited with it. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, NY 10286.

Investors may hold ADSs either: (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in the investors name; or (ii) by having uncertificated ADSs registered in the investors name; or (B) indirectly by holding a security entitlement in ADSs through a broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If investors hold ADSs directly, it will be the registered ADS holder, also referred to as an ADS holder. This description assumes the investor is an ADS holder. If the investors holds the ADSs indirectly, the investor must rely on the procedures of its broker or other financial institution to assert the rights of ADS holders described in this section. Investors should consult with their broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

We will not treat the ADS holder as one of our shareholders, and the ADS holder will not have shareholder rights including the rights to attend shareholder meetings of any kind. Scottish law governs the shareholder rights of our company. The depositary will be the holder of the shares underlying the ADSs. As a registered holder of ADSs, the investor only will have ADS holder rights. A deposit agreement among the company, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, investors should read the entire deposit agreement and the form of ADR. Portions of this summary description describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Dividends and other distributions

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees, taxes and expenses. Investors will receive these distributions in proportion to the number of shares that the ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, investors lose some of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may: (i) exercise those rights on behalf of ADS holders; (ii) distribute those rights to ADS holders; or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, investors will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer. The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that investors may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to the ADS holder.

Deposit, withdrawal and cancellation

How are the ADSs issued?

The depositary will deliver ADSs if the investor or its broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees which may be payable, the depositary will register the appropriate number of ADSs in the names requested and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

ADS holders may surrender their ADSs for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at the ADS holders request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

ADS holders may surrender their ADR to the depositary for the purpose of exchanging the ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting rights

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. The voting rights of holders of ordinary shares are described in “Description of share capital and articles of association—Articles of association.”

If we request the depositary to solicit voting instructions (and we are not required to do so) from the ADS holders, the depositary will notify them of the relevant general meeting of shareholders and send or make voting materials available to the ADS holders. Those materials will describe the matters to be voted on and explain how the ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Scotland and the provisions of our Articles or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit voting instructions, ADS holder can still send voting instructions to the depositary, and, in that case, the depositary may try to vote as instructed, but it is not required to do so.

Except by instructing the depositary as described above, ADS holders will not be able to exercise voting rights unless they surrender the ADSs and withdraw the shares. However, the ADS holder may not know about the annual general meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed or as described in the following sentence. If we asked the depositary to solicit instructions at least 45 days before the meeting date, but the depositary does not receive voting instructions from the ADS holder by the specified date, it will consider that they have been authorized and directed to give a discretionary proxy to a person designated by us to attend the meeting solely for quorum purposes, but not to vote the ordinary shares on any matter presented to the shareholders.

We cannot give assurance that ADS holders will receive the voting materials in time to ensure that they can instruct the depositary to vote their shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that ADS holders may not be able to exercise voting rights, and there may be nothing an ADS holder can do if the shares are not voted as requested.

In order to give ADS holders a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$0.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to the holder had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$0.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when deposited or withdrawn shares

Expenses of the depositary	Cable (including SWIFT), telex and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of taxes

ADS holders will be responsible for any taxes or other governmental charges payable on the ADSs or on the deposited securities represented by any of the ADSs. The depositary may refuse to register any transfer of the ADSs or allow a holder to withdraw the deposited securities represented by the ADSs until those taxes or other charges are paid. It may apply payments owed to the holder or sell deposited securities represented by the ADSs to pay any taxes owed and the ADS holder will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and exchange offers; redemption, replacement or cancellation of deposited securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask the ADS holder to surrender their outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without the consent of the ADS holders for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, the ADS holder will be considered, by continuing to hold ADSs, to have agreed to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

●	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

●	we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

●	we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

●	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933, as amended;

●	we appear to be insolvent or enter insolvency proceedings;

●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on obligations and liability

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

●	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercises discretion permitted under the deposit agreement;

●	are not liable for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on behalf of the ADS holder or on behalf of any other person;

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

●	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for depositary actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Right to receive the shares underlying ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at an annual general meeting; or (iii) we are paying a dividend on our shares;

●	when the ADS holder owes money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct registration system

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Books of depositary; shareholder communications; inspection of register of holders of ADSs

The depositary will maintain ADS holder records at its depositary office. The depositary will make available for inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send copies of those communications or otherwise make those communications available to ADS holders if we ask it to. ADS holders have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury trial waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

ADS holders will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

EXPENSES

The following is an estimate of the expenses (all of which are to be paid by us) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$15,310
FINRA filing fee		(1)
Legal fees and expenses		(1)
Accounting fees and expenses		(1)
Printing expenses		(1)
Miscellaneous expenses		(1)
Total		$(1)

(1)	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the debt securities, warrants and units governed by U.S. law and certain other matters of U.S. law will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP. Unless the applicable prospectus supplement indicates otherwise, the validity of our ordinary shares underlying the ADSs and certain matters governed by Scottish law will be passed on for us by Addleshaw Goddard LLP. Additional legal matters may be passed upon for any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of TC BioPharm (Holdings) plc incorporated by reference in TC BioPharm (Holdings) plc’s Annual Report (Form 10-K) for the years ended December 31, 2023 and December 31, 2022, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The registered business address of Marcum LLP is 730 3rd Avenue, 11th Floor, New York, NY 10017, United States of America.

ENFORCEMENT OF JUDGMENTS

We are a corporation organized under the laws of Scotland. Substantially all of our assets and half of our directors and executive officers are located and reside, respectively, outside the United States. Because of the location of our assets and board members, it may not be possible for investors to serve process within the United States upon TCB or those persons with respect to matters arising under the United States federal securities laws or to enforce against us or persons located outside the United States judgments of United States courts asserted under the civil liability provisions of the United States federal securities laws. We understand that there is doubt as to the enforceability in Scotland and the United Kingdom, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the federal securities laws of the United States insofar as they are fines or penalties. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Scotland and the United Kingdom by reason of being a penalty. TC BioPharm (North America) Inc., a Delaware corporation, with a registered office at Business Filings, Inc. 108 West 13th Street, Wilmington, Delaware 19801, has been appointed agent to receive service of process in any action against TC BioPharm (Holdings) plc in any state or federal court in the State of New York.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting and other informational requirements of the Exchange Act. Under the Exchange Act, we file Annual Reports and other information with the SEC. As a foreign private issuer, we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The SEC maintains a web site that contains reports and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement of which this prospectus forms a part. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

We maintain a corporate website at https://tcbiopharm.com/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form F-3 under the Securities Act with the SEC with respect to the securities we may offer pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

●	our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2023, filed with the SEC on April 29, 2024;

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 1, 2024;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the SEC on May 15, 2024;

●	our Current Reports on Form 8-K (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) or Reports of Foreign Private Issuer on Form 6-K filed with the SEC on January 4, 2024, February 14, 2024, March 6, 2024, March 12, 2024, March 18, 2024, March 19, 2024, April 4, 2024, May 6, 2024, May 8, 2024, May 20, 2024, May 29, 2024, June 28, 2024, July 1, 2024, July 1, 2024, July 29, 2024, August 6, 2024, August 8, 2024, August 15, 2024, August 23, 2024, 2024, August 30, 2024 and October 11, 2024 and November 25, 2024.

●	our definitive Proxy Statement on Schedule 14A for our 2024 Annual Meeting of Shareholders, filed with the SEC on June 7, 2024;

●	the description of our Ordinary Shares contained in our registration statement on Form 8-A (File No. 001-41231) filed with the SEC on January 14, 2022, including any amendments or reports filed with the SEC for the purposes of updating such description.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) prior to the termination of this offering. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

TC BioPharm (Holdings) plc

Maxim 1, 2 Parklands Way

Holytown, Motherwell, ML1 4WR

Scotland, United Kingdom

+44 (0) 141 433 7557

We maintain an internet site at http://www.tcbiopharm.com. Our website and the information contained on or connected to it shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Up to $14,000,000

American Depositary Shares Representing Ordinary Shares

PROSPECTUS SUPPLEMENT

H.C. Wainwright & Co.

December 16, 2024